Exhibit 10.3

EXECUTION VERSION

$150,000,000

ABL CREDIT AGREEMENT

among

NCI GROUP, INC.,

ROBERTSON-CECO II CORPORATION,
as Borrowers,

NCI BUILDING SYSTEMS, INC.,

as a Guarantor,

THE LENDERS AND ISSUING LENDERS
FROM TIME TO TIME PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Issuing Lender, Swingline Lender, Administrative Agent and Collateral Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION AND

BANK OF AMERICA, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

dated as of February 8, 2018

(i)

(continued)

(ii)

(continued)

(iii)

(continued)

(iv)

(continued)

SCHEDULES

A	—	Commitments and Addresses
1.1(b)	—	Credit Card Issuers
1.1(c)	—	Credit Card Processors
1.1(d)	—	Disposition of Certain Assets
1.1(g)	—	Existing Investments
1.1(h)	—	Designated Cash Management Agreements
1.1(i)	—	Designated Hedging Agreements
3.4	—	Existing Letters of Credit
4.16	—	DDAs and Concentration Accounts
5.4	—	Consents Required
5.6	—	Litigation
5.9	—	Intellectual Property Claims
5.15	—	Subsidiaries
5.17	—	Environmental Matters
5.20	—	Insurance
7.2	—	Website Address for Electronic Financial Reporting
7.12	—	Post-Closing Collateral Requirements
8.11	—	Affiliate Transactions
8.13(d)	—	Closing Date Existing Indebtedness
8.14(b)	—	Existing Liens

EXHIBITS

A-1	—	Form of Revolving Credit Note
A-2	—	Form of Swingline Note
B	—	Form of Guarantee and Collateral Agreement
C	—	Form of ABL/Term Loan Intercreditor Agreement
D	—	Form of U.S. Tax Compliance Certificate
E	—	Form of Assignment and Acceptance
F	—	Form of Swingline Loan Participation Certificate
G	—	Form of Secretary’s Certificate
H	—	Form of Officer’s Certificate
I	—	Form of Solvency Certificate
J-1	—	Form of Borrowing Request
J-2	—	Form of L/C Request
K	—	Form of Borrowing Base Certificate
L	—	Form of Lender Joinder Agreement
M	—	Form of Collateral Access Agreement
N	—	Form of Subsidiary Borrower Joinder
O	—	Form of Junior Lien Intercreditor Agreement
P	—	Form of Compliance Certificate
Q	—	Form of Tax Sharing Agreement

(v)

ABL CREDIT AGREEMENT, dated as of February 8, 2018, among NCI GROUP, INC., a Nevada corporation (together with any successor in interest thereto, “NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (together with any successor in interest thereto, “Robertson”, and together with NCI Group, collectively and as further defined in Subsection 1.1, the “Borrowers” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Parent”), as a Guarantor, the several banks and other financial institutions from time to time party hereto (as further defined in Subsection 1.1, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as swingline lender (in such capacity, the “Swingline Lender”), as an issuing lender (in such capacity, an “Issuing Lender”), as administrative agent (in such capacity and as further defined in Subsection 1.1, the “Administrative Agent”) for the Lenders hereunder and as collateral agent (in such capacity and as further defined in Subsection 1.1, the “Collateral Agent”) for the Secured Parties (as defined in Subsection 1.1) and the Issuing Lenders.

WITNESSETH:

WHEREAS, the Borrowers have requested that the Administrative Agent, Issuing Lender and Lenders enter into financing arrangements with the Borrowers pursuant to which the Lenders may make loans and provide other financial accommodations to the Borrowers; and

WHEREAS, the Issuing Lender and each Lender are willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Borrowers on the terms and conditions set forth herein and the Administrative Agent is willing to act as agent for the Issuing Lenders and Lenders on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1

Definitions

1.1           Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“2009 Transaction Agreements”: collectively, (i) the CD&R Indemnification Agreement, (ii)  the CD&R Investment Agreement, (iii) the CD&R Registration Rights Agreement, (iv) the CD&R Stockholders Agreement and (v) any agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting or advisory services, or any financing, underwriting or placement services or other investment banking activities to, for or in respect of any Parent Entity or any of its Subsidiaries, (b) any offering of securities or other financing activity or arrangement of or by any Parent Entity or any of its Subsidiaries or (c) any action or failure to act of or by any Parent Entity or any of its Subsidiaries (or any of their respective predecessors), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

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“30-Day Specified Excess Availability”: as of the date of any Specified Transaction, the sum of (x) the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the 30 consecutive day period immediately preceding such Specified Transaction plus the sum of each day’s Specified Suppressed Availability during such 30-day period (in each case calculated on a pro forma basis for each day during such 30-day period to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Transaction) by (b) 30 days plus (y) Specified Unrestricted Cash as at the date of such Specified Transaction (but excluding therefrom the cash proceeds of any Specified Equity Contribution) plus, for purposes of determining clause (c) of the definition of “Availability Percentage” and clause (d) of the definition of “Fixed Charge Condition”, the aggregate availability under all other committed revolving credit facilities of the Loan Parties.

“ABL Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement, whether or not the same remains in full force and effect.

“ABL/Term Loan Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, between the Collateral Agent and the Term Loan Agent (in its capacity as collateral agent under the Term Loan Documents), and acknowledged by certain of the Loan Parties, substantially in the form attached hereto as Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“ABL Term Loans”: Incremental ABL Term Loans, Extended ABL Term Loans and Other ABL Term Loans.

“ABR”: when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loans”: Loans to which the rate of interest applicable is based upon the Alternate Base Rate.

“Accelerated”: as defined in Subsection 9.1(e).

“Acceleration”: as defined in Subsection 9.1(e).

“Account Debtor”: each Person who is obligated on an Account, Chattel Paper or General Intangible.

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“Accounts”: “accounts” as defined in the UCC and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Account Debtors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition Consideration”: the purchase consideration for any acquisition and all other payments by the Parent or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any acquisition, consisting of cash or by exchange of property (other than Capital Stock of any Parent Entity) or the assumption of Indebtedness payable at or prior to the consummation of such acquisition or deferred for payment at any future time (provided that any such future payment is not subject to the occurrence of any contingency). For purposes of the foregoing, any Acquisition Consideration consisting of property shall be valued at the fair market value thereof (as determined in good faith by the Borrower Representative).

“Additional Agent”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Additional Assets”: (a) any property or assets that replace the property or assets that are the subject of an Asset Sale; (b) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent or a Restricted Subsidiary or otherwise useful in a business permitted by Subsection 8.9 and any capital expenditures in respect of any property or assets already so used; (c) the Capital Stock of a Person that is engaged in a business permitted by Subsection 8.9 and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent or another Restricted Subsidiary; or (d) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”: as defined in the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Additional Lender”: as defined in Subsection 2.6(a).

“Additional Obligations”: senior or subordinated Indebtedness (which Indebtedness may be (w) secured by a Lien ranking pari passu to the Lien securing the First Lien Term Obligations, (x) secured by a Lien ranking junior to the Lien securing the First Lien Term Obligations, (y) unsecured or (z) in the case of Indebtedness issued or incurred by an Escrow Subsidiary, secured by a Lien on the proceeds of such Additional Obligations which were subject to an escrow or similar arrangement and Liens on any related deposit of cash, Cash Equivalents or Temporary Cash Investments (as defined in the Term Loan Credit Agreement) to cover interest and premium in respect of such Additional Obligations), including customary bridge financings, in each case issued or incurred by any Loan Party or Escrow Subsidiary in compliance with Subsection 8.13.

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“Additional Obligations Documents”: any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Term Loan Documents) issued or executed and delivered with respect to any Additional Obligations or Rollover Indebtedness by any Loan Party or Escrow Subsidiary.

“Additional Term Credit Facility”: a new term loan facility under the definition of “Additional Credit Facilities” as defined in the ABL/Term Loan Intercreditor Agreement.

“Adjusted LIBOR Rate”: with respect to any Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) determined by the Administrative Agent to be equal to (a) the LIBOR Rate for such Borrowing of Eurodollar Loans in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Borrowing of Eurodollar Loans for such Interest Period.

“Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Subsection 10.9.

“Affected Eurodollar Rate”: as defined in Subsection 4.7.

“Affected Loans”: as defined in Subsection 4.9.

“Affiliate”: as to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Advance”: as defined in Subsection 2.1(c).

“Agent Advance Period”: as defined in Subsection 2.1(c).

“Agents”: the collective reference to the Administrative Agent and the Collateral Agent and “Agent” shall mean any of them.

“Aggregate Lender Exposure”: the sum of (a) the aggregate principal amount of all Revolving Credit Loans then outstanding, (b) the aggregate amount of all L/C Obligations at such time and (c) the aggregate amount of all Swingline Exposure at such time.

“Aggregate Outstanding Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding, (b) the aggregate amount equal to such Revolving Credit Lender’s Commitment Percentage of the L/C Obligations then outstanding and (c) the aggregate amount equal to such Revolving Credit Lender’s Commitment Percentage, if any, of the Swingline Loans then outstanding.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

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“AHYDO Payment”: a payment in respect of Indebtedness in an amount sufficient (as determined by the Borrower Representative in good faith) to ensure that such Indebtedness will not be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

“Alternate Base Rate”: for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1.00%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as the case may be, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively.

“Amendment”: as defined in Subsection 8.8(d).

“Applicable Commitment Fee Rate”: a rate per annum equal to the rate set forth below opposite the applicable Average Daily Used Percentage:

Level	Average Daily Used Percentage	Commitment Fee Rate
I	Greater than or equal to 50%	0.25%
II	Less than 50%	0.35%

Each change in the Applicable Commitment Fee Rate resulting from a change in Average Daily Used Percentage for the most recent Fiscal Quarter ended immediately preceding the first day of a Fiscal Quarter shall be effective with respect to all Unutilized Commitments in effect on and after such first day of such Fiscal Quarter. Notwithstanding the foregoing, Average Daily Used Percentage (i) shall be deemed to be in Level I from the Closing Date to the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Subsection 7.2(e) for the first Fiscal Quarter ended at least three months after the Closing Date and (ii) shall be deemed to be in Level II at any time (after the expiration of the applicable cure period) during which the Borrower Representative has failed to deliver the Borrowing Base Certificate required by Subsection 7.2(e).

In addition, at all times while an Event of Default known to the Borrower Representative shall have occurred and be continuing, the Applicable Commitment Fee Rate shall not decrease from that previously in effect as a result of the delivery of such Borrowing Base Certificate.

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“Applicable Margin”: a rate per annum equal to the rate set forth below for the applicable type of Loan and opposite the applicable Average Daily Excess Availability Percentage:

		Applicable Margin
Level	Average Daily Excess Availability Percentage	Alternate Base Rate	Adjusted LIBOR
I	Less than 20%	0.75%	1.75%
II	Greater than or equal to 20% but less than 40%	0.50%	1.50%
III	Greater than or equal to 40%	0.25%	1.25%

Each change in the Applicable Margin resulting from a change in Average Daily Excess Availability Percentage for the most recent Fiscal Quarter ended immediately preceding the first day of a Fiscal Quarter shall be effective with respect to all Loans and Letters of Credit outstanding on and after such first day of such Fiscal Quarter. Notwithstanding the foregoing, Average Daily Excess Availability Percentage (i) shall be deemed to be in Level III from the Closing Date to the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Subsection 7.2(e) for the first Fiscal Quarter ended at least three months after the Closing Date and (ii) shall be deemed to be in Level I at any time (after the expiration of the applicable cure period) during which the Borrower Representative has failed to deliver the Borrowing Base Certificate required by Subsection 7.2(e).

In addition, at all times while an Event of Default known to the Borrower Representative shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such Borrowing Base Certificate.

“Approved Foreign Currency”: Canadian Dollars, Euros and British Pounds.

“Asset Sale”: any sale, issuance, conveyance, transfer, lease or other disposition (a “Disposition”), by the Parent or any Restricted Subsidiary in one or a series of related transactions, of any real or personal, tangible or intangible, property (including Capital Stock (other than director’s qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law)) of the Parent or any of its Restricted Subsidiaries, other than:

(a)          the sale or other Disposition of obsolete, worn-out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)          the sale or other Disposition of any property (including Inventory) in the ordinary course of business;

(c)          the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Parent, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;

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(d)          as permitted by Subsection 8.2(b) or pursuant to any Sale and Leaseback Transaction;

(e)          subject to any applicable limitations set forth in Subsection 8.2, Dispositions of any assets or property by the Parent or any of its Restricted Subsidiaries to the Parent, any Qualified Loan Party or any Wholly Owned Subsidiary of the Parent;

(f)          (i) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent, no longer economically practicable to maintain or useful in the conduct of the business of the Parent and its Subsidiaries taken as a whole, and (ii) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property;

(g)          any Disposition by Parent or any of its Restricted Subsidiaries for aggregate consideration not to exceed $2,500,000;

(h)          any Disposition set forth on Schedule 1.1(d);

(i)          bulk sales or other dispositions of the Inventory of the Parent or any of its Restricted Subsidiaries not in the ordinary course of business in connection with closing of manufacturing facilities, at arm’s length;

(j)          any Disposition of cash, Cash Equivalents or Temporary Cash Investments;

(k)          any Restricted Payment Transaction;

(l)          any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Parent or any Restricted Subsidiary, so long as the Parent or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(m)          any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business;

(n)          any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including any sale/leaseback transaction or asset securitization;

(o)          any disposition arising from foreclosure, condemnation, eminent domain, or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Parent in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;

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(p)          a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition;

(q)          a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors;

(r)          the creation or granting of any Lien permitted under this Agreement;

(s)          the issuance, sale or other Disposition by the Parent of Capital Stock of the Parent and its Subsidiaries after the date hereof (provided, that, after giving effect thereto, no Change of Control shall occur) and the issuance, sale or other Disposition of Capital Stock of any Subsidiary to the Parent or any other Subsidiary;

(t)          the issuance, sale or other Disposition of Capital Stock of the Parent pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of the Parent for the benefit of its employees, directors and consultants; and

(u)          any Disposition of Capital Stock of a Subsidiary that becomes a Parent Entity (“New Parent”), including as a result of a merger of the Parent with a Subsidiary in which (x) previously outstanding Capital Stock of the Parent is converted into or becomes a right to receive Capital Stock of a New Parent and (y) Capital Stock of the Parent as the continuing or surviving Person in such merger consists of Capital Stock directly or indirectly held by a New Parent; provided that after giving effect thereto, no Change of Control shall occur.

“Assignee”: as defined in Subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E hereto.

“Auto-Renewal L/C”: as defined in Subsection 3.1(c).

“Availability”: the lesser of (x) the aggregate Commitments as in effect at such time and (y) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered to the Administrative Agent, as adjusted for any Availability Reserve that has been established by the Administrative Agent, and has become effective, in accordance with Subsection 2.1(b), and for any decrease in or discontinuation of any Availability Reserve, after the delivery of such Borrowing Base Certificate).

“Availability Percentage”: as defined in the definition of “Payment Condition” in this Subsection 1.1.

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“Availability Reserves”: reserves, if any, (1) established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the Borrowing Base, including such reserves, subject to Subsection 2.1(b), as the Administrative Agent, in its Permitted Discretion, determines as being appropriate to reflect any impairment to (A) the value, or the collectability in the ordinary course of business, of Eligible Accounts or Eligible Credit Card Receivables (including on account of bad debts and dilution) or the value (based on cost and quantity) of Eligible Inventory or (B) the enforceability or priority of the Lien on the Collateral consisting of Eligible Accounts, Eligible Credit Card Receivables or Eligible Inventory included in the Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral) and (2) constituting Cash Management Reserves and Designated Hedging Reserves established in accordance with Subsection 2.1(b).

“Available Excluded Contribution Amount Basket”: as of any date, the excess, if any, of (a) the Net Proceeds from Excluded Contributions received by the Parent as of such date over (b) the Net Proceeds from Excluded Contributions as of such date designated or applied prior to such date, or on such date in a separate designation or application, to an Investment made pursuant to Subsection 8.12, cash consideration for acquisitions made pursuant to clause (c)(ii)(y) of the definition of “Permitted Acquisitions” a Restricted Payment made pursuant to Subsection 8.3(f) or 8.3(g) or any payments, prepayments, repurchases or redemptions of Restricted Indebtedness made pursuant to Subsection 8.6(a).

“Available Incremental Amount”: at any date of determination, without duplication, an amount equal to the sum produced by calculating the difference between (a) the sum of (x) the Commitments (other than Incremental Revolving Commitments, Supplemental Commitments and Commitments being terminated on such date) plus (y) the sum of the aggregate outstanding principal amount of all Incremental ABL Term Loans (after giving effect to any repayments of such Loans on such date) made plus all then existing Incremental Revolving Commitments and Supplemental Commitments (other than Commitments being terminated on such date) established in each case prior to such date pursuant to Subsection 2.6 and (b) $200,000,000; provided that the sum of clause (x) plus clause (y) may not at any time exceed $200,000,000.

“Average Daily Excess Availability Percentage”: for any Fiscal Quarter, the percentage derived by dividing (x) the average daily Excess Availability for such Fiscal Quarter by (y) the average daily amount of the aggregate Commitments during such Fiscal Quarter.

“Average Daily Used Percentage”: for any Fiscal Quarter, the percentage derived by dividing (a) the sum of (x) the average daily principal balance of all Revolving Credit Loans outstanding during such Fiscal Quarter plus (y) the average daily undrawn amount of all outstanding L/C Obligations by (b) the average daily amount of the aggregate Commitments during such Fiscal Quarter.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

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“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Parent or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Recovery and Resolution Directive”: Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

“Bankruptcy Proceeding”: as defined in Subsection 11.6(h)(iv).

“Base Rate”: for any day, a rate per annum that is equal to the corporate base rate of interest publicly announced from time to time by the Administrative Agent as its prime rate; each change in the Base Rate shall be effective on the date such change is effective.

“Benefited Lender”: as defined in Subsection 11.7(a).

“Blocked Account”: as defined in Subsection 4.16(b)(iii).

“Blocked Account Agreement”: as defined in Subsection 4.16(b)(iii).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower Representative.

“Borrower Materials”: as defined in Subsection 11.2(e).

“Borrower Representative”: the Parent or such other Loan Party as may be designated as the “Borrower Representative” by the Borrowers from time to time, in each case in its capacity as Borrower Representative pursuant to the provisions of Subsection 10.13.

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“Borrowers”: as defined in the Preamble hereto, and shall include any Subsidiary Borrowers, and in each case any successor in interest thereto.

“Borrowing”: the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Eurodollar Loans, the same Interest Period.

“Borrowing Base”: as of any date of determination, shall equal the sum of

(a) 85% of the Eligible Accounts; plus

(b) 85% of the Eligible Credit Card Receivables; plus

(c) 85% of the Net Orderly Liquidation Value of Eligible Inventory; minus

(d) the amount of all Availability Reserves; minus

(e) the outstanding principal amount of any ABL Term Loans.

“Borrowing Base Certificate”: as defined in Subsection 7.2(e).

“Borrowing Date”: any Business Day specified in a notice delivered pursuant to Subsection 2.2, 2.4, or 3.2 as a date on which the Borrower Representative requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Borrowing Request”: as defined in Subsection 2.2.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York (or with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York, the location of such Issuing Lender) are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Restricted Subsidiaries during such period (exclusive of (i) expenditures made for Permitted Investments (ii) expenditures made for acquisitions permitted by Subsection 8.4, (iii) interest capitalized during such period to the extent relating to Capital Expenditures or (iv) expenditures made with the proceeds of any equity securities issued or capital contributions received, or Indebtedness incurred, by the Parent or any of its consolidated Restricted Subsidiaries) that, in accordance with GAAP, are required to be included as capital expenditures on a consolidated statement of cash flows of such Person.

“Capital Stock”: as to any Person, any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

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“Captive Insurance Subsidiary”: any Subsidiary of the Parent that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Capped Incremental Facility”: as defined in the definition of “Maximum Incremental Facilities Amount”.

“Cash Equivalents”: any of the following: (1) money and (2) (a) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Term Loan Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2)(a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (2)(b) above, (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) investment funds investing at least 90.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that any such Person is permitted to make in accordance with applicable law.

“Cash Management Arrangements”: any agreement or arrangement relating to any service provided pursuant to a Bank Products Agreement.

“Cash Management Party”: any Person who has entered into a Bank Products Agreement with the Parent or any of its Subsidiaries.

“Cash Management Reserves”: reserves in an amount equal to the then reasonably anticipated monetary obligations of the Loan Parties under any Designated Cash Management Agreements owing to any Cash Management Party. Such anticipated monetary obligations shall be the amount calculated by the relevant Cash Management Party and provided to the Administrative Agent, the relevant Loan Party and the Borrower Representative together with the supporting calculations therefor (a) on or prior to the date on which the applicable Bank Products Agreement is designated as a Designated Cash Management Agreement and (b) thereafter promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or the Borrower Representative, as applicable.

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“CD&R”: Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

“CD&R Fund VIII”: Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto.

“CD&R Indemnification Agreement”: the Indemnification Agreement, dated as of October 20, 2009, by and among the Parent, certain CD&R Investors and CD&R and the other parties thereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“CD&R Investment Agreement”: the Investment Agreement, dated as of August 14, 2009, by and between the Parent and CD&R Fund VIII, as amended by the Amendment, dated as of August 28, 2009, the Amendment No. 2, dated as of August 31, 2009, the Amendment No. 3, dated as of October 8, 2009, and the Amendment No. 4, dated as of October 16, 2009, and as the same may be further amended, supplemented, waived or otherwise modified from time to time.

“CD&R Investors”: collectively, (i) CD&R Fund VIII, (ii) CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership, and any successor in interest thereto, and (iii) any Affiliate of any CD&R Investor identified in clauses (i) through (ii) of this definition.

“CD&R Registration Rights Agreement”: the Registration Rights Agreement, dated as of October 20, 2009, by and among the Parent and certain CD&R Investors, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“CD&R Stockholders Agreement”: the Stockholders Agreement, dated as of October 20, 2009, by and among the Parent and certain CD&R Investors, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Change in Law”: as defined in Subsection 4.11(a).

“Change of Control”: (a) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) of (A) if the Parent is a Subsidiary of any Parent Entity, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) so long as the Parent is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of the Parent and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) if the Parent is a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (B) so long as the Parent is not a Subsidiary of any Parent Entity, shares or units of Voting Stock having more than 35.0% of the total voting power of all outstanding shares of the Parent; or (b) the occurrence of a “Change of Control” (or comparable term) as defined in the Term Loan Credit Agreement then in existence relating to Indebtedness and unused commitments thereunder in an aggregate principal amount equal to or greater than $25,000,000.

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“Chattel Paper”: chattel paper (as such term is defined in Article 9 of the UCC).

“Closing Date”: the date on which all the conditions precedent set forth in Subsection 6.1 shall be satisfied or waived.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Access Agreement”: as defined in the definition of the term “Eligible Inventory” in this Subsection 1.1.

“Collateral Agent”: as defined in the Preamble hereto, and shall include any successor to the Collateral Agent appointed pursuant to Subsection 10.9.

“Collateral Representative”: (i) in respect of the ABL/Term Loan Intercreditor Agreement, the ABL Collateral Representative (as defined therein) and the Term Loan Collateral Representative (as defined therein), (ii) if any Junior Lien Intercreditor Agreement is then in effect, the Senior Priority Representative (as defined therein) and (iii) if any Other Intercreditor Agreement is then in effect, the Person acting as representative for the Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and the Guarantee and Collateral Agreement.

“Commitment”: as to any Lender, its obligation to make Revolving Credit Loans to the Borrowers in the amount set forth opposite such Lender’s name in Schedule A hereto or as may subsequently be set forth in the Register from time to time. The original amount of the aggregate Commitments of the Lenders is $150,000,000.

“Commitment Percentage”: of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the aggregate Commitments at such time; provided that for purposes of Subsections 4.15(d) and 4.15(e), the denominator shall be calculated disregarding the Commitment of any Defaulting Lender to the extent its Swingline Exposure or L/C Obligations is reallocated to the Non-Defaulting Lenders; provided, further, that if any such determination is to be made after the Commitments (and the related Commitments of the Lenders) has (or have) terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Commitments shall terminate as provided herein.

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“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in Subsection 7.2(a).

“Compliance Period”: any period commencing upon any determination by the Administrative Agent that Specified Availability on any day is less than the greater of (x) 10.0% of Availability at such time and (y) $12,500,000; provided that the Administrative Agent has notified the Borrower Representative thereof. The Compliance Period shall be deemed continuing notwithstanding that Specified Availability may thereafter exceed the amount set forth in the preceding sentence unless and until for 30 consecutive days Specified Availability exceeds the greater of (x) 10.0% of Availability at such time and (y) $12,500,000, in which event a Compliance Period shall no longer be deemed to be continuing.

“Concentration Account”: any concentration account maintained by any Qualified Loan Party (other than any such concentration account if (i) such concentration account is an Excluded Account or (ii) all of the funds and other assets owned by a Qualified Loan Party held in such concentration account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the funds in any DDA are transferred on a periodic basis as provided for in Subsection 4.16(b). All funds in any Concentration Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such Concentration Account, subject to the Security Documents, the ABL/Term Loan Intercreditor Agreement or any other applicable intercreditor agreement.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including Subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.

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“Consolidated Fixed Charge Coverage Ratio”: as of the last day of the Most Recent Four Quarter Period, the ratio of (a) the amount, determined on a consolidated basis, equal to (i) the EBITDA of Parent and its Subsidiaries on a consolidated basis, for such period minus (ii) the unfinanced portion of all Capital Expenditures (excluding any Capital Expenditure made in an amount equal to all or part of the proceeds, applied within 12 months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory)) of the Parent and its consolidated Restricted Subsidiaries during such period, minus (iii) federal, state and foreign income taxes paid in cash by the Parent and its consolidated Restricted Subsidiaries (net of refunds received) for the period of four full Fiscal Quarters ending on such date, minus (iv) cash paid by the Parent during the relevant period pursuant to clauses (c) and (h) of Subsection 8.3, except to the extent that any of such payments or the expenses to which such payments relate are otherwise included as expenses or charges for purposes of the calculation of EBITDA of Parent and its Subsidiaries to (b) Debt Service Charges payable in cash by the Parent and its consolidated Restricted Subsidiaries during such period.

“Consolidated Interest Expense”: for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write-off of financing costs) on Indebtedness of the Parent and its consolidated Restricted Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent and its consolidated Restricted Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income”: for any period, the net income (loss) of the Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets”: as of any date of determination, the total assets, in each case reflected on the consolidated balance sheet of the Parent as at the end of the Most Recent Four Quarter Period, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any incurrence of Indebtedness or Liens or any Investment or any acquisition pursuant to Subsection 8.4, on a Pro Forma Basis, including any property or assets being acquired in connection therewith).

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Core Concentration Account”: as defined in Subsection 4.16(c).

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“Covered Liabilities”: as defined in Subsection 11.23.

“Credit Agreement Refinancing Indebtedness”: any secured Indebtedness incurred or otherwise obtained by the Borrowers under and in accordance with the terms of this Agreement in the form of revolving commitments or term loans in exchange for, or to extend, renew, replace or refinance, in whole or part, existing ABL Term Loans, outstanding Revolving Credit Loans or Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness obtained pursuant to a prior Refinancing Amendment) (“Refinanced Debt”); provided that:

(a)          such Refinanced Debt shall be repaid and the commitments with respect thereto terminated and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; provided that to the extent that such Refinanced Debt consists, in whole or in part, of Commitments or Other Revolving Credit Commitments (or Revolving Credit Loans, Other Revolving Credit Loans or Swingline Loans incurred pursuant to any Commitments or Other Revolving Credit Commitments), such Commitments or Other Revolving Credit Commitments, as applicable, shall be terminated, the proceeds of such Credit Agreement Refinancing Indebtedness shall be applied to the prepayment of outstanding ABL Term Loans, outstanding Revolving Credit Loans, or reduction of Commitments in respect of the Revolving Credit Facility being so refinanced on a pro rata basis within each Tranche being refinanced and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained; and

(b)          such Indebtedness (including, if such Indebtedness includes any Other Revolving Credit Commitments, the unused portion of such Other Revolving Credit Commitments) shall:

(i)          be governed by the terms of this Agreement (as amended by any Refinancing Amendment) and the Security Documents and no other loan agreement, note purchase agreement or other similar agreement and the Lenders with respect to such Indebtedness shall execute an assumption agreement, reasonably satisfactory to the Administrative Agent, pursuant to which such Lenders agree to be bound by the terms of this Agreement as Lenders; provided that the terms and conditions of such Indebtedness (as amended by such Refinancing Amendment but excluding pricing and optional prepayment or redemption terms) shall be substantially similar to, or (taken as a whole) not more favorable to the investors providing such Indebtedness than the terms and conditions of the applicable Refinanced Debt as reasonably determined by the Borrower Representative in good faith (which determination shall be conclusive) (except with respect to any terms (including covenants) and conditions contained in such Indebtedness that are applicable only after the then Termination Date); provided, further, that the terms and conditions applicable to such Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower Representative and the applicable Lenders and applicable only during periods after the Termination Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained,

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(ii)         be in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt except by any amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus underwriting discounts, original issue discount, commissions, fees and other costs and expenses incurred in connection therewith (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Commitments or Other Revolving Credit Commitments, the amount thereof),

(iii)        not mature or have scheduled amortization or commitment reductions, as applicable, sooner or greater than the same under such Refinanced Debt and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary prepayments with respect to lender exposure or outstandings exceeding commitments or the borrowing base and customary asset sale or change of control provisions), in each case prior to the Termination Date,

(iv)        only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and not be secured by any property or assets of the Parent or any Restricted Subsidiary other than the Collateral; provided that such Obligations (including the Credit Agreement Refinancing Indebtedness) shall be secured by the Security Documents and the Lenders with respect to such Credit Agreement Refinancing Indebtedness shall have authorized the Collateral Agent to act as their Agent to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents,

(v)         rank pari passu in right of payment and of security with the Refinanced Debt (including being entitled to the benefits of the same place in the waterfall as the Refinanced Debt) and at any time that a Default or an Event of Default exists, all prepayments of Other ABL Term Loans and Other Revolving Credit Loans (other than in respect of the FILO Tranche) shall be made on a pro rata basis,

(vi)        be part of, and count against, the Borrowing Base on the same basis as the Refinanced Debt, and

(vii)       not refinance the commitments in respect of the FILO Tranche unless (1) the Loans comprising the FILO Tranche are the only Loans outstanding and (2) the Commitments for the Revolving Credit Facility (excluding the FILO Tranche) have been terminated.

“Credit Card Agreements”: all agreements now or hereafter entered into by any Qualified Loan Party for the benefit of a Qualified Loan Party, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer”: any of the credit card issuers listed on Schedule 1.1(b), and any other credit card issuer reasonably acceptable to the Administrative Agent.

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“Credit Card Notification”: collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) of all payments due from Credit Card Processors to (i) a DDA, (ii) a Concentration Account, or (iii) any other deposit account in the United States with respect to which a control agreement is in place between the applicable Qualified Loan Party, the applicable depositary institution and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement).

“Credit Card Processor”: any of the credit card processors or clearinghouses listed on Schedule 1.1(c), and any other credit card processor or clearinghouse reasonably acceptable to the Administrative Agent.

“Credit Card Receivables”: collectively, (a) all present and future rights of the Qualified Loan Parties to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of the Qualified Loan Parties to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges and net of billing for interest, fees or late charges.

“Cure Amount”: as defined in Subsection 9.3(a).

“Customary Permitted Liens”: (a) Liens for taxes, assessments and similar charges that are not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Parent or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)          Liens with respect to outstanding motor vehicle fines, liens of landlords or of mortgagees of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)          deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or other insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

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(d)          encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e)          encumbrances arising under leases or subleases of real property that do not, in the aggregate over all such encumbrances, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f)          financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(g)          Liens, pledges or deposits securing the performance of (x) bids, contracts (other than for borrowed money), obligations for utilities, leases and statutory or regulatory obligations, or (y) performance, bid, surety, appeal, judgment, replevin and similar bonds, other surety arrangements, and other similar obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business;

(h)          Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, unless the judgment, decree or order it secures has not, within 30 days after entry of such judgment, been discharged or execution stayed pending appeal, or has not been discharged within 30 days after the expiration of any such stay;

(i)          Liens existing on assets or properties at the time of the acquisition thereof by the Parent or any of its Restricted Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Parent or such Restricted Subsidiary other than the assets or property being acquired; and

(j)          Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure customs duties in connection with the importation of such goods.

“DDA”: any checking or other demand deposit bank account maintained by any Qualified Loan Party (other than any such checking or other demand deposit account if (i) such checking or other demand deposit account is an Excluded Account or (ii) all of the funds and other assets owned by a Qualified Loan Party held in such checking or other demand deposit account are excluded from the Collateral pursuant to any Security Document, including Excluded Assets) into which the proceeds of ABL Priority Collateral are deposited or are expected to be deposited. All funds in any DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in such DDA, subject to the Security Documents, the ABL/Term Loan Intercreditor Agreement or any applicable Other Intercreditor Agreement.

“Debt Obligations”: means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

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“Debt Service Charges”: for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments) on account of Indebtedness of the Parent and its consolidated Restricted Subsidiaries of the type permitted by Subsections 8.13(a), 8.13(c) and (to the extent relating to any renewal, extension, refinancing or refunding of the foregoing) 8.13(i)(ii) hereof, including the full amount of any non-recourse Indebtedness (excluding the obligations hereunder, payments to reimburse any drawings under any commercial letters of credit, and any payments on Indebtedness required to be made on the final maturity date thereof, but including any obligations in respect of Financing Leases) for such period, plus (c) scheduled mandatory payments on account of Disqualified Capital Stock of the Parent and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a consolidated basis in accordance with GAAP.

“Default”: any of the events specified in Subsection 9.1, whether or not any requirement for the giving of notice (other than, in the case of Subsection 9.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Subsection 9.1, has been satisfied.

“Default Notice”: as defined in Subsection 9.1(e).

“Defaulting Lender”: any Lender or Agent whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

“Designated Cash Management Agreements”: Bank Products Agreements that are (i) secured by Liens on ABL Priority Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to (A) the Security Documents (but only to the extent any such Bank Products Agreement secured under a Security Document has also been designated as a Designated Cash Management Agreement in accordance with clause (ii) hereof), or (B) the ABL/Term Loan Intercreditor Agreement or (C) any Other Intercreditor Agreement and (ii) designated as a “Designated Cash Management Agreement” as contemplated by Subsection 11.22; provided that each Bank Products Agreement listed on Schedule 1.1(h) shall be deemed a “Designated Cash Management Agreement” on the Closing Date.

“Designated Hedging Agreements”: Interest Rate Agreements, Hedging Agreements or other Permitted Hedging Arrangements that are (i) secured by Liens on ABL Priority Collateral that are pari passu in priority with the Liens on such Collateral securing the amounts due under this Agreement, pursuant to (A) the Security Documents, or (B) the ABL/Term Loan Intercreditor Agreement or (C) any Other Intercreditor Agreement and (ii) designated as a “Designated Hedging Agreement” to the Administrative Agent as contemplated by Subsection 11.22; provided that each Interest Rate Agreement, Hedging Agreement or other Permitted Hedging Arrangement listed on Schedule 1.1(i) shall be deemed a “Designated Hedging Agreement” on the Closing Date.

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“Designated Hedging Reserves”: reserves in an amount equal to the then aggregate outstanding mark-to-market (“MTM”) exposure of all Loan Parties to the relevant Hedging Parties under all Designated Hedging Agreements as provided by the applicable Hedging Party from time to time in accordance with the succeeding requirements. Such exposure shall be the sum of the positive aggregate MTM values to each Hedging Party of all Designated Hedging Agreements with such Hedging Party outstanding at the time of the relevant calculation. The aggregate MTM value to a Hedging Party of all Designated Hedging Agreements with such Hedging Party shall be calculated by such Hedging Party (i) on a net basis by taking into account the netting provision contained in the ISDA Master Agreement (or other similar agreement with netting provisions substantially similar to an ISDA Master Agreement) with such Hedging Party and (ii) if applicable, by taking into account any master netting agreement or arrangement in place among such Hedging Party, any Subsidiary or Affiliate thereof that is also party to a Designated Hedging Agreement and the relevant Loan Party, in which case the positive aggregate MTM value of all relevant Designated Hedging Agreements to such Hedging Party and such Subsidiaries or Affiliates who are parties to such master netting agreements shall be calculated in respect of all of the relevant Designated Hedging Agreements on a net basis across all such Designated Hedging Agreements; provided that the Borrower Representative (i) certifies to the Administrative Agent that such master netting agreement shall apply to all such Designated Hedging Agreements in all cases including upon the occurrence of an event of default by the relevant Loan Party in respect of any such Designated Hedging Agreement and (ii) upon request, provides to the Administrative Agent a copy of the master netting agreement. The Hedging Party, in calculating the positive aggregate MTM value to such Hedging Party, shall take into account the value of collateral posted to such Hedging Party in respect of such Designated Hedging Agreements, such that the value of such collateral shall reduce the MTM value of such Designated Hedging Agreements that is out-of-the-money to the relevant Loan Party by an amount equal to (x) the amount of cash collateral or (y) the value of non-cash collateral with such value as determined by the relevant Hedging Party or the relevant valuation agent in accordance with the relevant credit support annex or other collateral agreement (for the avoidance of doubt, taking into account any haircut provision applicable to such non-cash collateral); provided that the Borrower Representative shall provide any supporting documentation for such value as may be reasonably requested by the Administrative Agent. For the avoidance of doubt, if the MTM value of all Designated Hedging Agreements with a Hedging Party is a negative amount to such Hedging Party (i.e., if all such Designated Hedging Agreements with such Hedging Party are in-the-money to the relevant Loan Party on a net basis), such MTM value shall be treated as zero in calculating the amount of the Designated Hedging Reserves. The MTM value of a Designated Hedging Agreement for this purpose shall be calculated and provided to the Administrative Agent, the relevant Loan Party and the Borrower Representative together with the supporting calculations therefor (i) on or prior to the date on which the applicable Interest Rate Agreement, Hedging Agreement or other Permitted Hedging Arrangement is designated as a Designated Hedging Agreement and (ii) thereafter promptly (but in any case not later than three Business Days) following (x) the last calendar day of each calendar month and (y) such other date on which a request was made by the Administrative Agent, the relevant Loan Party or the Borrower Representative, as applicable, for such MTM value. Upon receipt of such MTM value of a Designated Hedging Agreement from the relevant Hedging Party, the Borrower Representative may, within three Business Days of such receipt, notify the Administrative Agent that the Borrower Representative does not agree with such MTM value provided by such Hedging Party and seek a Dealer Polling (as defined below) with respect to the relevant Designated Hedging Agreement as set forth below. In the event the Borrower Representative does not provide such notice to the Administrative Agent, the Administrative Agent shall use such MTM value in calculating the relevant portion of the Designated Hedging Reserves. Prior to any Hedging Party providing the MTM value of an Interest Rate Agreement, Hedging Agreement or other Permitted Hedging Arrangement, the applicable Interest Rate Agreement, Hedging Agreement or other Permitted Hedging Arrangement will not be designated as a Designated Hedging Agreement for the purposes of this Agreement, until such time as an MTM value is provided by such Hedging Party or an alternative value is provided by the Borrower Representative pursuant to a Dealer Polling. The Borrower Representative may commence a Dealer Polling (i) at any time if a Hedging Party fails to provide an MTM value or (ii) within three Business Days of the receipt by the Administrative Agent of an MTM value provided by a Hedging Party. In the case of the immediately preceding subclause (ii), until Dealer Polling results in an alternative MTM value, the MTM value provided by the Hedging Party shall be used for purposes of calculating the Designated Hedging Reserves. If a Hedging Party provides an MTM value in respect of the relevant Designated Hedging Agreement subsequent to the determination of an MTM value in accordance with a Dealer Polling, such MTM value so provided by the Hedging Party shall be used in calculating the relevant portion of the Designated Hedging Reserves; provided that the Borrower Representative may disagree with such new MTM value and commence a new Dealer Polling in accordance with these provisions. A “Dealer Polling” for purposes hereof is a procedure by which the Borrower Representative seeks mid-market quotations (which may be firm or indicative) from at least two (and not more than three) recognized dealers in Hedging Agreements of the same or similar type of the MTM value of a Designated Hedging Agreement. In seeking such quotations, the Borrower Representative shall (x) instruct each such dealer to calculate its mid-market valuation in a manner consistent with the manner in which such dealer would calculate such valuation for products of its own that are of the same or substantially similar type as the relevant Designated Hedging Agreement and (y) provide each such dealer with the transaction details and other information necessary for such dealer to provide such mid-market quotation. The Borrower Representative shall provide a copy of all written communications with each such dealer and all information provided pursuant to clause (y) of the preceding sentence to the dealers participating in the Dealer Polling to the Administrative Agent and the relevant Hedging Party. Upon notification and delivery by the Borrower Representative to the Administrative Agent of (A) the details and results of any such mid-market quotations from such other dealers attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained, and (B) a certificate showing the amount determined by calculating either (i) the arithmetic average of the valuation provided by the relevant Hedging Party and the valuations provided by each of such other dealers in the event the Borrower Representative did not agree with the valuation provided by such Hedging Party or (ii) the arithmetic average of the valuations provided by each of such other dealers in the event the relevant Hedging Party has not provided its valuation (in either case, including reasonable details of such calculation), the Administrative Agent shall adjust the Designated Hedging Reserves attributable to the Designated Hedging Agreement for which such additional dealer mid-market quotations have been obtained to equal the amount provided by the Borrower Representative in preceding clause (B). In the event that (x) the Borrower Representative commenced the Dealer Polling but no third-party dealer has provided any quotation within seven Business Days from the date on which the Borrower Representative notified the Administrative Agent of the commencement of the Dealer Polling, or (y) the Borrower Representative has failed to commence the Dealer Polling in a situation described above, then the MTM value of the relevant Designated Hedging Agreement for purposes of the determination of the relevant portion of the Designated Hedging Reserves shall be determined by the Administrative Agent based on the previous MTM value provided by the relevant Hedging Party.

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“Designated Noncash Consideration”: noncash consideration received by the Parent or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth the basis of such valuation.

“Designation Date”: as defined in Subsection 2.8(e).

“Disinterested Director”: as defined in Subsection 8.11.

“Disposition”: as defined in the definition of the term “Asset Sale” in this Subsection 1.1.

“Disqualified Capital Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale or other disposition), (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Indebtedness or Disqualified Capital Stock or (c) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control” or an Asset Sale or other disposition), in whole or in part, in each case on or prior to the Termination Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent or any Subsidiary, shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender”: (i) any competitor of the Parent and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent and its Restricted Subsidiaries and that has been identified in writing to the Administrative Agent by the Borrower Representative prior to the Closing Date or from time to time thereafter, or any affiliate of such competitor, and (ii) any other Persons designated in writing by the Borrower Representative or CD&R to the Administrative Agent on or prior to the Closing Date.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

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“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Issuing Lender on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such foreign currency.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent other than a Foreign Subsidiary.

“Dominion Event”: a period (a) commencing on the date on which either (x) a Specified Default has occurred and has been continuing or (y) the Specified Availability has been less than the greater of (i) 10.0% of Availability at such time and (ii) $12.5 million, in the case of each of (x) and (y) above for a period of five consecutive Business Days; provided that the Administrative Agent has notified the Borrower Representative thereof and (b) ending on the first date thereafter on which both (x) no Specified Default has existed or been continuing at any time and (y) the Specified Availability shall have been not less than the greater of (i) 10.0% of Availability at any time and (ii) $12.5 million, in each case for a period of 21 consecutive calendar days.

“EBITDA”: for any period, the sum of (a) Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (A) Consolidated Interest Expense, (B) any non-cash expenses and charges, (C) total income tax expense, (D) depreciation expense, (E) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with Financial Accounting Standards No. 141(R) and gains or losses associated with FASB Interpretation No. 45), (F) non-cash provisions for reserves for discontinued operations, (G) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of Capital Stock of the Parent or any Parent Entity, (H) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (I) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to the Parent or any of its Restricted Subsidiaries by the entity accounted for by the equity method of accounting), (J) the amount of any loss or gain attributable to non-controlling interests, (K) the cumulative effect of a change in accounting principles, (L) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (M) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent or any Restricted Subsidiary owing to the Parent or any Restricted Subsidiary, and (N) fees paid to CD&R or any of its Affiliates for the rendering of management consulting or financial advisory services for compensation and (ii) by reducing EBITDA (as otherwise determined above) by the amount of all dividends paid by the Parent during the relevant period pursuant to any of clauses (a) and (b) of Subsection 8.3 (in each case, unless and to the extent (x) the amount paid with such dividends by the Parent or any Parent Entity would not, if the respective expense or other item had been incurred directly by the Parent, have reduced EBITDA determined in accordance with the foregoing provisions of this definition or (y) such dividend is paid by the Parent in respect of an expense or other item that has resulted in, or will result in, a reduction of EBITDA, as calculated pursuant to clause (a) above) plus (b) without duplication of any other amounts under this definition of EBITDA, the amount of net cost savings projected by the Parent in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 18 months after the Closing Date, or 18 months after the consummation of any operational change, respectively, and prior to or during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (provided that the aggregate amount of such net cost savings included in EBITDA pursuant to this clause (b) for any four-quarter period shall not exceed 20.0% of EBITDA (calculated after giving operation to this clause (b)) plus (c) only with respect to determining compliance with Subsection 8.1 hereof, any Specified Equity Contribution.

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“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition and is subject to the supervision of an EEA Resolution Authority, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision of an EEA Resolution Authority with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts”: those Accounts created by each of the Qualified Loan Parties in the ordinary course of its business, that arise out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of unapplied cash and sales tax. Eligible Accounts shall not include the following:

(a)          Accounts which are 90 days or more past due or that remain unpaid more than 150 days after the original invoice date therefor; provided that the aggregate amount of Accounts unpaid for more than 90 days after the original invoice date therefor and not more than 150 days after the original invoice date therefor shall not exceed $7,000,000;

(b)          Accounts owed by an Account Debtor (or its Affiliates) where 50.0% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible hereunder;

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(c)          Accounts with respect to which the Account Debtor is (i) an Affiliate of a Qualified Loan Party or (ii) an employee or agent of a Qualified Loan Party; provided that Accounts of a portfolio company of any of the CD&R Investors or their respective Affiliates or an employee or agent thereof shall not be excluded by virtue of this clause (c);

(d)          Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold (to the extent it remains unpaid), or any other terms by reason of which the payment by an Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis);

(e)          Accounts that are not payable in Dollars or Canadian Dollars;

(f)          Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor either (A) maintains its Chief Executive Office in the United States or Canada, (B) is organized under the laws of the United States or Canada, or any state or subdivision thereof or (C) is a natural person with a billing address in the United States or Canada; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(g)          Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state other than the United States, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent, in its Permitted Discretion;

(h)          Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of Accounts with respect to which a Qualified Loan Party has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727);

(i)          Accounts with respect to which the Account Debtor is a creditor of any Qualified Loan Party, has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent (including with respect to rebates) of such claim, right of setoff, or dispute; provided that (i) Accounts with respect to which the Account Debtor is a creditor of any Qualified Loan Party, has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, shall not be excluded by virtue of this clause (k) if the Borrower Representative delivers to the Administrative Agent a “no off-set” letter with respect to such Accounts in form and substance reasonably satisfactory to the Administrative Agent and (ii) the requirement for obtaining a “no off-set” letter set forth in the immediately preceding clause (i) shall be waived for the first 90 days following the Closing Date (or such longer period as may be agreed by the Administrative Agent in its sole discretion);

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(j)          Accounts with respect to an Account Debtor whose total obligations owing to the Parent or any Subsidiary of the Parent exceed 15.0% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentages; provided, however, that the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(k)          Accounts with respect to which the Account Debtor is subject to an insolvency proceeding, has gone out of business, or as to which any Borrower has received notice of an imminent insolvency proceeding unless (x) such Account is supported by a letter of credit satisfactory to the Collateral Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (y) such Account Debtor has received debtor-in-possession financing sufficient as determined by the Collateral Agent in its Permitted Discretion to finance its ongoing business activities;

(l)          Accounts that are not subject to a valid and perfected first priority Lien (subject to Customary Permitted Liens) in favor of the Collateral Agent pursuant to the relevant Security Document (as and to the extent provided therein);

(m)          Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(n)          Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services (other than customary maintenance contracts);

(o)          Accounts owned by any Immaterial Subsidiary that is a Qualified Loan Party subject to any case, action or proceeding of the type that would constitute an Event of Default under Subsection 9.1(f) hereof if such Loan Party were a Material Subsidiary;

(p)          Any Account that has not been invoiced, has not been billed by the applicable Account Debtor;

(q)          Any Account with respect to which a partial payment of such Account has been made by the respective Account Debtor; provided that to the extent such Account consists of multiple separate line-items, only the line items that have been partially paid shall be excluded;

(r)          Accounts to the extent representing service charges or late fees;

(s)          Accounts that are evidenced by Chattel Paper or a promissory note issued by an Account Debtor;

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(t)          Credit Card Receivables; and

(u)          Accounts acquired in connection with a Permitted Acquisition, until the completion of a field examination of such Accounts reasonably satisfactory to the Administrative Agent (which field examination may be conducted prior to the closing of such Permitted Acquisition), provided, that, in the case of Accounts substantially similar to those of Borrowers prior to the acquisition thereof, such Accounts that otherwise satisfy the applicable eligibility criteria set forth in this definition will (at the Borrower Representative’s option) be deemed Eligible Accounts and be included in the Borrowing Base prior to the completion of a field examination with respect thereto, but in no event shall the aggregate amount of (i) all of such Accounts acquired in Permitted Acquisitions included in the Borrowing Base pursuant to this clause (u) and (ii) all of the Inventory acquired in Permitted Acquisitions included in the Borrowing Base pursuant to clause (s) of the definition of Eligible Inventory, at any one time exceed $35,000,000.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Accounts as reflected on the Borrowing Base Certificate based on either (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Accounts in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Borrower may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. Any Accounts of the Qualified Loan Parties that are not Eligible Accounts shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Eligible Credit Card Receivables”: all Credit Card Receivables of the Qualified Loan Parties which satisfy the criteria set forth below:

(a)          such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Qualified Loan Party in the ordinary course of the business of such Qualified Loan Party;

(b)          such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c)          such Credit Card Receivables are not unpaid more than five Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables;

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(d)          the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(e)          the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Person from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(f)          the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(g)          such Credit Card Receivables (x) are owned by a Qualified Loan Party and such Qualified Loan Party has a good title to such Credit Card Receivables, (y) are subject to a valid and perfected first priority Lien in favor of the Collateral Agent pursuant to the relevant Security Document (as and to the extent provided therein), and (z) are not subject to any other Lien (other than Liens permitted hereunder pursuant to clauses (a), (c) (with respect to clauses (a), (b) and (h) of the definition of “Customary Permitted Liens”), (e) (with respect to clauses (a) and (q) of Subsection 8.14), (h) and (q) of Subsection 8.14) (the foregoing clauses (y) and (z) (other than in respect of clause (a) of Subsection 8.14) not being intended to limit the ability of the Administrative Agent to change, establish or eliminate any Availability Reserves in its Permitted Discretion on account of any such permitted Liens);

(h)          the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to an event of the type described in Subsection 9.1(f);

(i)          no event of default has occurred under the Credit Card Agreement of such Qualified Loan Party with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Qualified Loan Party;

(j)          the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable;

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(k)          to the extent required by Subsection 4.16(b), the Credit Card Receivables are subject to Credit Card Notifications;

(l)          the Credit Card Processor is organized and has its principal offices or assets within the United States or Canada or is otherwise acceptable to the Administrative Agent in its Permitted Discretion;

(m)          such Credit Card Receivables are not evidenced by chattel paper or an instrument of any kind, and have not been reduced to judgment; and

(n)          in the case of a Credit Card Receivable due from a Credit Card Processor, the Administrative Agent has not notified the Borrower Representative that the Administrative Agent has determined in its Permitted Discretion that such Credit Card Receivable is unlikely to be collected.

Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Eligible Inventory”: all Inventory of the Qualified Loan Parties, except for any Inventory:

(a)          that is damaged or unfit for sale;

(b)          that is not of a type held for sale by any of the Qualified Loan Parties in the ordinary course of business as is being conducted by each such party;

(c)          that is not subject to a valid and perfected first priority Lien (subject to Customary Permitted Liens) in favor of the Collateral Agent, as applicable, pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Inventory hereunder));

(d)          that is not owned by any of the Qualified Loan Parties;

(e)          that is not located on, or in transit between, premises owned or leased by any of the Qualified Loan Parties, or that is stored with a bailee, warehouseman, processor or similar Person, unless (i) the Administrative Agent has given its prior consent thereto, (ii) a Collateral Access Agreement, substantially in the form attached hereto as Exhibit M or in form or substance otherwise reasonably satisfactory to the Administrative Agent has been delivered to the Administrative Agent; provided that such a Collateral Access Agreement with respect to each location shall be required only if the aggregate amount of Inventory at all such locations has an aggregate book value greater than 3.0% of the Borrowing Base as then in effect (based on the Borrowing Base Certificate last delivered) or (iii) Availability Reserves with respect to such premises or storage reasonably satisfactory to the Administrative Agent in its Permitted Discretion, but in no event to exceed the aggregate of two months’ rent, licensing fee or similar amount with respect to each such location, have been established with respect thereto; provided that in no event shall Inventory at third party processors constitute Eligible Inventory to the extent of the value thereof in excess of $15,000,000 (or such higher amount as the Administrative Agent may hereafter agree);

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(f)          that is placed on consignment; provided that Inventory placed on consignment by a Qualified Loan Party shall not be excluded by virtue of this clause (f) to the extent that (i) such Qualified Loan Party has a perfected purchase money security interest in such consigned Inventory and such security interest is assigned to the Collateral Agent and (ii) such consigned Inventory is segregated at the consignee’s location; provided further that the condition set forth in clause (i) of the preceding proviso shall not be required to be satisfied with respect to inventory not in excess of $500,000 in the aggregate;

(g)          that consists of display items, samples or packing or shipping materials, packaging, manufacturing supplies or replacement or spare parts not considered for sale in the ordinary course of business;

(h)          that consists of goods which have been returned by the buyer, other than goods that are undamaged or that are resaleable in the normal course of business;

(i)          that does not comply in all material respects with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents;

(j)          that consists of Materials of Environmental Concern that can be transported or sold only with licenses that are not readily available;

(k)          that is covered by negotiable document of title, unless such document has been delivered to the Administrative Agent;

(l)          that is bill and hold Inventory;

(m)          that is located outside the United States of America or Canada (it being understood that, for purposes of this clause (m), “United States of America” includes Puerto Rico and all other territories and possessions of the United States);

(n)          that is owned by any Immaterial Subsidiary that is a Qualified Loan Party subject to any case, action or proceeding of the type that would constitute an Event of Default under Subsection 9.1(f) hereof if such Qualified Loan Party were a Material Subsidiary;

(o)          that is excess, obsolete, unsalable, seconds, damaged or unfit for sale, or that has not been sold after a period of more than eighteen (18) months;

(p)          “tolling” Inventory having a value in excess of $7,000,000 (or such higher amount as the Administrative Agent may hereafter agree); provided that only fifty (50%) percent of the value of such Inventory shall be included in the calculation of the Borrowing Base;

(q)          that is in transit, other than Inventory that is in transit between premises owned or leased by any of the Qualified Loan Parties or that is stored with a bailee, warehouseman, processor or similar Person (including, for the avoidance of doubt, any Inventory that is in transit from a supplier on a domestic freight carrier), in an aggregate amount not exceeding $6,000,000 (or such greater amount as the Administrative Agent may permit in its Permitted Discretion);

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(r)          that is otherwise Eligible Inventory to the extent of the value thereof consisting of intercompany profit thereon; and

(s)          that was acquired in connection with a Permitted Acquisition, until the completion of a field examination, and (if required in accordance with the definition of Permitted Acquisition) an appraisal, of such Inventory reasonably satisfactory to Administrative Agent (which field examination and (if applicable) appraisal may be conducted prior to the closing of such Permitted Acquisition), provided, that, in the case of Inventory substantially similar to that of Borrowers prior to the acquisition thereof, such Inventory that otherwise satisfies the applicable eligibility criteria set forth in this definition will (at the Borrower Representative’s option) be deemed Eligible Inventory and be included in the Borrowing Base prior to the completion of a field examination and (if applicable) an appraisal thereof, but in no event shall the aggregate amount of (i) all of the Inventory acquired in Permitted Acquisitions included in the Borrowing Base pursuant to this clause (s) and (ii) all of the Accounts acquired in Permitted Acquisitions included in the Borrowing Base pursuant to clause (u) of the definition of Eligible Accounts, at any one time exceed $35,000,000.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Inventory as reflected on the Borrowing Base Certificate based on either (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Closing Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Inventory in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Qualified Loan Party may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. Any Inventory of the Qualified Loan Parties that is not Eligible Inventory shall nevertheless be part of the Collateral as and to the extent provided in the Security Documents.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

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“Environmental Laws”: any and all U.S. or foreign, federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines and orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the management, discharge, release, registration or emissions of Materials of Environmental Concern or protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Escrow Subsidiary”: a Wholly Owned Subsidiary that is a Domestic Subsidiary formed or established for the purpose of incurring Indebtedness the proceeds of which will be subject to an escrow or other similar arrangement; provided that upon the termination of all such escrow or similar arrangement of such Subsidiary, such Subsidiary shall cease to constitute an “Escrow Subsidiary” hereunder and shall merge with and into the Parent or one of its Restricted Subsidiaries that is a Loan Party in accordance with Subsection 8.2. Prior to its merger with and into such Person, each Escrow Subsidiary shall not own, hold or otherwise have any interest in any material assets other than the proceeds of the applicable Indebtedness incurred by such Escrow Subsidiary and any cash, Cash Equivalents or Temporary Cash Investments (as defined in the Term Loan Credit Agreement) invested in such Escrow Subsidiary to cover interest and premium in respect of such Indebtedness.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Adjusted LIBOR Rate.

“Event of Default”: any of the events specified in Subsection 9.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability”: as of any date of determination, the amount by which (a) Availability exceeds (b) the Aggregate Lender Exposure at such time. For purposes of the definition of “Payment Condition”, the Excess Availability shall be calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with the proposed transaction.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

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“Excluded Accounts”: (a) bank accounts the balance of which consists exclusively of and used exclusively for (i) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower Representative to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the Loan Parties and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) bank accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) taxes bank accounts and payroll bank accounts and (c) petty cash accounts established (or otherwise maintained) by the Parent and its Subsidiaries that do not have cash balances at any time exceeding $1,000,000 in the aggregate for all such petty cash accounts.

“Excluded Assets”: as defined in the Guarantee and Collateral Agreement.

“Excluded Contribution”: (a) Net Proceeds, or the Fair Market Value (as of the date of contribution, issuance or sale) of property or assets, received by the Parent as capital contributions to the Parent after the Closing Date or (b) Net Proceeds from the public or private issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Capital Stock) by, or a capital contribution to, the Parent, in each case to the extent designated as an “Excluded Contribution” in a certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent; provided, however, that Net Proceeds received by the Parent in connection with any contributions of non-cash property or assets shall only be included so long as such non-cash property or assets were acquired by the Parent Entity of the Parent in an arms’ length transaction within six months prior to such contribution.

“Excluded Information”: as defined in Subsection 11.6(h)(i)(5).

“Excluded Liability”: any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

“Excluded Subsidiary”: at any date of determination, any Subsidiary of the Parent:

(a)          that is an Immaterial Subsidiary;

(b)          that is prohibited by Requirement of Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from Guaranteeing, or granting Liens to secure, the Obligations or if Guaranteeing, or granting Liens to secure, the Obligations would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received;

(c)          with respect to which the Borrower Representative and the Administrative Agent reasonably agree that the burden or cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom;

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(d)          with respect to which the provision of such guarantee of the Obligations would result in material adverse tax consequences to the Parent or any of its Subsidiaries (as reasonably determined by the Borrower Representative and notified in writing to the Administrative Agent);

(e)          that is a Subsidiary of a Foreign Subsidiary;

(f)          that is a joint venture or Non-Wholly Owned Subsidiary;

(g)          that is an Unrestricted Subsidiary;

(h)          that is a Captive Insurance Subsidiary;

(i)          that is a special purpose entity;

(j)          that is a Subsidiary formed solely for the purpose of (x) becoming a Parent Entity, or (y) merging with the Parent in connection with another Subsidiary becoming a Parent Entity, in each case to the extent such entity becomes a Parent Entity or is merged with the Parent or any Parent Entity within 60 days of the formation thereof, or otherwise creating or forming a Parent Entity; or

(k)          that is an Escrow Subsidiary;

provided that, notwithstanding the foregoing, any Subsidiary that Guarantees the payment of the Term Loan Credit Agreement shall not be an Excluded Subsidiary.

Subject to the proviso in the preceding sentence, any Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such Most Recent Four Quarter Period. If reasonably requested by the Administrative Agent, the Borrower Representative shall provide to the Administrative Agent a list of all Excluded Subsidiaries at the time of such request.

“Excluded Taxes”: (a) any Taxes measured by or imposed upon the net income of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any such Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; (b) any Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and such Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes; and (c) any Taxes imposed by FATCA. For purposes of this definition, the term “Lender” includes any Issuing Lender.

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“Existing Letter of Credit”: each letter of credit issued prior to, and outstanding on, the Closing Date and listed on Schedule 3.4.

“Extended ABL Term Loans”: as defined in Subsection 2.8(a).

“Extended Revolving Commitment”: as defined in Subsection 2.8(a).

“Extending ABL Term Lenders”: as defined in Subsection 2.8(a).

“Extending Lenders”: as defined in Subsection 2.8(a).

“Extending Revolving Credit Lender”: as defined in Subsection 2.8(a).

“Extension”: as defined in Subsection 2.8(a).

“Extension of Credit”: as to any Lender, the making of a Loan (other than a Loan under any Incremental Facility), and with respect to an Issuing Lender, the issuance of a Letter of Credit.

“Extension Offer”: as defined in Subsection 2.8(a).

“Facility”: each of (a) the Commitments and the Extensions of Credit made thereunder and (b) any other committed facility hereunder and the Extensions of Credit made thereunder, and collectively, the “Facilities”.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Borrower Representative or the Board of Directors, whose determination shall be conclusive.

“FATCA”: Sections 1471 through 1474 of the Code as in effect on the Closing Date (and any amended or successor provisions that are substantially comparable), any regulations or other administrative authority promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor provisions that are substantially comparable), any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any legislation, regulations or guidance enacted in any jurisdiction that seeks to implement a similar tax reporting or withholding tax regime.

“Federal District Court”: as defined in Subsection 11.13(a).

“Federal Funds Effective Rate”: for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

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“Fee Letter”: the letter agreement, dated as of February 8, 2018, among Wells Fargo Bank, National Association, NCI Group and Robertson.

“FILO Tranche”: as defined in Subsection 2.6(b)(iv).

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized and accounted for as a financing lease (and not, for the avoidance of doubt, as an operating lease) on a balance sheet of the lessee. The Stated Maturity of any Indebtedness under a Financing Lease shall be the scheduled date under the terms thereof of the last payment of rent or any other amount due under such Financing Lease. Notwithstanding anything to the contrary contained in this definition of “Financing Lease” or elsewhere in this Agreement or any other Loan Document, in the event of an accounting change requiring leases to be capitalized on the balance sheet of the lessee that are not required to be so capitalized on the date hereof, then at the Borrower Representative’s option, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Financing Leases in conformity with GAAP on the date hereof shall be considered Financing Leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

“Financing Lease Obligations”: obligations under any Financing Lease.

“First Lien Term Obligations”: (i) the Term Loan Facility Obligations and (ii) the Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and refinancing Indebtedness in respect of the Indebtedness described in this clause (ii) (other than any such Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness and refinancing Indebtedness that are unsecured or secured by a Lien ranking junior to the Lien securing the Term Loan Facility Obligations) secured by a first priority security interest in the Term Loan Priority Collateral and a second priority security interest in the ABL Priority Collateral, collectively.

“first priority”: with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Customary Permitted Liens and Liens permitted under Subsection 8.14(h)).

“Fiscal Period”: each monthly accounting period of the Parent calculated in accordance with the fiscal calendar of the Parent.

“Fiscal Quarter”: successive 13-week periods (each such 13 week period to begin on a Monday and end on a Sunday) of the Parent of any Fiscal Year; provided that for any 53-week Fiscal Year, the last Fiscal Quarter of such Fiscal Year shall consist of the successive 14-week period from and including the first day after the third Fiscal Quarter of such Fiscal Year through and including the last day of such Fiscal Year.

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“Fiscal Year”: the annual accounting period of the Parent ending on the Sunday closest to October 31 of any calendar year, or any other date of any calendar year designated by the Parent in accordance with Subsection 7.11, in each case calculated in accordance with the fiscal calendar of the Parent.

“Fixed Charge Condition”: as defined in the definition of “Payment Condition” in this Subsection 1.1.

“Fixed GAAP Date”: the Closing Date, provided that at any time after the Closing Date, the Borrower Representative may by written notice to the Administrative Agent elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms”: (a) the covenants contained in Subsections 8.1 and 8.13, and the defined terms “Capital Expenditures”, “Consolidated Fixed Charge Coverage Ratio”, “Consolidated Interest Expense”, “Consolidated Net Income”, “Consolidated Secured Leverage Ratio”, “Consolidated Total Assets”, “Debt Service Charges”, “EBITDA”, “Foreign Borrowing Base”, “Four Quarter EBITDA”, “Pro Forma Basis” or “Pro Forma Compliance”, (b) all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Agreement or the Loan Documents that, at the Borrower Representative’s election, may be specified by the Borrower Representative by written notice to the Administrative Agent from time to time.

“Foreign Borrowing Base”: the sum of (1) 85% of the book value of Inventory of the Parent’s Foreign Subsidiaries, (2) 85% of the book value of Receivables of the Parent’s Foreign Subsidiaries and (3) cash, Cash Equivalents and Temporary Cash Investments of the Parent’s Foreign Subsidiaries (in each case, determined as of the end of the most recently ended Fiscal Period, and, in the case of any determination relating to any incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent or any of its Restricted Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: any Subsidiary of the Parent (a) that is organized under the laws of any jurisdiction outside of the United States of America and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Parent which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

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“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Parent, so long as such Restricted Subsidiary has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries. Any Subsidiary which is a Foreign Subsidiary Holdco that fails to meet the foregoing requirements as of the last day of the period for which consolidated financial statements of the Parent are available shall continue to be deemed a “Foreign Subsidiary Holdco” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1 with respect to such period.

“Four Quarter EBITDA”: as of any date of determination, the aggregate amount of Consolidated EBITDA (as defined in the Term Loan Credit Agreement) for the period of the most recent four consecutive Fiscal Quarters of the Parent ending prior to the date of such determination for which consolidated financial statements of the Parent are available (determined for any fiscal quarter (or portion thereof) ending prior to the Closing Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four quarter period), provided that:

(1)         if, since the beginning of such period, the Parent or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the company, business, group of assets or Subsidiary that is the subject of such Sale for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period;

(2)         if, since the beginning of such period, the Parent or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)         if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent or a Restricted Subsidiary since the beginning of such period, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

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For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including, without limitation, in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another authorized Officer of the Parent, which determination shall be conclusive; provided that with respect to cost savings or synergies relating to any Sale, Purchase or other transaction, the related actions are expected by the Parent to be taken no later than 24 months after the date of determination.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower Representative may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“General Intangibles”: general intangibles (as such term is defined in Article 9 of the UCC), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

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“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement”: the ABL Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B hereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Guarantors”: the collective reference to (x) the Parent, (y) each Borrower (solely with respect to the obligations hereunder and each other Loan Document of the Parent) and (z) each Subsidiary Guarantor; individually, a “Guarantor”.

“Hedging Agreement”: as defined in the ABL/Term Loan Intercreditor Agreement.

“Hedging Arrangement”: as defined in Subsection 8.10.

“Hedging Party”: any Person who has entered into any Interest Rate Agreement, Hedging Agreement or other Permitted Hedging Arrangement with the Parent or any of its Subsidiaries.

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“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: any Subsidiary of the Parent designated as such in writing by the Borrower Representative to the Administrative Agent that (i) (x) contributed 5.00% or less of EBITDA for the Most Recent Four Quarter Period, and (y) had consolidated assets representing 5.00% or less of Consolidated Total Assets for the Most Recent Four Quarter Period; and (ii) together with all other Immaterial Subsidiaries designated pursuant to the preceding clause (i) (x) contributed 5.00% or less of EBITDA for the Most Recent Four Quarter Period, and (y) had consolidated assets representing 5.00% or less of Consolidated Total Assets for the Most Recent Four Quarter Period; provided, however, that no Subsidiary of the Parent that Guarantees the payment of the Term Loan Facility shall be an “Immaterial Subsidiary” hereunder. Subject to the proviso in the immediately preceding sentence, any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing requirements as of the last day of the Most Recent Four Quarter Period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the date on which such annual or quarterly financial statements were required to be delivered pursuant to Subsection 7.1(a) or 7.1(b) with respect to such Most Recent Four Quarter Period.

“Incremental ABL Term Loans”: as defined in Subsection 2.6(a).

“Incremental Facility” and “Incremental Facilities”: as defined in Subsection 2.6(a).

“Incremental Facility Increase”: as defined in Subsection 2.6(a).

“Incremental Indebtedness”: Indebtedness incurred by any Borrower pursuant to and in accordance with Subsection 2.6.

“Incremental Revolving Commitment Effective Date”: as defined in Subsection 2.6(d).

“Incremental Revolving Commitments”: as defined in Subsection 2.6(a).

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“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed), (e) for purposes of Subsection 9.1(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Parent, which determination shall be conclusive) and (B) the amount of such Indebtedness of such other Persons) and (g) Guarantee Obligations of such Person in respect of any Indebtedness of the type described in the preceding clauses (a) through (f); provided that Indebtedness shall not include (x) Contingent Obligations incurred in the ordinary course of business or consistent with past practice, (y) in connection with the purchase by the Parent or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner or (z) for the avoidance of doubt, any obligations or liabilities which would be required to be classified and accounted for as an operating lease for financial reporting purposes in accordance with GAAP as of the Closing Date.

“Indemnified Liabilities”: as defined in Subsection 11.5.

“Indemnitee”: as defined in Subsection 11.5.

“Individual Lender Exposure”: of any Revolving Credit Lender, at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) the sum of such Lender’s Commitment Percentage in each then outstanding Letter of Credit multiplied by the sum of the Stated Amount of the respective Letters of Credit and any Unpaid Drawings relating thereto and (c) such Lender’s Commitment Percentage of the Swingline Loans then outstanding.

“Initial Agreement”: as defined in Subsection 8.8(d).

“Initial Revolving Commitments”: the Commitment of the Lenders on the Closing Date.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in Subsection 5.9.

“Intercreditor Agreement Supplement”: as defined in Subsection 10.8(a).

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

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“Interest Period”: with respect to any Eurodollar Loan:

(a)          initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)          thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)         any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Subsection 4.12) end on the Termination Date;

(iii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)        the Borrower Representative shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Inventory”: inventory (as such term is defined in Article 9 of the UCC).

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“Investment”: in any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Subsection 8.12 only, (i) “Investment” shall include the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Borrower Representative) at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower Representative’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other nationally recognized rating agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Property”: investment property (as such term is defined in Article 9 of the UCC) and any and all supporting obligations in respect thereof.

“ISP”: the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issuing Lender”: as the context requires, (a) Wells Fargo Bank, National Association in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Lender pursuant to Subsections 3.10 and 3.11 in its capacity as issuer of Letters of Credit issued by such Lender; (c) in respect of each Existing Letter of Credit, the issuer thereof; provided that any issuer of an Existing Letter of Credit that does not also have a Commitment under this Agreement shall be an Issuing Lender with respect to such Existing Letter of Credit only, shall not be a Lender hereunder and shall not be obligated or entitled to issue any other Letter of Credit under this Agreement; or (d) collectively, all of the foregoing.

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“Judgment Conversion Date”: as defined in Subsection 11.8(a).

“Judgment Currency”: as defined in Subsection 11.8(a).

“Junior Lien Intercreditor Agreement”: the intercreditor agreement substantially in the form of Exhibit O to be entered into as required by the terms hereof, as amended, supplemented, waived or otherwise modified from time to time.

“L/C Commitment Amount”: $30.0 million.

“L/C Disbursement”: as defined in Subsection 3.5(a).

“L/C Exposure”: at any time the aggregate principal amount at such time of the L/C Obligations. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate L/C Exposure at such time.

“L/C Fee Payment Date”: with respect to any Letter of Credit, the first Business Day after the end of each calendar quarter to occur after the date of issuance thereof, to and including the first such day to occur on or after the date of expiry thereof.

“L/C Fees”: the fees and commissions specified in Subsection 3.3.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the Dollar Equivalent of the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Subsection 3.5(a).

“L/C Request”: a letter of credit request in the form of Exhibit J attached hereto or, in such form as the applicable Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“LCT Election”: as defined in Subsection 1.2(i).

“LCT Test Date”: as defined in Subsection 1.2(i).

“Lead Arrangers”: Wells Fargo Bank, National Association and Bank of America, N.A.

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“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans or reimbursement obligations required to be made hereunder, which refusal or failure is not cured within two Business Days after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender becomes subject to a Lender-Related Distress Event or Bail-In Action.

“Lender Joinder Agreement”: as defined in Subsection 2.6(c)(i).

“Lender-Related Distress Event”: with respect to any Agent or Lender (each, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or Lender or any person that directly or indirectly controls such Agent or Lender by a Governmental Authority or an instrumentality thereof; provided, further that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to an Agent or Lender or any other person that directly or indirectly controls such Agent or Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not be deemed to result in an Lender-Related Distress Event.

“Lenders”: the several lenders from time to time parties to this Agreement together with, in the case of any such lender that is a bank or financial institution, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Borrower Representative, to make any Revolving Credit Loans, Swingline Loans or Letters of Credit available to any Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letters of Credit” or “L/Cs”: as defined in Subsection 3.1(a).

“LIBOR Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be:

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(a)          the arithmetic average (rounded upwards to the nearest 1/100th of 1.00% per annum) of the London Interbank Offered Rates for United States Dollar deposits for a duration equal to or comparable to the duration of such Interest Period which appear on the relevant Reuters Monitor Money Rates Service page (being currently the page designated as “LIBO”) (or such other commercially available source providing quotations of the London Interbank Offered Rates for United States Dollar deposits as may be designated by the Administrative Agent from time to time and as consented to by the Borrower Representative) at or about 11:00 A.M. (London time) two London Business Days before the first day of such Interest Period; or

(b)          if no such page is available, the arithmetic mean of the rates (rounded upwards to the nearest 1/100th of 1.00% per annum) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market two London Business Days before the first day of such Interest Period for United States Dollar deposits of a duration equal to the duration of such Interest Period; provided that any Reference Bank that has failed to provide a quote in accordance with Subsection 4.6(c) shall be disregarded for purposes of determining the mean.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, with respect to the LIBOR Rate, (i) the circumstances set forth in Subsection 4.7  have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Subsection 4.7 have not arisen but the supervisor for the administrator of the London Interbank Offered Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the London Interbank Offered Rate shall no longer be used for determining interest rates for loans in Dollars, then the Administrative Agent and the Borrower Representative shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest (which shall include a zero floor) and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary herein, such amendment shall become effective without any further action or consent of any other party to this Agreement.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction”: (a) any acquisition or investment by one or more of the Parent and its Subsidiaries of or in any assets, business or Person or any other Investment permitted by this Agreement whose consummation of which is not conditioned on the availability of, or on obtaining, third party financing or (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or preferred stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan”: a Revolving Credit Loan or a Swingline Loan, as the context requires; collectively, the “Loans”.

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“Loan Documents”: this Agreement, the Notes, the L/C Requests, the ABL/Term Loan Intercreditor Agreement, the Guarantee and Collateral Agreement, any Junior Lien Intercreditor Agreement (on and after the execution thereof), each other document designated a “Loan Document” by the Borrower Representative and the Administrative Agent, each Other Intercreditor Agreement (on and after the execution thereof), and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: the Parent, the Borrowers and the Subsidiary Guarantors; individually, a “Loan Party”.

“Management Advances”: (1) loans or advances made to directors, management members, officers, employees or consultants of any Parent Entity, the Parent or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $5,000,000 in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Subsection 8.13.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $15,000,000 of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Parent or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $5,000,000 in the aggregate outstanding at any time.

“Management Investors”: the management members, officers, directors, employees and other members of the management of any Parent Entity, the Parent or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holders”, such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Borrower Representative, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent, any Restricted Subsidiary or any Parent Entity.

“Management Stock”: Capital Stock of the Parent, any Restricted Subsidiary or any Parent Entity (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

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“Management Subscription Agreements”: one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Parent, any Restricted Subsidiary or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of the Parent, any Restricted Subsidiary or any Parent Entity, or options, warrants, units or other rights in respect of common stock of the Parent, any Restricted Subsidiary or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Mandatory Revolving Credit Loan Borrowing”: as defined in Subsection 2.4(c).

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability as to the Loan Parties (taken as a whole) party thereto of the Loan Documents taken as a whole or (c) the rights or remedies of the Agents and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Subsidiaries”: Restricted Subsidiaries of the Parent constituting, individually or in the aggregate (as if such Restricted Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any pollutants, contaminants, hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos and polychlorinated biphenyls.

“Maximum Incremental Facilities Amount”: at any date of determination, an aggregate principal amount not to exceed the sum of (i) an amount equal to the greater of (1) $167,500,000 and (2) Four Quarter Consolidated EBITDA (as defined in the Term Loan Credit Agreement and calculated in accordance with the terms of the Term Loan Credit Agreement applicable to the “Maximum Incremental Facilities Amount” as defined therein) (calculated on a Pro Forma Basis) (amounts incurred pursuant to this clause (i), the “Cash Capped Incremental Facility”) plus (ii) an unlimited amount if, after giving effect to the incurrence of such amount (or, at the Borrower’s option, on the date of the initial commitment to lend such additional amount after giving pro forma effect to the incurrence of the entire committed amount of such additional amount), the Consolidated Secured Leverage Ratio (as defined in the Term Loan Credit Agreement and calculated in accordance with the terms of the Term Loan Credit Agreement applicable to the “Maximum Incremental Facilities Amount” as defined therein) shall not exceed 3.50 to 1.00 (as set forth in an officer’s certificate of a Responsible Officer of the Borrower Representative delivered to the Administrative Agent at the time of such incurrence, together with calculations demonstrating compliance with such ratio (amounts incurred pursuant to this clause (ii), the “Ratio Incremental Facility”) (it being understood that (A) if pro forma effect is given to the entire committed amount of any such additional amount on the date of initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (ii) and (B) for purposes of calculating the Consolidated Secured Leverage Ratio under this clause (ii), any additional amount incurred under Subsection 8.13(a)(ii) and pursuant to this clause (ii) shall be treated as if such amount is Consolidated Secured Indebtedness (as defined in the Term Loan Credit Agreement), regardless of whether such amount is actually secured or is secured by Liens ranking junior to the Liens securing the Term Loan Facility Obligations (as defined in the Term Loan Credit Agreement))); provided that, at the Parent’s option, capacity under the Ratio Incremental Facility shall be deemed to be used before capacity under the Cash Capped Incremental Facility.

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“Minimum Extension Condition”: as defined in Subsection 2.8(b).

“Moody’s”: Moody’s Investors Service, Inc., and its successors.

“Most Recent Four Quarter Period”: the four Fiscal Quarter period of the Parent ending on the last day of the most recently completed Fiscal Year or Fiscal Quarter for which financial statements of the Parent have been (or have been required to be) delivered under Subsection 7.1(a) or 7.1(b).

“MTM”: as defined in the definition of “Designated Hedging Reserves” in this Subsection 1.1.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negotiable Collateral”: letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Orderly Liquidation Value”: the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Qualified Loan Parties’ Inventory, that is estimated to be recoverable in an orderly liquidation of such Inventory expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed by a third-party appraisal company and delivered to the Administrative Agent (which appraisal company shall be selected from a list of appraisers to be provided by the Administrative Agent to the Borrower Representative containing not fewer than two appraisers reasonably satisfactory to the Borrower Representative, as augmented to include additional appraisers at the reasonable request of the Borrower Representative).

“Net Proceeds”: with respect to any new public or private issuance or sale of any securities or any capital contribution (whether of property or assets, including cash), an amount equal to the gross proceeds in cash and Cash Equivalents (or with respect to capital contributions of non-cash property or assets, the Fair Market Value) of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions, and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result, or in respect, thereof.

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“New York Courts”: as defined in Subsection 11.13(a).

“New York Fed”: the Federal Reserve Bank of New York.

“New York Supreme Court”: as defined in Subsection 11.13(a).

“Non-Consenting Lender”: as defined in Subsection 11.1(g).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extending Lender”: any Lender that does not accept an Extension Offer.

“Non-Loan Party”: each Subsidiary of the Parent that is not a Loan Party.

“Non-Wholly Owned Subsidiary”: each Subsidiary of the Parent that is not a Wholly Owned Subsidiary.

“Notes”: the collective reference to the Revolving Credit Notes and the Swingline Note.

“Obligation Currency”: as defined in Subsection 11.8(a).

“Obligations”: obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations and interest thereon and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“OFAC”: as defined in Subsection 5.23(c).

“Optional Payments”: as defined in Subsection 8.6(c).

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“Organizational Documents”: with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person.

“Other ABL Term Commitments”: one or more Tranches of term loan commitments hereunder that result from a Refinancing Amendment.

“Other ABL Term Loans”: one or more Tranches of term loans hereunder that result from a Refinancing Amendment.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower Representative and the Collateral Agent.

“Other Representatives”: Wells Fargo Bank, National Association, in its capacity as Joint Lead Arranger and Joint Bookrunner, and Bank of America, N.A., in its capacity as Joint Lead Arranger and Joint Bookrunner.

“Other Revolving Credit Commitments”: one or more Tranches of revolving credit commitments hereunder or extended Commitments in respect of the Revolving Credit Facility that result from a Refinancing Amendment.

“Other Revolving Credit Loans”: the Revolving Credit Loans made pursuant to any Other Revolving Credit Commitment.

“Parent”: NCI Building Systems, Inc., a Delaware corporation, and any successor in interest thereto.

“Parent Entity”: any Other Parent, and any other Person that is a Subsidiary of any Other Parent and of which the Parent is a Subsidiary. As used herein, “Other Parent” means a Person of which the Parent becomes a Subsidiary after the Closing Date that is designated by the Borrower Representative as an “Other Parent”; provided that either (x) immediately after the Parent first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of the Parent or a Parent Entity of the Parent immediately prior to the Parent first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent first becoming a Subsidiary of such Person. None of the Parent or the Borrowers shall in any event be deemed to be a “Parent Entity”.

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“Parent Entity Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent Entity in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent Entity in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Parent or any Subsidiary thereof, (iii) indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or bylaws or pursuant to written agreements with or for the benefit of any such Person (including the CD&R Indemnification Agreement), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent Entity incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent Entity in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Parent or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”: as defined in Subsection 11.6(c)(i).

“Participant Register”: as defined in Subsection 11.6(b)(v).

“Patriot Act”: as defined in Subsection 11.18.

“Payment Condition”: at any time of determination with respect to any Specified Transaction, that the following conditions are all satisfied: (x) (1) 30- Day Specified Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) and (2) the Specified Availability on the date of such Specified Transaction (divided by Availability as of such time of determination and expressed as a percentage), in each case exceed the applicable Availability Percentage (as defined below) and (y) unless the Fixed Charge Condition (as defined below) is satisfied (to the extent applicable), Parent shall be in Pro Forma Compliance with a minimum Consolidated Fixed Charge Coverage Ratio of at least 1.00:1.00 and (z) if reasonably requested by the Administrative Agent, the Borrower Representative shall have delivered to the Administrative Agent a copy of calculations required by preceding clause (y) in reasonable detail. “Availability Percentage”: (a) in respect of any Restricted Payment pursuant to Subsection 8.3(i), 15.0%; (b) in respect of (A) any investment or acquisition permitted pursuant to clause (u) of the definition of “Permitted Investments” or (B) clause (c)(i) of the definition of “Permitted Acquisitions,” 12.5%; (c) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), 12.5%; (d) in respect of any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), 12.5%; and (e) in respect of any Asset Sale that would otherwise have to comply with Subsection 8.5, 12.5%. “Fixed Charge Condition” shall mean 30-Day Specified Excess Availability (divided by Availability as of such time of determination and expressed as a percentage) exceeds: (a) in respect of any Restricted Payment pursuant to Subsection 8.3(i), 20.0%; (b) in respect of any acquisition permitted pursuant to clause (c)(i) of the definition of “Permitted Acquisitions”, 15.0%; (c) in respect of any investment permitted pursuant to clause (u) of the definition of “Permitted Investments”, 17.5%; (d) in respect of any payment, repurchase or redemption pursuant to Subsection 8.6(a), 17.5%; and (e) in respect of (A) any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b) or (B) any Asset Sale that would otherwise have to comply with Subsection 8.5, 17.5%.

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“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisitions”: any acquisition in a transaction that satisfies each of the following requirements:

(a)          the business of the acquired company shall be substantially similar to, or ancillary, complementary or related to the line of business of the Parent and its Restricted Subsidiaries on the Closing Date, or the assets so acquired shall be used or useful in or otherwise relate to, any such business;

(b)          the assets will be owned or otherwise held by a Qualified Loan Party or the acquired company and its Subsidiaries will become Qualified Loan Parties and pledge their Collateral to the Administrative Agent, in each case, to the extent required by Subsection 7.9(a) and Subsection 7.9(b); and

(c)          either:

(i)          the Payment Condition in respect of Permitted Acquisitions is satisfied; or

(ii)         to the extent such Payment Condition is not satisfied, the Acquisition Consideration consists solely of any combination of (x) Capital Stock of any Parent Entity, and/or (y) amounts not to exceed the Available Excluded Contribution Amount Basket, and/or (z) additional cash and other property (excluding cash and other property covered in subclauses (x) and (y) of this clause (c)(ii)) and Indebtedness (whether incurred or assumed), provided that the aggregate amount of such cash consideration paid pursuant to this clause (c)(ii)(z) and all other cash consideration paid for Permitted Acquisitions consummated during any Fiscal Year in reliance on this clause (c)(ii)(z) is less than or equal to $15,000,000 (during the first Fiscal Year following the Closing Date) and $10,000,000 (during each subsequent Fiscal Year), provided, further, that amounts unused in any Fiscal Year may be carried forward and used to make Permitted Acquisitions in succeeding Fiscal Years, and provided, further, that the Acquisition Consideration paid or payable pursuant to this clause (c)(ii)(z) during any one Fiscal Year shall not exceed $25,000,000 in the aggregate.

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Notwithstanding anything to the contrary contained herein, if the Borrower Representative requests that any assets acquired or to be acquired pursuant to any Permitted Acquisition be included in the Borrowing Base, the Administrative Agent shall initiate, reasonably promptly and in any event within thirty (30) days of such request, and diligently pursue to completion, a field examination with respect to the business and assets of the Acquired Business in accordance with the Administrative Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be reasonably satisfactory to the Administrative Agent. Any Accounts or Inventory of the Acquired Business shall only be Eligible Accounts or Eligible Inventory to the extent provided in the definitions of such terms and the criteria for Eligible Accounts or Eligible Inventory set forth in such definitions are satisfied with respect thereto (or such other or additional criteria as the Administrative Agent may, at its option in the exercise of its Permitted Discretion, establish with respect thereto in accordance such definitions), and subject to such Availability Reserves as the Administrative Agent may establish in connection with the Acquired Business in accordance with such definitions and Subsection 2.1(b), and, if requested by the Administrative Agent in its Permitted Discretion, in the case of Eligible Inventory acquired pursuant to a Permitted Acquisition, to the extent that it has been subject to an Inventory appraisal.

“Permitted Cure Securities”: common equity securities of the Parent or any Parent Entity or other equity securities of the Parent or any Parent Entity that do not constitute Disqualified Capital Stock.

“Permitted Debt Exchange”: as defined in Subsection 2.7(a) of the Term Loan Credit Agreement.

“Permitted Debt Exchange Notes”: as defined in Subsection 2.7(a) of the Term Loan Credit Agreement.

“Permitted Discretion”: the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables, as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Inventory, Eligible Accounts or Eligible Credit Card Receivables.

“Permitted Hedging Arrangement”: as defined in Subsection 8.10.

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“Permitted Holders”: any of the following: (i) any of the CD&R Investors; (ii) any of the Management Investors, CD&R and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle; (v) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the Persons specified in clause (i), (ii), (iii) or (iv) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Parent or the Parent Entity held by such “group”), and any other Person that is a member of such “group”; and (vi) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent Entity or the Parent.

“Permitted Indebtedness”: as defined in Subsection 8.13.

“Permitted Investments”: (a) Investments in accounts, payment intangibles and chattel paper (each as defined in the UCC), notes receivable, extensions of trade credit and similar items arising or acquired in the ordinary course of business consistent with the past practice of the Parent and its Restricted Subsidiaries;

(b)          Investments in cash, Cash Equivalents, Temporary Cash Investments and Investment Grade Securities;

(c)          Investments existing or made pursuant to legally binding written commitments in existence on the Closing Date and set forth on Schedule 1.1(g);

(d)          Investments by any Loan Party in any other Loan Party or in any Captive Insurance Subsidiary; provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien;

(e)          Investments received in settlement amounts due to the Parent or any Restricted Subsidiary of the Parent effected in the ordinary course of business;

(f)          Investments by any Non-Loan Party in any other Non-Loan Party;

(g)          Investments by Loan Parties in any Non-Loan Parties; provided, however, that (i) the aggregate outstanding amount at any time of all intercompany Investments made pursuant to this clause (g) in any Fiscal Year shall not exceed $15,000,000 during such Fiscal Year; provided, further, that amounts unused in any Fiscal Year may be carried forward and used to make Investments in succeeding Fiscal Years in an amount not to exceed $25,000,000 in the aggregate in any one Fiscal Year and (ii) in lieu of the Investments permitted by this clause (g), any Restricted Payment from Loan Parties to Non-Loan Parties may be made in amounts not exceeding the available limit as determined pursuant to this clause (g) (with a corresponding reduction in such limit as a result thereof);

(h)          Investments by any Non-Loan Party in any Loan Party; provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien;

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(i)          Investments by any Loan Party in any Non-Loan Party to the extent substantially concurrent with, and in any event within three Business Days of, such Investment, a corresponding cash Investment or Restricted Payment is made from such Non-Loan Party, directly or indirectly, to a Loan Party;

(j)          any Investment constituting or acquired in connection with a Permitted Acquisition, including any Investment in the form of a capital contribution or intercompany Indebtedness among the Parent and its Subsidiaries for the purpose of consummating a Permitted Acquisition;

(k)          Investments made in connection with the Transactions;

(l)          loans and advances (and guarantees of loans and advances by third parties) made to officers, directors or employees of any Parent Entity or the Parent or any of its Restricted Subsidiaries, and Guarantee Obligations of the Parent or any of its Restricted Subsidiaries in respect of obligations of officers, directors or employees of any Parent Entity or the Parent or any of its Restricted Subsidiaries, in each case (i) in the ordinary course of business (other than in connection with the Management Subscription Agreements), (ii) existing on the Closing Date and described on Schedule 1.1(g), (iii) made after the Closing Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate principal amount not to exceed $7,500,000 at any time outstanding or (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity; provided, however, that with respect to any employee of any Parent Entity, no such loans or advances shall be permitted unless the activities of such employee relate primarily to the Parent and its Restricted Subsidiaries;

(m)          loans and advances (and guarantees of loans and advances by third parties) made to Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Restricted Subsidiary, the Parent or any Parent Entity (so long as, in the case of any purchase of Capital Stock of any Parent Entity, such Parent Entity applies an amount equal to the Net Proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Parent or applies such proceeds to pay Parent Entity Expenses) of up to $7,500,000 outstanding at any one time and promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors;

(n)          (i) Investments of the Parent and its Restricted Subsidiaries under Interest Rate Agreements, Hedging Agreements or other Permitted Hedging Arrangements and (ii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent or any of its Subsidiaries which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

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(o)          Investments in the nature of pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Customary Permitted Liens” or made in connection with Liens permitted under Subsection 8.14;

(p)          Investments representing non-cash consideration received by the Parent or any of its Restricted Subsidiaries in connection with any Disposition, provided that any such non-cash consideration received by any Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent provided for therein;

(q)          Investments by the Parent or any of its Restricted Subsidiaries in a Person in connection with a joint venture or similar arrangement; provided that the aggregate amount of such Investments pursuant to this clause (q) do not exceed $30,000,000 at any time outstanding;

(r)          Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent or any of its Restricted Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent or any such Restricted Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(s)          Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent or any of its Restricted Subsidiaries; provided that any such securities or other property received by any other Loan Party is pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent required thereby;

(t)          any Investment to the extent not exceeding the Available Excluded Contribution Amount Basket;

(u)          other Investments; provided that at the time such Investments are made the Payment Condition is satisfied;

(v)         other Investments in an aggregate amount outstanding at any time not to exceed the greater of (x) $100,000,000 and (y) the amount equal to 60% of Four Quarter EBITDA; and

(w)          any Investment to the extent made using Capital Stock of the Parent (other than Disqualified Capital Stock), or Capital Stock of any Parent Entity, as consideration.

For purposes of determining compliance with Subsection 8.12, (i) in the event that any Investment meets the criteria of more than one of the types of Investments described in one or more of the clauses of this definition, the Borrower Representative, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause) and (ii) the amount of any Investment made or outstanding at any time under clauses (g), (l), (m), (q) and (v) shall be the original cost of such Investment, reduced (at the Borrower Representative’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

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“Permitted Liens”: as defined in Subsection 8.14.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any Borrower, Restricted Subsidiary or Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: Intralinks, SyndTrak Online or any other similar electronic distribution system.

“Predecessor ABL Credit Agreement”: the Loan and Security Agreement, dated as of October 20, 2009, among NCI Group, Robertson, the guarantors party thereto, Wells Fargo Capital Finance, LLC, as administrative agent and collateral agent, and the other banks and financial institutions from time to time party thereto, as amended, supplemented, waived or otherwise modified, and in effect on the Closing Date.

“Predecessor Term Loan Credit Agreement”: the Credit Agreement, dated as of June 22, 2012, by and among the Parent, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent thereunder, as amended, supplemented, waived or otherwise modified, and in effect on the Closing Date.

“Preferred Stock”: as applied to the Capital Stock of any corporation or company, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

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“Pro Forma Basis” or “Pro Forma Compliance”: with respect to any determination for any period, that such determination shall be made giving pro forma effect to any event that by the terms of the Loan Documents requires compliance on a “Pro Forma Basis” or “Pro Forma Compliance” (and, if relevant, to each Material Acquisition and each Material Disposition of any Person, business or asset), together with all transactions relating thereto, in each case consummated during such period or thereafter and on or prior to the date of determination (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such acquisition, investment, sale (or other disposition), other event and related transactions had been consummated on the first day of such period, in each case based on historical results accounted for in accordance with GAAP, and taking into account adjustments consistent with the definition of EBITDA, including the amount of net cost savings projected by the Borrower Representative in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 18 months after the closing date of such transaction and prior to or during such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions. For purposes of making any computation referred to in the preceding sentence, if, since the beginning of such period, (1) the Parent or any Restricted Subsidiary has incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio is an incurrence of Indebtedness by the Parent or any Restricted Subsidiary, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation), (2) the Parent or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been repaid with an equivalent permanent reduction in commitments thereunder), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period, (3) the Parent or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the company, business or group of assets that are the subject of such Sale for such period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Parent or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Parent and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale, (4) the Parent or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and (5) any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Parent or a Restricted Subsidiary since the beginning of such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred, repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by the Chief Financial Officer or a Responsible Officer of the Parent, which determination shall be conclusive. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Parent or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Parent (which determination shall be conclusive) to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of the foregoing, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent or any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent or any of its Subsidiaries in excess of $5,000,000.

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“Purchase”: as defined in the definition of “Pro Forma Basis” or “Pro Forma Compliance”

“Purchase Money Obligation”: any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

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“Qualified Loan Party”: each Borrower, the Parent and each Subsidiary Guarantor.

“Ratio Incremental Facility”; as defined in the definition of “Maximum Incremental Facilities Amount”.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent or any of its Restricted Subsidiaries.

“Reference Banks”: Wells Fargo Bank, National Association, Bank of America, N.A., Royal Bank of Canada, UBS AG, Stamford Branch and Citibank, N.A.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinanced Debt”: as defined in the definition of “Credit Agreement Refinancing Indebtedness” in this Subsection 1.1.

“Refinancing Agreement”: as defined in Subsection 8.8(d).

“Refinancing Amendment”: an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the institutions providing such Credit Agreement Refinancing Indebtedness executed by each of (a) the Borrower Representative, (b) the Administrative Agent and (c) each financial institution that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Subsection 2.7.

“Register”: as defined in Subsection 11.6(b)(iv).

“Regulation D”: Regulation D of the Board as in effect from time to time.

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

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“Reimbursement Obligations”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to Subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Business”: those businesses in which the Parent or any of its Subsidiaries is engaged on the Closing Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of such Person and of such Person’s affiliates and “Related Party” shall mean any of them.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Parent, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Parent, any of its Subsidiaries or any Parent Entity, or having guaranteed any obligations of the Parent or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Subsection 8.3, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent or any Subsidiary thereof, (y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, or to the consummation of any of the Transactions, or to any Parent Entity’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Parent and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Parent had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Parent and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.

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“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under Section 21, 22, 23, 24, 25, 27 or 28 of PBGC Regulation Section 4043 or any successor regulation thereto.

“Required Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) represent a majority of aggregate Commitments (or after the termination thereof, the sum of the Individual Lender Exposures) at such time; provided that the Commitments (or Individual Lender Exposures) held or deemed held by Defaulting Lenders shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer, the controller or the VP–Treasury (or substantial equivalent) of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to Subsection 7.7 and without limiting the foregoing, the general counsel of such Person, and (d) with respect to ERISA matters, the senior vice president of human resources (or substantial equivalent) of such Person.

“Restricted Indebtedness”: as defined in Subsection 8.6(a).

“Restricted Payment”: any dividend or any other payment whether direct or indirect (other than dividends payable solely in common stock of the Parent or options, warrants or other rights to purchase common stock of the Parent) on, or any payment on account of, or any setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof) or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or any other distribution (other than (x) distributions payable solely in common stock of the Parent or (y) options, warrants or other rights to purchase common stock of the Parent) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent.

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“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to Subsection 8.3, any Permitted Investment, any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exceptions contained the parenthetical exclusions of such definition) or any Investment or acquisition permitted pursuant to Subsection 8.4.

“Restricted Subsidiary”: any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“Revaluation Date”: with respect to any Letter of Credit denominated in a currency other than Dollars, each of the following: (i) each date on which the Borrower Representative has given an Issuing Lender an L/C Request in respect of issuance (or amendment, renewal, extension or modification that would have the effect of increasing the face amount thereof) of a Letter of Credit as specified in Subsection 3.1(a) and Subsection 3.2(a) and (ii) the first Business Day of each Fiscal Period.

“Revolving Credit Facility”: the revolving credit facility available to the Borrowers hereunder.

“Revolving Credit Lender”: any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loan”: a Loan made pursuant to Subsection 2.1(a).

“Revolving Credit Note”: as defined in Subsection 2.1(d).

“Revolving Exposure”: at any time the aggregate principal amount at such time of all outstanding Revolving Credit Loans. The Revolving Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Revolving Exposure at such time.

“Rollover Indebtedness”: Indebtedness of a Loan Party issued to any lender under the Term Loan Facility in lieu of such lender’s pro rata portion of any repayment of Term Loans made pursuant to the Term Loan Credit Agreement.

“S&P”: Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Sale”: as defined in the definition of “Pro Forma Basis” or “Pro Forma Compliance”

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Parent or any such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent or such Restricted Subsidiary.

“Sanctions”: as defined in Subsection 5.23.

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“SEC”: the United States Securities and Exchange Commission.

“Secured Parties”: the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, each Blocked Account Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Subsection 7.9(a) or 7.9(b), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes”: 8.25% Senior Notes due 2023 of the Parent issued on January 16, 2015, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Indenture”: the Indenture dated as of January 16, 2015, under which the Senior Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Set”: the collective reference to Eurodollar Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Settlement Service”: as defined in Subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”: with respect to the Parent and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date means (i) the Fair Value and Present Fair Salable Value of the assets of the Parent and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Closing Date”, “Parent”, “Subsidiary” and “Transactions”, which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit I).

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“Specified Availability”: as of any date of determination, without duplication of amounts calculated thereunder, the sum of the Excess Availability plus Specified Unrestricted Cash (but excluding therefrom the cash proceeds of any Specified Equity Contribution) plus Specified Suppressed Availability as at such date.

“Specified Default”: (a) the occurrence and continuance of an Event of Default under Subsection 9.1(b) as a result of a material breach of any representation or warranty set forth in Subsection 5.21 or Subsection 5.22, (b) the occurrence and continuance of an Event of Default under Subsection 9.1(c) as a result of the failure of any Loan Party to comply with the terms of Subsection 4.16 or a failure to comply with the delivery obligations with respect to Borrowing Base Certificates set forth in Subsection 7.2(e) or (c) the occurrence and continuance of an Event of Default under Subsection 9.1(a) or Subsection 9.1(f).

“Specified Equity Contribution”: any cash equity contribution made to the Parent or any Parent Entity in exchange for Permitted Cure Securities; provided that (a) (i) such cash equity contribution to the Parent or any Parent Entity and (ii) in the case of a cash contribution to any Parent Entity, the contribution of any proceeds therefrom to, and the receipt thereof by, the Parent occur (x) after the Closing Date and (y) (A) on or prior to the date that is 10 Business Days after the date on which financial statements are required to be delivered for a Fiscal Quarter (or Fiscal Year) pursuant to Subsection 7.1(a) or 7.1(b) or (B) on the date on which a Borrowing Base Certificate is delivered (provided that the right to make a cash equity contribution for Permitted Cure Securities under this clause (a)(i)(y)(B) shall be limited to no more than once in each Fiscal Period) in accordance with Subsection 7.2(e); (b) the Parent identifies such equity contribution as a “Specified Equity Contribution” in a certificate of a Responsible Officer of the Parent delivered to the Administrative Agent; (c) in each four Fiscal Quarter period, there shall exist at least two Fiscal Quarters in respect of which no Specified Equity Contribution shall have been made; (d) no more than five Specified Equity Contributions may be made during the term of this Agreement; and (e) the amount of any Specified Equity Contribution included in the calculation of EBITDA hereunder shall be limited to the amount required to effect or continue compliance with Subsection 8.1 hereof, whether or not a Compliance Period is in effect, and such amount shall be added to EBITDA solely when calculating EBITDA for purposes of determining compliance with Subsection 8.1.

“Specified Representations”: the representations set forth in (x) the last sentence of Subsection 5.2, (y) Subsections 5.3(a), 5.4 (other than the second sentence thereof), (as relates to the incurrence of the Loans, the provision of guarantees and granting of security not violating the Organizational Documents of any Loan Party) 5.5(c), 5.11, 5.13 (subject to such limitations as may be agreed between the Borrower Representative and the applicable Additional Lenders), 5.23(a) and (as relates to the use of proceeds of the Loans made on the date of the funding of the applicable Incremental Facility Increase not violating Sanctions) 5.23(c) and (z) the first sentence of Subsection 5.14.

“Specified Suppressed Availability”: an amount, if positive, by which the Borrowing Base exceeds the aggregate amount of the Commitments; provided that if Excess Availability is less than the lesser of (1) 5.0% of the lesser of (x) the aggregate amount of the Commitments and (y) the Borrowing Base and (2) $7,500,000, Specified Suppressed Availability shall be zero.

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“Specified Transaction”: (a) any Restricted Payment pursuant to Subsection 8.3(i), (b) any acquisition permitted pursuant to clause (c)(i) of the definition of “Permitted Acquisition”, (c) any investment permitted pursuant to clause (u) of the definition of “Permitted Investments”, (d) any payment, repurchase or redemption pursuant to Subsection 8.6(a), (e) any merger, consolidation, amalgamation or asset sale pursuant to Subsection 8.2(a) or 8.2(b), and (f) any Asset Sale pursuant to Subsection 8.5.

“Specified Unrestricted Cash”: as of any date of determination, an amount equal to all Unrestricted Cash of the Loan Parties that (in the case of cash) is deposited in (i) DDAs, (ii) Concentration Accounts, or (iii) other deposit accounts in the United States, in each case with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent or the Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement) or that (in the case of Cash Equivalents) (a) are not in a securities account in respect of which the applicable Loan Party has entered into a “control agreement” with the applicable broker or securities intermediary for purposes of perfecting a security interest in favor of a third party and (b) are subject to the laws of any state, commonwealth, province or territory of the United States of America, provided that if, as of such date, the Excess Availability is less than the lesser of (x) 5.0% of the lesser of (1) the Commitments hereunder and (2) the Borrowing Base and (y) $7,500,000, the amount of Specified Unrestricted Cash shall equal zero.

“Sponsor”: CD&R.

“Spot Rate”: the rate quoted by the applicable Issuing Lender to be the rate quoted by it as the spot rate for the purchase by it of Dollars with Canadian Dollars, Euros or British Pounds, as applicable, through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Stated Amount”: at any time, as to any Letter of Credit, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Statutory Reserves”: for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

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“Subordinated Indebtedness”: any Indebtedness that is expressly subordinated in right of payment to the Obligations under the Loan Documents pursuant to a written agreement binding on the holders of such Indebtedness that expressly designates such Indebtedness as "Subordinated Indebtedness" as defined herein. For the avoidance of doubt, (a) the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement shall not be deemed to be such a written agreement, and (b) Indebtedness shall not be deemed to be subordinated in right of payment to the Obligations under the Loan Documents by reason of (i) being unsecured, or (ii) being secured by a Lien that is junior in priority to a Lien securing such Obligations, or (iii) not being secured by all of the property and assets securing such Obligations, or (iv) not being incurred or guaranteed by all of the obligors in respect of such Obligations, or (v) Subsection 10.15, or (vi) any other provisions applicable to such Indebtedness relating to the application of proceeds or the ordering of payments.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Borrower Joinder”: a joinder in substantially the form of Exhibit N hereto, to be executed by each Subsidiary Borrower designated as such after the Closing Date.

“Subsidiary Borrowers”: each Domestic Subsidiary that is a Wholly Owned Subsidiary and a Restricted Subsidiary that becomes a Borrower after five days’ written notice to the Administrative Agent (or such shorter period as may be agreed to by the Administrative Agent in its reasonable discretion) pursuant to a Subsidiary Borrower Joinder, together with their respective successors and assigns, in each case, unless and until such time as the respective Subsidiary Borrower (a) ceases to constitute a Domestic Subsidiary of the Parent in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations hereunder in accordance with terms and provisions hereof. Upon receipt thereof the Administrative Agent shall promptly transmit each such notice to each of the Lenders; provided that any failure to do so by the Administrative Agent shall not in any way affect the status of any such Domestic Subsidiary as a Subsidiary Borrower hereunder.

“Subsidiary Guarantor”: each Domestic Subsidiary (other than any Borrower and any Excluded Subsidiary) of the Parent which executes and delivers a Subsidiary Guaranty pursuant to Subsection 7.9 or otherwise, in each case, unless and until such time as the respective Subsidiary Guarantor (a) ceases to constitute a Domestic Subsidiary of the Parent in accordance with the terms and provisions hereof, (b) is designated an Unrestricted Subsidiary pursuant to the terms of this Agreement or (c) is released from all of its obligations under the Subsidiary Guaranty in accordance with terms and provisions thereof.

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“Subsidiary Guaranty”: the guaranty of the Obligations of the Borrowers under the Loan Documents provided pursuant to the Guarantee and Collateral Agreement.

“Successor Borrower”: as defined in Subsection 8.2(a).

“Successor Parent”: as defined in Subsection 8.2(a).

“Supermajority Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) representing more than 66 ⅔% of the sum of the aggregate amount of the aggregate Commitments less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

“Supplemental Commitments”: as defined in Subsection 2.6(a).

“Swingline Commitment”: the Swingline Lender’s obligation to make Swingline Loans pursuant to Subsection 2.4.

“Swingline Exposure”: at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender”: as defined in the Preamble hereto.

“Swingline Loan Participation Certificate”: a certificate in substantially the form of Exhibit F hereto.

“Swingline Loans”: as defined in Subsection 2.4(a).

“Swingline Note”: as defined in Subsection 2.4(b).

“Target Amount”: an amount, when aggregated with all other amounts remaining on deposit in all DDAs at any time, not exceeding $5,000,000.

“Tax Sharing Agreement”: the Tax Sharing Agreement entered into between the Parent and any Parent Entity, substantially in the form of Exhibit Q, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

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“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, Switzerland, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under this Agreement or the Term Loan Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Parent or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing at least 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

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“Term Loan Agent”: Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent under the Term Loan Documents, or any successor administrative agent or collateral agent under the Term Loan Documents.

“Term Loan Credit Agreement”: the Credit Agreement, dated as of the date hereof, by and among the Parent, the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent thereunder, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder). Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Documents”: the “Loan Documents” as defined in the Term Loan Credit Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (other than any agreement, document or instrument that expressly provides that it is not intended to be and is not a Term Loan Document).

“Term Loan Facility”: the collective reference to the Term Loan Credit Agreement, any Term Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, copyright and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Term Loan Facility). Without limiting the generality of the foregoing, the term “Term Loan Facility” shall include any agreement (i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

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“Term Loan Facility Obligations”: obligations of the Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during (or would accrue but for) the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under the Term Loan Credit Agreement and the other Term Loan Documents.

“Term Loan Priority Collateral”: as defined in the ABL/Term Loan Intercreditor Agreement, whether or not the same remains in full force and effect.

“Term Loans”: the loans borrowed under the Term Loan Facility.

“Termination Date”: the date which is the five year anniversary of the Closing Date; provided that if the five year anniversary of the Closing Date is not a Business Day, the “Termination Date” shall be the next succeeding Business Day after the five year anniversary of the Closing Date.

“Tranche”: each Tranche of Loans available hereunder, with there being two tranches on the Closing Date; namely, Revolving Credit Loans and Swingline Loans.

“Transactions”: collectively, any or all of the following (whether taking place prior to, on or following the Closing Date): (i) the entry into this Agreement and the other Loan Documents and the incurrence of Indebtedness hereunder, (ii) the entry into the Term Loan Documents and incurrence of Indebtedness thereunder, (iii) the repayment of certain existing Indebtedness of the Parent and its Subsidiaries, termination of certain existing commitments and termination and release of certain existing Liens, including those under the Predecessor ABL Credit Agreement and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treaty”: the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Type”: the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there currently being multiple Types of Loans hereunder, namely ABR Loans and Eurodollar Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

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“United States Person”: any United States person within the meaning of Section 7701(a)(30) of the Code.

“Unpaid Drawing”: drawings on Letters of Credit that have not been reimbursed by the applicable Borrower.

“Unrestricted Cash”: at any date of determination, the aggregate amount of cash, Cash Equivalents and Temporary Cash Investments included in the cash accounts that would be listed on the consolidated balance sheet of the Parent prepared in accordance with GAAP as of the last day of the Most Recent Four Quarter Period to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing Indebtedness that is subject to the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement) excluding, however, the proceeds from any incurrence of Indebtedness borrowed on the date of such determination that are not (in the good faith judgment of the Borrower Representative) intended to be used for working capital purposes.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Parent designated at any time by the Board of Directors as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and (ii) any Subsidiary of an Unrestricted Subsidiary, provided that the Board of Directors shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as:

(a)          immediately after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing;

(b)          (i)          such designation was made at or prior to the Closing Date; or

(ii)         the Subsidiary to be so designated has Consolidated Total Assets of $1,000 or less at the time of designation; or

(iii)        if such Subsidiary has Consolidated Total Assets greater than $1,000 at the time of designation, then immediately after giving effect to such designation, the Parent and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Subsection 8.1, whether or not a Compliance Period is in effect; and

(c)          no Subsidiary shall be designated as an Unrestricted Subsidiary if such Subsidiary owns (directly or indirectly) any Capital Stock or Indebtedness of, or holds any Liens on any property of, any Borrower or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated.

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The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent therein (and must comply as such with the limitations on Investments under Subsection 8.12) at the date of designation in an amount equal to the net book value of the Parent’s Investment therein.

The Borrower Representative shall only be permitted to designate an Unrestricted Subsidiary as a Restricted Subsidiary so long as:

(a)          immediately after such designation, no Event of Default under Subsection 9.1(a) or 9.1(f) shall have occurred and be continuing; and

(b)          immediately after giving effect to such designation, the Parent and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Subsection 8.1, whether or not a Compliance Period is in effect.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and, in each case, shall be subject to the terms of Subsection 7.9 and Section 8.

“Unsecured Indebtedness”: unsecured Indebtedness of the Parent and any Restricted Subsidiary.

“Unutilized Commitment”: with respect to any Lender at any time, an amount equal to the remainder of (x) such Lender’s Commitment as in effect at such time less (y) such Lender’s Individual Lender Exposure at such time (excluding any Swingline Exposure of such Lender).

“U.S. Tax Compliance Certificate”: as defined in Subsection 4.11(b)(ii)(2).

“Voting Stock”: as to any entity, all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2           Other Definitional and Interpretive Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

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(a)          As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent and its Restricted Subsidiaries not defined in Subsection 1.1 and accounting terms partly defined in Subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b)          The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder. Any reference herein to the financial statements (or any component thereof) of the Parent shall be construed to include the financial statements (or the applicable component thereof) of any Parent Entity whose financial statements satisfy the Parent’s financial reporting obligations under Subsection 7.1.

(c)          Financial ratios and other financial calculations pursuant to this Agreement, including calculations pursuant to Subsection 8.1 shall, following any transaction described in the definition of “Pro Forma Basis,” be calculated on a Pro Forma Basis until the completion of four full Fiscal Quarters following such transaction (and shall also be subject to clause (d) below to the extent applicable).

(d)          Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (rounding up if there is no nearest number).

(e)          Any references in this Agreement to “cash and/or Cash Equivalents”, “cash, Cash Equivalents and/or Temporary Cash Investments” or any similar combination of the foregoing shall be construed as not double counting cash or any other applicable amount which would otherwise be duplicated therein.

(f)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(g)          The Borrowing Base shall be calculated without duplication, including without duplication of any reserves, items that are otherwise addressed or excluded through eligibility criteria or items that are factored into the calculation of collection rates or collection percentages.

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(h)          In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower Representative, be deemed satisfied, so long as no Default, Event of Default or Specified Default, as applicable, exists on the date (x) the definitive agreements for such Limited Condition Transaction are entered into or (y) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or preferred stock is given. For the avoidance of doubt, if the Borrower Representative has exercised its option under the first sentence of this clause (j), and any Default, Event of Default or Specified Default occurs following the date (x) the definitive agreements for the applicable Limited Condition Transaction were entered into or (y) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or preferred stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or Specified Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(i)          In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)          determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Fixed Charge Coverage Ratio or the Consolidated Secured Leverage Ratio (as defined in the Term Loan Credit Agreement) (but not, for the avoidance of doubt, in determining compliance with the Payment Condition for any purpose hereunder); or

(ii)         testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets, Four Quarter EBITDA or Consolidated Four Quarter EBITDA (as defined in the Term Loan Credit Agreement));

in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the (x) definitive agreements for such Limited Condition Transaction are entered into or (y) irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or preferred stock is given (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Parent are available, the Parent could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in EBITDA or Consolidated Total Assets of the Parent or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower Representative has made an LCT Election for any Limited Condition Transaction, in connection with the calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Parent or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

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1.3           Exchange Rates; Currency Equivalents. The applicable Issuing Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the face amount of Letters of Credit denominated in any foreign currency and of L/C Disbursements in respect thereof, including any other amounts that will be incurred, outstanding or purposed to be incurred or outstanding in connection therewith. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Each applicable Issuing Lender shall notify the Administrative Agent and the Borrower Representative on each Revaluation Date of the Spot Rates determined by it and the related Dollar Equivalent of L/C Obligations then outstanding. The applicable amount of such foreign currency for purposes of under the Credit Agreement or any of the other Loan Documents shall be such Dollar Equivalent amount as so determined by the applicable Issuing Lender and notified to the Borrower and the Administrative Agent in accordance with this Subsection 1.3.

SECTION 2

Amount and Terms of Commitments

2.1           Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Termination Date, a Revolving Credit Loan or Revolving Credit Loans to the Borrowers (on a joint and several basis as between the Borrowers), which Revolving Credit Loans:

(i)          shall be denominated in Dollars;

(ii)         shall, at the option of the Borrowers, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that except as otherwise specifically provided in Subsections 4.9 and 4.10, all Revolving Credit Loans comprising the same Borrowing shall at all times be of the same Type;

(iii)        may be repaid and reborrowed in accordance with the provisions hereof;

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(iv)        shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Lender Exposure of such Lender to exceed the amount of its Commitment at such time; and

(v)         shall not be made (and shall not be required to be made) by any Lender to the extent the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Lender Exposure to exceed the lesser of (A) the aggregate Commitments as then in effect and (B) the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered to the Administrative Agent, as adjusted for any Availability Reserve that has been established by the Administrative Agent, and has become effective, in accordance with Subsection 2.1(b), and for any decrease in or discontinuation of any Availability Reserve, after the delivery of such Borrowing Base Certificate).

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(b)          (I) Notwithstanding anything to the contrary in Subsection 2.1(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves (other than any Designated Hedging Reserves or Cash Management Reserves, which are provided for pursuant to clause (II) below) in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base including reserves with respect to (i) sums that the Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the Borrowers or, without duplication, their respective Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the ABL Priority Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens in the ABL Priority Collateral granted in the Security Documents (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the ABL Priority Collateral (including any such Liens in respect of Management Guarantees); provided that with respect to any Availability Reserve (other than any Designated Hedging Reserves or Cash Management Reserves, which are provided for pursuant to clause (II) below), the Administrative Agent shall have provided the applicable Borrower reasonable advance notice of any such establishment; and provided, further, that the Administrative Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Closing Date or based on facts not known to the Administrative Agent as of the Closing Date. The amount of any such Availability Reserve shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss any proposed Availability Reserve, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Availability Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower. (II) In addition, upon the designation of any Interest Rate Agreement, Hedging Agreement or Permitted Hedging Arrangement as a “Designated Hedging Agreement” or any Cash Management Arrangement as a “Designated Cash Management Agreement”, in each case in accordance with Subsection 11.22, the Administrative Agent shall establish a Designated Hedging Reserve or Cash Management Reserve in an amount contemplated by the respective definition thereof relating to such Designated Hedging Agreement or Designated Cash Management Agreement; provided that no such Designated Hedging Reserve or Cash Management Reserve shall be established if the Aggregate Lender Exposure would exceed the Borrowing Base (based on the Borrowing Base Certificate last delivered to the Administrative Agent, as adjusted for any Availability Reserve that has been established by the Administrative Agent, and has become effective, in accordance with Subsection 2.1(b), and for any decrease in or discontinuation of any Availability Reserve, after the delivery of such Borrowing Base Certificate) as a result thereof, after giving effect to any other changes in the Aggregate Lender Exposure at such time, including any repayment of Revolving Credit Loans at such time. Any adjustment in any Designated Hedging Reserve or Cash Management Reserve contemplated by the respective definitions thereof shall be immediately effective upon the notification to the Administrative Agent of the details and results of (x) in the case of any Designated Hedging Reserve, the applicable mid-market quotations as provided in the penultimate sentence of the definition of “Designated Hedging Reserves” and (y) in the case of any Cash Management Reserve, the new applicable anticipated monetary obligations as provided in the final sentence of the definition of “Cash Management Reserves”. In the event that the event, condition or other matter giving rise to the establishment of any Availability Reserve shall cease to exist (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Availability Reserve established pursuant to such event, condition or other matter, shall be discontinued. Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate (i) eligibility criteria contained in the definition of “Eligible Accounts”, “Eligible Credit Card Receivables” or “Eligible Inventory” and vice versa, or (ii) reserves or criteria deducted in computing the value of Eligible Inventory (based on cost and quantity) and vice versa.

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(c)          In the event the Borrowers are unable to comply with (i) the borrowing base limitations set forth in Subsection 2.1(a) or (ii) the conditions precedent to the making of Revolving Credit Loans or the issuance of Letters of Credit set forth in Section 6, the Lenders authorize the Administrative Agent, for the account of the Lenders, to make Revolving Credit Loans to the Borrowers, which may only be made as ABR Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a notice of Borrowing requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower is again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Credit Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”). The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10.0% of the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered to the Administrative Agent, as adjusted for any Availability Reserve that has been established by the Administrative Agent, and has become effective, in accordance with Subsection 2.1(b), and for any decrease in or discontinuation of any Availability Reserve, after the delivery of such Borrowing Base Certificate) or (B) when added to the Aggregate Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the aggregate Commitments at such time. It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable ABL Priority Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made.

(d)          Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence such Lender’s Revolving Credit Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 hereto (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Revolving Credit Lender to such Borrower. Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

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2.2           Procedure for Revolving Credit Borrowing. Each of the Borrowers may borrow under the Commitments on the Closing Date and on any Business Day after the Closing Date during the Commitment Period, provided that the Borrower Representative shall give the Administrative Agent irrevocable (in the case of any notice except notice with respect to the initial Extension of Credit hereunder, which shall be irrevocable after the funding) notice in substantially the form of Exhibit J-1 hereto or in such other form as may be agreed between the Borrower Representative and the Administrative Agent (each, a “Borrowing Request”) (which Borrowing Request must be received by the Administrative Agent prior to (1) in the case of either Eurodollar Loans or ABR Loans to be borrowed on the Closing Date, 9:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the Closing Date, and (2) in all other cases, (a) 2:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) 10:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the requested Borrowing Date, for ABR Loans) specifying (i) the identity of a Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swingline Loans, in multiples of $500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than $500,000, such lesser amount) or a whole multiple of $100,000 in excess thereof, and (y) in the case of Eurodollar Loans, $500,000, or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower Representative the Administrative Agent shall promptly notify each applicable Revolving Credit Lender thereof. Subject to the satisfaction of the conditions precedent specified in Subsection 6.2 (or in the case of the initial Extension of Credit on the Closing Date, Subsection 6.1), each applicable Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in Subsection 11.2 prior to 12:00 P.M. (or 9:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower and in funds immediately available to the Administrative Agent.

2.3           Termination or Reduction of Commitments. The Borrower Representative (on behalf of itself and each other applicable Borrower) shall have the right, upon not less than three Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice to the Administrative Agent (who will promptly notify the Lenders), to terminate the Commitments, or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swingline Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and Swingline Loans then outstanding, when added to the sum of the then outstanding L/C Obligations, would exceed the Commitments then in effect and provided, further, that any such notice of termination delivered by the Borrower Representative may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

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2.4           Swingline Commitments. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make swingline loans (individually, a “Swingline Loan”; collectively, the “Swingline Loans”) to any of the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $20,000,000; provided that at no time may the sum of the then outstanding Swingline Loans, Revolving Credit Loans and L/C Obligations exceed the lesser of (1) the Commitments then in effect and (2) the Borrowing Base then in effect (based on the Borrowing Base Certificate last delivered to the Administrative Agent, as adjusted for any Availability Reserve that has been established by the Administrative Agent, and has become effective, in accordance with Subsection 2.1(b), and for any decrease in or discontinuation of any Availability Reserve, after the delivery of such Borrowing Base Certificate). Swingline Loans shall be made in minimum amounts of (x) at all times when a Dominion Event is not in existence, $100,000 and (y) at all other times, there will be no minimum amount. Amounts borrowed by any Borrower under this Subsection 2.4 may be repaid and, through but excluding the Termination Date, reborrowed. All Swingline Loans made to any Borrower shall be made in Dollars as ABR Loans, and shall not be entitled to be converted into Eurodollar Loans. The Borrower Representative (on behalf of itself or any other Borrower as the case may be), shall give the Swingline Lender irrevocable notice (which notice must be received by the Swingline Lender prior to 1:00 P.M., New York City time, on the requested Borrowing Date) specifying (1) the identity of a Borrower, (2) the amount of the requested Swingline Loan and (3) that the Borrowing is to be of ABR Loans. The proceeds of the Swingline Loans will be made available by the Swingline Lender to the Borrower identified in such notice at an office of the Swingline Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

(b)          Each of the Borrowers agrees that, upon the request to the Administrative Agent by the Swingline Lender made on or prior to the Closing Date or in connection with any assignment pursuant to Subsection 11.6(b), in order to evidence the Swingline Loans such Borrower will execute and deliver to the Swingline Lender a promissory note substantially in the form of Exhibit A-2 hereto, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swingline Note”), payable to the Swingline Lender and representing the obligation of such Borrower to pay the amount of the Swingline Commitment or, if less, the unpaid principal amount of the Swingline Loans made to such Borrower, with interest thereon as prescribed in Subsection 4.1. The Swingline Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Subsection 4.1.

(c)          The Swingline Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swingline Loan outstanding for more than five Business Days, the Swingline Lender shall, on behalf of the Borrower to which the Swingline Loan has been made (which hereby irrevocably directs and authorizes such Swingline Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under Subsection 9.1(f)) each Lender, including the Swingline Lender, to make a Revolving Credit Loan as an ABR Loan in an amount equal to such Lender’s Commitment Percentage of the principal amount of all Swingline Loans made in Dollars (each, a “Mandatory Revolving Credit Loan Borrowing”) in an amount equal to such Lender’s Commitment Percentage of the principal amount of all of the Swingline Loans (collectively, the “Refunded Swingline Loans”) outstanding on the date such notice is given; provided that the provisions of this Subsection 2.4 shall not affect the obligations of any Borrower to prepay Swingline Loans in accordance with the provisions of Subsection 4.4(c). Unless the Commitments shall have expired or terminated (in which event the procedures of clause (d) of this Subsection 2.4 shall apply), each Lender hereby agrees to make the proceeds of its Revolving Credit Loan (including any Eurodollar Loan) available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Credit Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Credit Loan Borrowing and (v) the amount of the Commitment of such, or any other, Lender at such time. The proceeds of such Revolving Credit Loans (including any Eurodollar Loan) shall be immediately applied to repay the Refunded Swingline Loans.

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(d)          If the Commitments shall expire or terminate at any time while Swingline Loans are outstanding, each Lender shall, at the option of the Swingline Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the Commitments, make a Loan as an ABR Loan (which Revolving Credit Loan shall be deemed a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swingline Loans, in either case in an amount equal to such Lender’s Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Commitments of the aggregate principal amount of such Swingline Loans; provided that in the event that any Mandatory Revolving Credit Loan Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any domestic or foreign bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in such outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their respective Commitment Percentages, provided, further, that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Credit Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Credit Loans made as ABR Loans. Each Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swingline Lender at the office of the Administrative Agent prior to 11:00 A.M., New York City time, in Dollars in funds immediately available on the Business Day next succeeding the date on which the Commitments expire or terminate. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swingline Loans outstanding on the date of termination or expiration of the Commitments. In the event that the Lenders purchase undivided participating interests pursuant to the first sentence of this clause (d), each Lender shall immediately transfer to the Swingline Lender, in Dollars in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a Swingline Loan Participation Certificate dated the date of receipt of such funds and in such amount.

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(e)          Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof (whether directly from a Borrower or otherwise, including proceeds of Collateral applied thereto by the Swingline Lender), or any payment of interest on account thereof, the Swingline Lender will, if such payment is received prior to 11:00 A.M., New York City time, on a Business Day, distribute to such Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swingline Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it.

(f)          Each Lender’s obligation to make the Revolving Credit Loans and to purchase participating interests with respect to Swingline Loans in accordance with Subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any of the Borrowers may have against the Swingline Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5           Repayment of Loans. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent in Dollars for the account of: (i) each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); and (ii) the Swingline Lender, the then unpaid principal amount of the Swingline Loans made to such Borrower, on the Termination Date (or such earlier date on which the Swingline Loans become due and payable pursuant to Section 9). Each Borrower hereby further agrees to pay interest (which payments shall be in Dollars) on the unpaid principal amount of such Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Subsection 4.1.

(b)          Each Lender (including the Swingline Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

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(c)          The Administrative Agent shall maintain the Register pursuant to Subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, the Borrowers to which such Loan is made, each Interest Period, if any, applicable thereto and whether such Loans are Revolving Credit Loans or Swingline Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each applicable Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each applicable Lender’s share thereof.

(d)          The entries made in the Register and the accounts of each Lender maintained pursuant to Subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6           Incremental Facility. (a) So long as no Specified Default exists or would arise therefrom, the Borrower Representative shall have the right, at any time and from time to time after the Closing Date, to request (i) to increase the then outstanding Commitments by requesting new Commitments to be added to an existing Tranche of then outstanding Commitments (the “Supplemental Commitments”), (ii) to request new Commitments under one or more new revolving facilities to be included in this Agreement (the “Incremental Revolving Commitments”) or (iii) one or more term loans (the “Incremental ABL Term Loans” and together with the Supplemental Commitments and Incremental Revolving Commitments, collectively, the “Incremental Facilities” and each, an “Incremental Facility”). Notwithstanding anything to contrary herein, the principal amount of any Incremental Facility at the time such Incremental Facility becomes effective shall not exceed the Available Incremental Amount at such time. The Borrower Representative may seek to obtain Incremental Facilities from existing Lenders or other Persons, as applicable (each an “Incremental Facility Increase,” and each Person extending, or Lender extending, Incremental Facilities, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide an Incremental Facility Increase as a result of any such request by the Borrower Representative and (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of, the Administrative Agent and, in the case of any Incremental Revolving Commitments or Supplemental Commitments, the Swingline Lender, each Issuing Lender and the Borrowers (each such approval not to be unreasonably withheld, conditioned or delayed). Each Incremental Facility Increase shall be in a minimum aggregate amount of at least $10,000,000 and in integral multiples of $5,000,000 in excess thereof. Any Incremental Facility Increase may be denominated in Dollars.

(b)          (i) Any Incremental ABL Term Loans (A) may not be guaranteed by any Subsidiaries of the Parent other than the Guarantors and shall rank pari passu (or, at the option of the Borrower Representative, junior) in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments and any existing Incremental ABL Term Loans, (B) shall be part of, and count against, the Borrowing Base and shall not amortize at a rate greater than 1.0% per annum, (C) may not be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (D) shall not have a final maturity that is earlier than the Termination Date.

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(ii)         Any Supplemental Commitments (A) shall be guaranteed by the Guarantors and shall rank pari passu in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments in effect prior to the Incremental Revolving Commitment Effective Date and (B) shall be on terms and pursuant to the documentation applicable to the existing Tranche of Commitments which they are increasing; provided that the Applicable Commitment Fee Rate and Applicable Margin relating to the Supplemental Commitments may exceed the Applicable Commitment Fee Rate and Applicable Margin relating to the existing Tranche of Commitments which they are increasing in effect prior to the Incremental Revolving Commitment Effective Date so long as the Applicable Commitment Fee Rate and Applicable Margins relating to all Revolving Credit Loans of such Tranche shall be adjusted to be equal to the Applicable Commitment Fee Rate and Applicable Margin payable to the Lenders providing such Supplemental Commitments.

(iii)        Any Incremental Revolving Commitments (A) may not be guaranteed by any Subsidiaries of the Parent other than the Guarantors and shall rank pari passu (or, at the option of the Borrower Representative, junior) in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the Commitments and any existing Incremental ABL Term Loans, (B) shall not have a final maturity that is earlier than the Termination Date, (C) for purposes of prepayments, shall be treated no more favorably than the Loans, (D) may not be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans, (E) shall have interest rate margins and commitment fees determined by the Borrower Representative and the applicable Additional Lenders (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (ii) above) and (F) shall otherwise be on terms as are reasonably satisfactory to the Administrative Agent.

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(iv)        The Incremental Facilities may be in the form of a separate “first-in, last-out” tranche (the “FILO Tranche”) with a separate borrowing base against the ABL Priority Collateral and interest rate margins in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (ii) above) among the Borrower Representative, the Administrative Agent and the Lenders providing the FILO Tranche so long as (1) any loans under the FILO Tranche may not be guaranteed by any Subsidiaries of the Parent other than the Guarantors and shall rank pari passu (or, at the option of the Borrower Representative, junior) in right of priority with respect to the Collateral; (2) if availability under the FILO Tranche exceeds $0, any Extension of Credit under the Revolving Credit Facility thereafter requested shall be made under the FILO Tranche until the FILO Tranche availability no longer exceeds $0; (3) as between (x) the Revolving Credit Facility (other than the FILO Tranche), the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional Agent) and the Designated Hedging Agreements and Designated Cash Management Agreements and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral (including ABL Priority Collateral) shall be applied, first to obligations owing under, or with respect to, the Revolving Credit Facility (other than the FILO Tranche), the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional Agent) and such Designated Hedging Agreements and Designated Cash Management Agreements and second to the FILO Tranche; (4) no Borrower may prepay Revolving Credit Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans and/or Reimbursement Obligations (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) or Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional Agent) are outstanding; (5) the Required Lenders (calculated as including Lenders under the Incremental Facilities and the FILO Tranche) shall, subject to the terms of the ABL/Term Loan Intercreditor Agreement, control exercise of remedies in respect of the Collateral and (6) no changes affecting the priority status of the Revolving Credit Facility (other than the FILO Tranche) or the Incremental ABL Term Loans (unless otherwise agreed in writing between the Administrative Agent and any Additional Agent) vis-à-vis the FILO Tranche may be made without the consent of the Required Lenders under the Revolving Credit Facility, other than such changes which affect only the FILO Tranche, or only the Incremental ABL Term Loans, as the case may be.

(c)          No Incremental Facility Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)          The Borrower Representative, the Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents (“Lender Joinder Agreement”) in substantially the form of Exhibit L hereto or in such other form as may be appropriate in the opinion of the Borrower Representative and the Administrative Agent;

(ii)         The Borrowers shall have paid such fees and other compensation to the Additional Lenders as the Borrower Representative and such Additional Lenders shall agree;

(iii)        The Borrower Representative shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent from counsel to the Borrower Representative reasonably satisfactory to the Administrative Agent and dated such date;

(iv)        A Revolving Credit Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Lender, to be in conformity with requirements of Subsection 2.1(d) (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Lender;

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(v)         The Borrower Representative shall deliver a certificate certifying that (A) (x) in the case of a Limited Condition Transaction, the Specified Representations or (y) in all other cases, the representations and warranties made by the Parent and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the effectiveness of such Incremental Facility Increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Specified Default has occurred and is continuing; and

(vi)        The applicable Borrowers and Additional Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(d)          (i) In the case of any Incremental Facility Increase constituting Supplemental Commitments or Incremental Revolving Commitments, the Administrative Agent shall promptly notify each Lender as to the effectiveness of such Incremental Facility Increase (with each date of such effectiveness being referred to herein as an “Incremental Revolving Commitment Effective Date”), and at such time (i) the Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Supplemental Commitments or Incremental Revolving Commitments, (ii) Schedule A shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect any such Supplemental Commitments or Incremental Revolving Commitments.

(ii)         In the case of any Incremental Facility Increase, the Administrative Agent, the Additional Lenders and the Borrowers agree to enter into any amendment required to incorporate the addition of the Incremental Facilities, the pricing of the Incremental Facilities, the maturity date of the Incremental Facilities and such other amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments.

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(e)          In connection with the Incremental Facility Increases constituting Supplemental Commitments, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the Administrative Agent, (x) repay applicable outstanding Revolving Credit Loans under the applicable Tranche of certain Lenders, and obtain applicable Revolving Credit Loans under the applicable Tranche from certain other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent to the extent necessary so that the Lenders effectively participate in each of the outstanding Revolving Credit Loans under the applicable Tranche, as applicable, pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Commitments pursuant to this Subsection 2.6), and (ii) the applicable Borrowers shall pay to the Lenders any costs of the type referred to in Subsection 4.12 in connection with any repayment and/or Revolving Credit Loans required pursuant to the preceding clause (i). Without limiting the obligations of the Borrowers provided for in this Subsection 2.6, the Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in Subsection 4.12 which the Borrowers would otherwise incur in connection with the implementation of an increase in the Commitments.

2.7           Refinancing Amendments. (a) So long as no Specified Default exists or would arise therefrom, at any time after the Closing Date, the Borrowers may obtain, from any Lender, any Additional Lender or any other Person, Credit Agreement Refinancing Indebtedness in respect of the Facility (which for purposes of this clause (a) will be deemed to include any then outstanding (w) Other ABL Term Loans, (x) Incremental ABL Term Loans, (y) Other Revolving Credit Loans and (z) Loans provided against the Supplemental Commitments and Incremental Revolving Commitments, but will exclude the commitments in respect of the FILO Tranche unless (1) the Loans comprising the FILO Tranche are the only Loans outstanding and (2) the Commitments for the Revolving Credit Facility (excluding the FILO Tranche) have been terminated) in the form of (i) one or more Other ABL Term Loans or Other ABL Term Commitments, (ii) one or more Other Revolving Credit Loans or Other Revolving Credit Commitments, or (iii) in the case of the FILO Tranche, a new “first-in, last-out” tranche, as the case may be, in each case pursuant to a Refinancing Amendment. Each Tranche of Credit Agreement Refinancing Indebtedness incurred under this Subsection 2.7 shall be in an aggregate principal amount that is (x) not less than $10,000,000 in the case of Other ABL Term Loans or Other Revolving Credit Loans and (y) an integral multiple of $5,000,000 in excess thereof.

(b)          The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Subsection 6.2(a) and 6.2(b) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Subsection 6.1 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of any Borrower, or the provision to the Borrowers of Swingline Loans, pursuant to any Other Revolving Credit Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Commitments.

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(c)          The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other ABL Term Loans, Other Revolving Credit Loans, Other Revolving Credit Commitments and/or Other ABL Term Commitments). The Lenders hereby irrevocably authorize the Administrative Agent to enter into any Refinancing Amendment to effect such amendments to this Agreement and the other Loan Documents and such technical amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Subsection 2.7. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Termination Date shall be partially or entirely reallocated from Lenders holding Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

2.8           Extension of Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower Representative to all Revolving Credit Lenders of Commitments with a like maturity date, or all lenders with ABL Term Loans with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Commitments or ABL Term Loans, as applicable) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments or ABL Term Loans, as applicable, and otherwise modify the terms of such Commitments or ABL Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of, or changing the amortization or prepayment provisions of, such Commitments (and related outstandings) or ABL Term Loans) (each, an “Extension”, and each group of Commitments or ABL Term Loans, as applicable, as so extended, as well as the original Commitments or ABL Term Loans (not so extended), as applicable, being a “tranche”; any Extended Revolving Commitments shall constitute a separate tranche of Commitments from the tranche of Commitments from which they were converted and any Extended ABL Term Loans shall constitute a separate tranche of ABL Term Loans from the tranche of ABL Term Loans from which they were converted), so long as the following terms are satisfied: (i) except as to interest rates, fees, final maturity, amortization and prepayment provisions (which shall be determined by the Borrower Representative and set forth in the relevant Extension Offer), (x) the Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings) and (y) the ABL Term Loans of any Lender that agrees to an extension with respect to such ABL Term Loans (an “Extending ABL Term Lender” and together with any Extending Revolving Credit Lender, if any, collectively, “Extending Lenders”) pursuant to an Extension (“Extended ABL Term Loans”) shall have the same terms as the original ABL Term Loans; provided that (x) subject to the provisions of Section 3 and Subsection 2.4 to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Letters of Credit and Swingline Loans shall be participated in on a pro rata basis by all Lenders with Commitments in accordance with their Commitment Percentage of the Commitments and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Commitments) and (y) at no time shall there be Commitments hereunder (including Extended Revolving Commitments and any original Commitments) which have more than two different maturity dates, unless otherwise agreed by the Administrative Agent and the Borrower Representative (including agreements as to additional administrative fees to be paid by the Borrowers), and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

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(b)          With respect to all Extensions consummated by the Borrowers pursuant to this Subsection 2.8, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Subsection 4.4 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower Representative may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower Representative’s sole discretion and which may be waived by the Borrower Representative) of Commitments or ABL Term Loans, as applicable, of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Subsection 2.8 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments or Extended ABL Term Loans, as applicable, on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Subsection 2.8.

(c)          No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to its Commitments or ABL Term Loans (or a portion thereof) and (B) with respect to any Extension of the Commitments, the consent of each Issuing Lender and the Swingline Lender, which consent shall not be unreasonably withheld, conditioned or delayed. All Extended Revolving Commitments and Extended ABL Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments or ABL Term Loans so extended, permit the repayment of non-extending Loans on the Termination Date and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower Representative in connection therewith, in each case on terms consistent with this Subsection 2.8.

(d)          In connection with any Extension, the Borrower Representative shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Subsection 2.8.

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(e)          Following any Extension, with the consent of the Borrower Representative, any Non-Extending Lender may elect to have all or a portion of its existing Commitments or ABL Term Loans deemed to be an Extended Revolving Commitment or Extended ABL Term Loan, as applicable under the applicable extended tranche on any date (each date a “Designation Date”) prior to the maturity date or termination date, as applicable, of such extended tranche; provided that (i) such Lender shall have provided written notice to the Borrower Representative and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion) and (ii) no more than three Designation Dates may occur in any one-year period without the written consent of the Administrative Agent. Following a Designation Date, the existing Commitments or ABL Term Loans, as applicable, held by such Lender so elected to be extended will be deemed to be an Extended Revolving Commitment or Extended ABL Term Loan, as applicable, and any existing Commitments or ABL Term Loans, as applicable, held by such Lender not elected to be extended, if any, shall continue to be existing Commitments or ABL Term Loans, as applicable.

SECTION 3

Letters of Credit

3.1           L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Subsection 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, collectively, the “Letters of Credit”) for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Restricted Subsidiary on any Business Day during the Commitment Period but in no event later than the fifth day prior to the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided that no Letter of Credit shall be issued if, after giving effect to such issuance, (i) the aggregate Extensions of Credit to the Borrowers would exceed the applicable limitations set forth in Subsection 2.1, (ii) the L/C Obligations in respect of Letters of Credit issued by the applicable Issuing Lender would exceed the L/C Commitment Amount or (iii) the Aggregate Outstanding Credit of all the Revolving Credit Lenders would exceed the Commitments of all the Revolving Credit Lenders then in effect.

(b)          Each Letter of Credit shall be denominated in Dollars or an Approved Foreign Currency and shall be either (i) a standby letter of credit issued to support obligations of the Parent or any of its Restricted Subsidiaries, contingent or otherwise, which finance or otherwise arise in connection with the working capital and business needs of the Parent or its Restricted Subsidiaries, and for general corporate purposes, of the Parent or any of its Restricted Subsidiaries, or (ii) a commercial letter of credit in respect of the purchase of goods or services by the Parent or any of its Restricted Subsidiaries, and unless otherwise agreed by the applicable Issuing Lender and, in the case of clause (B) below, the Administrative Agent, expire no later than the earlier of (A) one year after its date of issuance and (B) the fifth Business Day prior to the Termination Date; provided that, notwithstanding any extension of the Termination Date pursuant to Subsection 2.8, unless otherwise agreed, no Issuing Lender shall be obligated to issue a Letter of Credit that expires beyond the non-extended Termination Date.

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(c)          Notwithstanding anything to the contrary in Subsection 3.1(b), if the Borrower Representative so requests in any L/C Request, the applicable Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal L/C”); provided that any such Auto-Renewal L/C must permit the applicable Issuing Lender to prevent any such renewal at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Lender, the applicable Borrower shall not be required to make a specific request to such Issuing Lender for any such renewal. Once an Auto-Renewal L/C has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Lender to permit the renewal of such Letter of Credit at any time to an extended expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the fifth Business Day prior to the Termination Date; provided that such Issuing Lender shall not permit any such renewal if (x) such Issuing Lender has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Subsection 3.2(c) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this clause (c), (1) from the Administrative Agent that any Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Subsection 3.1.

(d)          Each Letter of Credit issued by an Issuing Lender shall be deemed to constitute a utilization of the Commitments, and shall be participated in (as more fully described in the following Subsection 3.4) by the Lenders in accordance with their respective Commitment Percentages. All Letters of Credit issued hereunder shall be issued for the account of the applicable Borrower or (if required by the applicable Issuing Lender, so long as a Borrower is a co-applicant and jointly and severally liable thereunder) any Subsidiary.

(e)          Unless otherwise agreed by the applicable Issuing Lender and the Borrower Representative, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP shall apply to each standby Letter of Credit and the Uniform Customs shall apply to each commercial Letter of Credit. The ISP shall not in any event apply to this Agreement.

3.2           Procedure for Issuance of Letters of Credit. (a) The Borrower Representative may, from time to time during the Commitment Period but in no event later than the 30th day prior to the Termination Date, request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent at its address for notices specified herein, an L/C Request therefor in the form of Exhibit J-2 hereto (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any L/C Request, such Issuing Lender will process such L/C Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall an Issuing Lender be required, unless otherwise agreed to by such Issuing Lender, to issue any Letter of Credit earlier than five Business Days after its receipt of the L/C Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower Representative. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative promptly following the issuance thereof. No Issuing Lender shall amend, cancel or waive presentation of any Letter of Credit, or replace any lost, mutilated or destroyed Letter of Credit, without the prior written consent of the Borrower Representative. Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the applicable Issuing Lender shall promptly notify the Administrative Agent, who shall promptly notify each Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Subsection 3.4. If the applicable Issuing Lender is not the same person as the Administrative Agent, on the first Business Day of each calendar month, such Issuing Lender shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Lender.

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(b)          The making of each request for a Letter of Credit by the Borrower Representative shall be deemed to be a representation and warranty by the Borrower Representative that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Subsection 3.1. Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower or Subsidiary in accordance with such Issuing Lender’s usual and customary practices.

(c)          No Issuing Lender shall be under any obligation to issue any Letter of Credit if

(i)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any banking regulatory authority with jurisdiction over such Issuing Lender shall prohibit the issuance of letters of credit generally, or

(ii)         the issuance of such Letter of Credit would violate one or more existing (as of the date hereof) policies of such Issuing Lender consistently applied by such Issuing Lender to borrowers generally.

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3.3           Fees, Commissions and Other Charges. (a) Each Borrower agrees to pay to the Administrative Agent a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender on its behalf, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurodollar Loans that are Revolving Credit Loans calculated based upon the actual number of days elapsed over a 360-day year, of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the applicable Revolving Credit Lenders to be shared ratably among them in accordance with their respective Commitment Percentages. Each Borrower shall pay to the relevant Issuing Lender with respect to each Letter of Credit a fee equal to 0.125% per annum of the Dollar Equivalent of the aggregate amount available to be drawn under such Letter of Credit or such other amounts as may be agreed by such Borrower and such Issuing Lender, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the Commitments shall terminate calculated based upon the actual number of days elapsed over a 360-day year. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars. In respect of a Letter of Credit denominated in any currency other than Dollars, such fees and commissions shall be converted into Dollars at the Spot Rate on the date on which they are paid (or, if such date is not a Business Day, at the Spot Rate on the immediately preceding Business Day).

(b)          In addition to the foregoing commissions and fees, each Borrower agrees to pay amounts necessary to reimburse the applicable Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender within 10 days after demand therefor.

(c)          The Administrative Agent shall, promptly following any receipt thereof, distribute to the applicable Issuing Lender and the applicable Lenders all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this Subsection 3.3.

3.4           L/C Participations. (a) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Lender or the Lenders, each Issuing Lender hereby irrevocably grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit (including each Existing Letter of Credit) equal to such Lender’s Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. All calculations of the Lenders’ Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

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(b)          If the Borrowers fail to reimburse the applicable Issuing Lender on the due date as provided in Subsection 3.5, such Issuing Lender shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Commitment Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 P.M., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 P.M., New York City time, on any day, not later than 11:00 A.M., New York City time, on the next succeeding Business Day), the Dollar Equivalent of an amount equal to such Lender’s Commitment Percentage of the unreimbursed L/C Disbursement in the same manner as provided in Subsection 2.2 with respect to Loans made by such Lender, and the Administrative Agent will promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the applicable Issuing Lender any amounts received by it from the Borrowers pursuant to the above clause (a) prior to the time that any Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrowers thereafter will be promptly remitted by the Administrative Agent to the Lender that shall have made such payments and to such Issuing Lender, as appropriate.

(c)          If any Lender shall not have made its Commitment Percentage of such L/C Disbursement available to the Administrative Agent as provided above, each of such Lender and each Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Lender at (i) in the case of Borrower, the rate per annum set forth in Subsection 3.5(b) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

3.5           Reimbursement Obligation of the Borrowers. (a) Each Issuing Lender shall promptly notify the Borrower Representative of any presentation of a draft under any Letter of Credit. Each Borrower hereby agrees to reimburse each Issuing Lender, upon receipt by the Borrower Representative of notice from the applicable Issuing Lender of the date and the Dollar Equivalent of the amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender (an “L/C Disbursement”), for the amount of such draft so paid and any Non-Excluded Taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to the applicable Issuing Lender, at its address for notices specified herein, in Dollars in immediately available funds, no later than 3:00 P.M., New York City time, on the date which is one Business Day (or, if the Facility is fully drawn on such date and the applicable Borrower does not have sufficient cash on hand to make such payment, two Business Days) after the date on which the Borrower Representative receives such notice, if received prior to 11:00 A.M., New York City Time, on a Business Day and otherwise, no later than 3:00 P.M., New York City time, on the next succeeding Business Day; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Subsection 2.2 that such payment be financed with ABR Loans or Swingline Loans in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Loans or Swingline Loans. In the case of any such reimbursement in Dollars with respect to a Letter of Credit denominated in any Approved Foreign Currency, the applicable Issuing Lender shall notify the Borrower Representative of the Dollar Equivalent of the amount of the draft so paid promptly following determination thereof.

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(b)          Interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this Subsection 3.5(b) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to clause (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6           Obligations Absolute. The Reimbursement Obligations of Borrowers as provided in Subsection 3.5 shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of the Parent and its Restricted Subsidiaries. None of the Agents, the Lenders, the Issuing Lenders or any of their affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lenders; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable Requirements of Law) suffered by the Borrowers that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

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3.7           L/C Disbursements. The applicable Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Lender shall promptly give written notice to the Administrative Agent and the Borrower Representative of such demand for payment and whether such Issuing Lender has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to such Issuing Lender and the Lenders with respect to any such L/C Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Subsection 3.5).

3.8           L/C Request. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any L/C Request or other application or agreement submitted by any Borrower or any Subsidiary, to, or entered into by any Borrower or any Subsidiary with, any Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

3.9           Cash Collateralization. If the maturity of the Loans has been accelerated, the Borrowers shall then deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to the L/C Obligations as of such date plus any accrued and unpaid interest thereon. Funds so deposited shall be applied by the Administrative Agent to reimburse the applicable Issuing Lender for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be applied to satisfy other Obligations of the Borrowers under this Agreement.

3.10         Additional Issuing Lenders. The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this Subsection 3.10 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender. The Administrative Agent shall notify the Lenders of any such additional Issuing Lender. If at any time there is more than one Issuing Lender hereunder, the Borrower Representative may, in its discretion, select which Issuing Lender is to issue any particular Letter of Credit.

3.11         Resignation or Removal of the Issuing Lender. Any Issuing Lender may resign as Issuing Lender hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and the Borrower Representative. Any Issuing Lender may be replaced at any time by written agreement among the Borrower Representative, each Agent, the replaced Issuing Lender and the successor Issuing Lender. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Lender. At the time any such resignation of an Issuing Lender shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the retiring Issuing Lender pursuant to Subsection 3.3. From and after the effective date of any such resignation or replacement, (i) the successor Issuing Lender shall have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context requires. After the resignation or replacement of an Issuing Lender, the retiring or replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

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SECTION 4

General Provisions Applicable to Loans and Letters of Credit

4.1           Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR Rate determined for such day plus the Applicable Margin in effect for such day.

(b)          Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Alternate Base Rate in effect for such day plus the Applicable Margin in effect for such day.

(c)          If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the Stated Maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Subsection 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this Subsection 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in clause (b) of this Subsection 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the Alternate Base Rate plus 2.00%, in each case from the date of such nonpayment until such amount is paid in full (as well after as before any judgment relating thereto).

(d)          Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (c) of this Subsection 4.1 shall be payable from time to time on demand.

(e)          It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

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4.2           Conversion and Continuation Options. (a) Subject to its obligations pursuant to Subsection 4.12(c), the applicable Borrowers may elect from time to time to convert outstanding Revolving Credit Loans from Eurodollar Loans to ABR Loans by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 2:00 P.M., New York City time two Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. The Borrower Representative may elect from time to time to convert outstanding Revolving Credit Loans from ABR Loans to Eurodollar Loans by the Borrower Representative giving the Administrative Agent irrevocable notice of such election prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurodollar Loans or ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such conversions may be made and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the applicable Termination Date.

(b)          Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Subsection 1.1, provided that no Eurodollar Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default (other than any Default under Subsection 9.1(f)), the Administrative Agent has given notice to the Borrower Representative that no such continuations may be made or (ii) after the date that is one month prior to the applicable Termination Date, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this clause (b) or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this Subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3           Minimum Amounts; Maximum Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Set shall be equal to $500,000 or a whole multiple of $500,000 in excess thereof and so that there shall not be more than 10 Sets at any one time outstanding.

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4.4           Optional and Mandatory Prepayments. (a) Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to Subsection 4.12, without premium or penalty, upon notice by the Borrower Representative to the Administrative Agent prior to 2:00 P.M., New York City time at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the date of prepayment (in the case of Eurodollar Loans) or prior to 2:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion) on the date of prepayment (in the case of (x) ABR Loans, (y) Swingline Loans and (z) Reimbursement Obligations outstanding in Dollars). Such notice shall be irrevocable except as provided in Subsection 4.4(g). Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans or Swingline Loans, or a combination thereof, and (ii) of Eurodollar Loans or ABR Loans, or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall (subject to Subsection 4.4(g)) be due and payable on the date specified therein, together with (if a Eurodollar Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Subsection 4.12, the Revolving Credit Loans and the Reimbursement Obligations pursuant to this Section and shall (unless the Borrower Representative otherwise directs) be applied, first, to payment of the Swingline Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding, and last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent. Partial prepayments pursuant to this Subsection 4.4(a) shall be in multiples of $100,000, as applicable; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)          On any day (other than during an Agent Advance Period) on which the Aggregate Lender Exposure or the unpaid balance of Extensions of Credit to, or for the account of, the Borrowers exceeds the Borrowing Base (based on the Borrowing Base Certificate last delivered to the Administrative Agent, as adjusted for any Availability Reserve that has been established by the Administrative Agent, and has become effective, in accordance with Subsection 2.1(b), and for any decrease in or discontinuation of any Availability Reserve, after the delivery of such Borrowing Base Certificate) or the aggregate Commitments at such time, the Borrowers shall prepay on such day the principal of outstanding Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans, the aggregate amount of the L/C Obligations exceeds the Borrowing Base at such time (based on the Borrowing Base Certificate last delivered to the Administrative Agent, as adjusted for any Availability Reserve that has been established by the Administrative Agent, and has become effective, in accordance with Subsection 2.1(b), and for any decrease in or discontinuation of any Availability Reserve, after the delivery of such Borrowing Base Certificate), the Borrowers shall pay to the Administrative Agent on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders and the Revolving Credit Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

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(c)          The Borrowers shall prepay all Swingline Loans then outstanding simultaneously with each borrowing by them of Revolving Credit Loans.

(d)          Prepayments pursuant to Subsection 4.4(b) shall be applied, first, to prepay Swingline Loans then outstanding, second, to prepay Revolving Credit Loans then outstanding, third, to pay any Reimbursement Obligations then outstanding, and last, to cash collateralize all L/C Obligations on terms reasonably satisfactory to the Administrative Agent.

(e)          For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under Subsection 4.4(b).

(f)          Notwithstanding the foregoing provisions of this Subsection 4.4, if at any time any prepayment of the Loans pursuant to Subsection 4.4(a) or 4.4(b) would result, after giving effect to the procedures set forth in this Agreement, in any Borrower incurring breakage costs under Subsection 4.12 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid), to be held as security for the obligations of such Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans (or such earlier date or dates as shall be requested by such Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with Subsection 4.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce Excess Availability to an amount that is less than the amount of such prepayment until the related portion of such Eurodollar Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans; provided further, in the case of either clause (i) or (ii) above, such unpaid Eurodollar Loans shall continue to bear interest in accordance with Subsection 4.1 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.

(g)          If a notice of prepayment in connection with a repayment of all outstanding Loans is given in connection with a conditional notice of termination of Commitments as contemplated by Subsection 2.3, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Subsection 2.3.

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(h)          Notwithstanding anything to the contrary herein, this Subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of Loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

4.5           Commitment Fees; Administrative Agent’s Fee; Other Fees. (a) Each Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Applicable Commitment Fee Rate on the average daily amount of the Unutilized Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first such date to occur after the date hereof.

(b)          Each Borrower agrees to pay to the Administrative Agent the fees set forth in the Fee Letter on the payment dates set forth therein.

4.6           Computation of Interest and Fees. (a) Interest (other than interest based on the Base Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Base Rate shall be calculated on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of each determination of an Adjusted LIBOR Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Statutory Reserves shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Subsection 4.1, excluding any LIBOR Rate which is based upon the Reuters Monitor Money Rates Service page and any ABR Loan which is based upon the Alternate Base Rate.

(c)          Upon the request of the Administrative Agent, each Reference Bank agrees that, if such Reference Bank is currently providing quotes for United States Dollar deposits to lending banks in the London interbank market, it will promptly (and no later than the Business Day following any such request) supply the Administrative Agent with the rate quoted by such Reference Bank to lending banks in the London interbank market two Business Days before the first day of the relevant Interest Period for United States Dollar deposits of a duration equal to the duration of such Interest Period.

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4.7           Inability to Determine Interest Rate. If, prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate with respect to any Eurodollar Loan for such Interest Period (the “Affected Eurodollar Rate”), the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower Representative and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurodollar Loans the rate of interest applicable to which is based on the Affected Eurodollar Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be converted to or continued as ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate.

4.8           Pro Rata Treatment and Payments. (a) Except as expressly otherwise provided herein, each borrowing of Revolving Credit Loans (other than Swingline Loans) by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the Commitments hereunder shall be allocated by the Administrative Agent and any reduction of the Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent in each case pro rata according to the Commitment Percentages of the Lenders. Except as expressly otherwise provided herein, each payment (including each prepayment (but excluding payments made pursuant to Subsection 2.6, 2.7, 2.8, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.15(c) or 11.1(g))) by any of the applicable Borrowers on account of principal of and interest on any Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Credit Lenders, and each payment on account of principal of and interest on any loans made pursuant to any Tranche established after the date of this Agreement shall be allocated pro rata (or as may otherwise be provided for in the applicable amendment to this Agreement relating to such Tranche) among the Lenders with Incremental Revolving Commitments in respect thereof or with participations in such Tranche (in each case subject to any limitations on non-pro rata payments otherwise provided for in Subsection 2.6(b)(i)(E) or 2.6(b)(ii)). All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made on or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 P.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion)) on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans, the Lenders, the Administrative Agent, or the Other Representatives, as the case may be, at the Administrative Agent’s office specified in Subsection 11.2, in Dollars in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders or Other Representatives, as the case may be, if any such payment is received prior to 2:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders or Other Representatives, as the case may be, on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This Subsection 4.8(a) may be amended in accordance with Subsection 11.1(d) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new Tranches added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

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(b)          Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower Representative of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available; provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to Subsection 2.1.

4.9           Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof in each case occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swingline Loan) when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Affected Loans or within such earlier period as required by law. If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Subsection 4.12.

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4.10         Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or any Issuing Lender, or compliance by any Lender or any Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender or such Issuing Lender becomes an Issuing Lender):

(i)          shall subject such Lender or such Issuing Lender to any Tax of any kind whatsoever with respect to any Letter of Credit, any L/C Request or any Eurodollar Loans made or maintained by it or its obligation to make or maintain Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case, except for Non-Excluded Taxes, Taxes imposed by FATCA and Taxes measured by or imposed upon net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch Taxes, imposed in lieu of such net income Tax), of such Lender, such Issuing Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)         shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii)        shall impose on such Lender or such Issuing Lender any other condition (excluding any Tax of any kind whatsoever);

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and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender, by an amount which such Lender or such Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower Representative from such Lender, through the Administrative Agent in accordance herewith, the applicable Borrower shall promptly pay such Lender or such Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Subsection 4.10(a) and such amounts, if any, as may be required pursuant to Subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this Subsection 4.10(a), it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in this clause (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(a) submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(a), the Borrowers shall not be required to compensate a Lender (i) pursuant to this Subsection 4.10(a) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower Representative of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof) and (ii) for any increased costs, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)          If any Lender or any Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s or such Issuing Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such Issuing Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Lender to be material, then from time to time, within 10 Business Days after submission by such Lender to the Borrower Representative (through the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this clause (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or such Issuing Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Subsection 4.10(b) submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Subsection 4.10(b), the Borrowers shall not be required to compensate a Lender (i) pursuant to this Subsection 4.10(b) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower Representative of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof) and (ii) for any increased costs, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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(c)          Notwithstanding anything herein to the contrary, the Dodd Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Closing Date for all purposes herein.

4.11         Taxes. (a) Except as provided below in this Subsection 4.11 or as required by law (which, for purposes of this Subsection 4.11, shall include FATCA), all payments made by the Borrowers or the Agents under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by such Borrower or the Administrative Agent to any Agent or any Lender hereunder or under any Notes, the amounts so payable by such Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrowers shall be entitled to deduct and withhold, and the Borrowers shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by any Borrower to or for the account of any Agent or Lender shall not be increased (x) if such Agent or Lender fails to comply with the requirements of clause (b), (c) or (d) of this Subsection 4.11 or with the requirements of Subsection 4.13, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a Change in Law, or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”). Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter the Borrower Representative shall send to the Administrative Agent for its own account or for the account of the respective Lender or Agent, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or the Borrower Representative fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

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(b)          Each Agent and each Lender that is not a United States Person shall:

(i)          (1) on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower Representative and the Administrative Agent (A) two accurate and complete original signed Internal Revenue Service Forms W-8BEN or IRS Forms W-8BEN-E, as appropriate (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), or Forms W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2)         deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms or certifications provided in Subsection 4.11(b)(i)(1) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower Representative;

(3)         obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower Representative or the Administrative Agent; and

(4)         deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (4) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any Loan Party) which would be imposed on such Lender of complying with such request; or

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(ii)         in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is claiming the so-called “portfolio interest exemption”,

(1)         represent to the Borrowers and the Administrative Agent that it is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(2)         deliver to the Borrower Representative on or before the date of any payment by any of the Borrowers with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit D hereto (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as appropriate, or successor applicable form, certifying to such Lender’s legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes and (C) such other forms, documentation or certifications, as the case may be certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes (and shall also deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms or certificates on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower Representative or the Administrative Agent for filing and completing such forms or certificates); and

(3)         deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower Representative) which would be imposed on such Lender of complying with such request; or

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(iii)        in the case of any such Agent or Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes,

(1)         on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to, or for the account of, such Agent or Lender, deliver to the Borrower Representative and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-8IMY and, if any beneficiary or member of such Lender is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such Lender is not (A) a bank within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower Representative and the Administrative Agent two U.S. Tax Compliance Certificates certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes; and

(A)         with respect to each beneficiary or member of such Agent or Lender that is not claiming the so-called “portfolio interest exemption”, also deliver to the Borrower Representative and the Administrative Agent (I) two accurate and complete original signed Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as appropriate (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Forms W-8ECI or Forms W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)         with respect to each beneficiary or member of such Lender that is claiming the so-called “portfolio interest exemption”, (I) represent to the Borrowers and the Administrative Agent that such beneficiary or member is not (1) a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (II) also deliver to the Borrower Representative and the Administrative Agent two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed Internal Revenue Service Forms W-8BEN or Forms W-8BEN-E, as appropriate, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes, and (III) also deliver to the Borrower Representative and the Administrative Agent such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

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(2)         deliver to the Borrower Representative and the Administrative Agent two further accurate and complete original signed forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and obtain such extensions of time reasonably requested by the Borrower Representative or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(3)         deliver, to the extent legally entitled to do so, upon reasonable request by the Borrower Representative, to the Borrower Representative and the Administrative Agent such other forms as may be reasonably required in order to establish the legal entitlement of such Agent or Lender (or beneficiary or member) to an exemption from, or reduction of, withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (3) such Agent or Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Agent or Lender (or beneficiary or member) of complying with such request;

unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent such Agent or such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Agent or such Lender so advises the Borrower Representative and the Administrative Agent.

(c)          Each Lender and each Agent, in each case that is a United States Person, shall on or before the date of any payment by any Borrower under this Agreement or any Notes to such Lender or Agent, deliver to the Borrower Representative and the Administrative Agent two accurate and complete original signed Internal Revenue Service Forms W-9, or successor form, certifying that such Lender or Agent is a United States Person and that such Lender or Agent is entitled to complete exemption from United States backup withholding tax.

(d)          Notwithstanding the foregoing, if the Administrative Agent is not a United States Person, on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to the Administrative Agent, the Administrative Agent shall:

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(i)          deliver to the Borrower Representative (A) two accurate and complete original signed Internal Revenue Service Forms W-8ECI, or successor applicable form, with respect to any amounts payable to the Administrative Agent for its own account, (B) two accurate and complete original signed Internal Revenue Service Forms W-8IMY, or successor applicable form, with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by U.S. Treasury Regulation § 1.1441-1(b)(2)(iv)) and (C) such other forms or certifications as may be sufficient under applicable law to establish that the Administrative Agent is entitled to receive any payment by any of the Borrowers under this Agreement or any Notes (whether for its own account or for the account of others) without deduction or withholding of any United States federal income taxes;

(ii)         deliver to the Borrower Representative two further accurate and complete original signed forms or certifications provided in Subsection 4.11(d)(i) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower Representative; and

(iii)        obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower Representative or the Administrative Agent;

unless in any such case (other than with respect to United States backup withholding tax) there has been a Change in Law which renders all such forms inapplicable or which would prevent the Administrative Agent from duly completing and delivering any such form with respect to it and the Administrative Agent so advises the Borrower Representative.

(e)          If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and the Borrower Representative, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower Representative, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Administrative Agent or the Borrower Representative as may be necessary for the Administrative Agent and the Borrowers to comply with their respective obligations (including any applicable reporting requirements) under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For the avoidance of doubt, the Borrowers and the Administrative Agent shall be permitted to withhold any Taxes imposed by FATCA.

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(f)          For purposes of this Section 4.11 and for purposes of Section 4.13, the term “Lender” includes any Issuing Lender.

4.12         Indemnity. The Borrowers agree, jointly and severally, to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrowers and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans, after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurodollar Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans or the conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Subsection 4.12, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Subsection 4.12 submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. The Borrower Representative shall pay (or cause the relevant Borrower to pay) such Lender the amount shown as due on any such certificate within five Business Days after receipt thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13         Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense of the Borrower Representative, each Lender and Agent to which any Borrower is required to pay any additional amount pursuant to Subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower Representative the opportunity to contest, and reasonably cooperate with the Borrower Representative in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Agent shall not be required to afford the Borrower Representative the opportunity to so contest unless the Borrower Representative shall have confirmed in writing to such Lender or Agent such Borrower’s obligation to pay such amounts pursuant to this Agreement and (ii) the Borrowers shall reimburse such Lender or Agent for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower Representative in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender or Agent shall be required to afford the Borrower Representative the opportunity to contest, or cooperate with the Borrower Representative in contesting, the imposition of any Non-Excluded Taxes, if such Lender or Agent in its sole discretion in good faith determines that to do so would have an adverse effect on it.

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(b)          If a Lender changes its applicable lending office (other than (i) pursuant to clause (c) below or (ii) after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under Subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c)          If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Agent by any of the Borrowers pursuant to Subsection 4.10 or 4.11 or result in Affected Loans or commitments to make Affected Loans being automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, pursuant to Subsection 4.9, such Lender or Agent shall promptly notify the Borrower Representative and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender or Agent shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrowers agree to reimburse such Lender or Agent for the reasonable incremental out-of-pocket costs thereof).

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(d)          If any of the Borrowers shall become obligated to pay additional amounts pursuant to Subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Subsection 4.10 or 4.11 or if Affected Loans or commitments to make Affected Loans are automatically converted to ABR Loans or commitments to make ABR Loans, as the case may be, under Subsection 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for such conversion under Subsection 4.9, the Borrower Representative shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower Representative to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to Subsection 4.12, without premium or penalty and terminate the Commitments in respect of the Revolving Credit Facility of such Lender. In the case of the substitution of a Lender, then, the Borrower Representative, any other applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Subsection 11.6(b) in connection with such assignment shall be paid by the Borrower Representative or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under Subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this Subsection 4.13) prior to such substitution or prepayment. In the case of the substitution of a Lender pursuant to this Subsection 4.13(d) or Subsection 4.15(c)(i), if the Lender being replaced does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to such replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrower Representative to such Lender being replaced, then the Lender being replaced shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Lender.

(e)          If any Agent or any Lender receives a refund directly attributable to Taxes for which any of the Borrowers has made additional payments pursuant to Subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. This paragraph shall not be construed to require any Agent or Lender to make available its Tax returns (or related work papers and advice prepared by outside advisors) to any Borrower or to any other Person.

(f)          The obligations of any Agent, Lender or Participant under this Subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14         Controls on Prepayment if Aggregate Outstanding Credit Exceeds Aggregate Revolving Credit Loan Commitments. (a) In addition to the provisions set forth in Subsection 4.4(b), the Borrower Representative will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the objective of preventing any request for an Extension of Credit that would result in (i) the Aggregate Outstanding Credit with respect to all of the Revolving Credit Lenders (including the Swingline Lender) being in excess of the aggregate Commitments then in effect or (ii) any other circumstance under which an Extension of Credit would not be permitted pursuant to Subsection 2.1(a).

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(b)          The Administrative Agent will calculate the Aggregate Outstanding Credit with respect to all of (A) the Revolving Credit Lenders and (B) the Lenders (in each case, including the Swingline Lender) from time to time, and in any event not less frequently than once during each calendar week. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swingline Lender in respect of outstanding Swingline Loans and from the Issuing Lenders in respect of outstanding L/C Obligations.

4.15         Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Credit Lender is a Defaulting Lender:

(a)          no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender (except to the extent it is payable to the Issuing Lender pursuant to clause (d)(v) below);

(b)          in determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Credit Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c)          the Borrower Representative shall have the right, at its sole expense and effort (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower Representative to each become a substitute Revolving Credit Lender and assume all or part of the Commitment of any Defaulting Lender and the Borrower Representative, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, upon notice to the Administrative Agent, to prepay the Loans and, at the Borrower Representative’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(d)          if any Swingline Exposure exists or any L/C Obligations exist at the time a Revolving Credit Lender becomes a Defaulting Lender then:

(i)          all or any part of such Swingline Exposure and L/C Obligations shall be re-allocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Commitments;

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(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding;

(iii)        if any portion of such Defaulting Lender’s L/C Obligations is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the L/C Fee for participation with respect to such portion of such Defaulting Lender’s L/C Exposure so long as it is cash collateralized;

(iv)        if any portion of such Defaulting Lender’s L/C Obligations is reallocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Commitment Percentages; or

(v)         if any portion of such Defaulting Lender’s L/C Obligations is neither cash collateralized nor reallocated pursuant to this Subsection 4.15(d), then, without prejudice to any rights or remedies of the Issuing Lender or any Revolving Credit Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated;

(e)          so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless they are respectively satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Administrative Agent, and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein);

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(f)          any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower Representative, held in such account as cash collateral for future funding obligations of such Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of L/C Disbursements in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Subsection 6.2 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender; and

(g)          In the event that the Administrative Agent, the Borrower Representative, each applicable Issuing Lender or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage. The rights and remedies against a Defaulting Lender under this Subsection 4.15 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Subsection 4.15 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

4.16         Cash Management.

(a)          Annexed hereto as Schedule 4.16, as the same may be modified from time to time by notice to the Administrative Agent, is a schedule of all DDAs and Concentration Accounts that are maintained by the Qualified Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank account(s)) maintained with such depository; and (iii) a contact person at such depository.

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(b)          Except as otherwise agreed by the Administrative Agent, each Qualified Loan Party shall (i) deliver to the Administrative Agent (A) notifications executed on behalf of each such Qualified Loan Party to each depository institution with which any DDA (other than Excluded Accounts) is maintained, in form reasonably satisfactory to the Administrative Agent of the Administrative Agent’s interest in such DDA and (B) Credit Card Notifications executed on behalf of each such Qualified Loan Party and delivered to each Credit Card Issuer and Credit Card Processor, in form reasonably satisfactory to the Administrative Agent, (ii) instruct each depository institution for a DDA (other than Excluded Accounts) that the amount in excess of the Target Amount and available at the close of each Business Day in such DDA should be swept to one of the Qualified Loan Parties’ Concentration Accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Administrative Agent, (iii) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Administrative Agent or the Collateral Agent and any bank with which such Qualified Loan Party maintains a Concentration Account into which the DDAs (other than Excluded Accounts) are swept (each such account, a “Blocked Account” and collectively, the “Blocked Accounts”), covering each such Concentration Account maintained with such bank and (iv) (A) instruct all Account Debtors of such Qualified Loan Party that remit payments of Accounts of such Account Debtor regularly by check pursuant to arrangements with such Qualified Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or Concentration Account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or Concentration Account or (B) cause the checks of any such Account Debtors to be deposited in the applicable DDA or Concentration Account within two Business Days after such check is received by such Qualified Loan Party. All amounts received by the Parent or any of its Domestic Subsidiaries that is a Loan Party in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than (i) any such amount to be deposited in Excluded Accounts or (ii) cash excluded from the Collateral pursuant to any Security Document) be deposited into a DDA (other than an Excluded Account) or Concentration Account. Each Qualified Loan Party agrees that it will not cause proceeds of such DDAs (other than Excluded Accounts) to be otherwise redirected.

(c)          Each Blocked Account Agreement shall require, after the occurrence and during the continuance of a Dominion Event, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have either been terminated or expired (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent)), of all available cash balances and cash receipts, including the then contents or then entire available ledger balance of each Blocked Account net of such minimum balance (not to exceed $1,000,000 per account or $3,000,000 in the aggregate), if any, required by the bank at which such Blocked Account is maintained to an account maintained by the Administrative Agent at Wells Fargo Bank, National Association (or another bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Borrower Representative) (the “Core Concentration Account”). Each Qualified Loan Party agrees that it will not cause proceeds of any Blocked Account to be otherwise redirected.

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(d)          All collected amounts received in the Core Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent or the Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Revolving Credit Loans advanced by the Administrative Agent; (2) second, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Issuing Lender under any of the Loan Documents and to repay all outstanding Unpaid Drawings and all interest thereon; (3) third, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Revolving Credit Loans and all accrued and unpaid fees actually due and payable to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Loan Documents; (4) fourth, to repay (on a ratable basis) the outstanding principal of Revolving Credit Loans (whether or not then due and payable); (5) fifth, to pay (on a ratable basis) all outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under this Agreement; and (6) sixth, to pay (on a ratable basis) all other outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the Collateral Agent, and the Lenders under any of the other Loan Documents. This Subsection 4.16(d) may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable, in accordance with Subsection 11.1(d).

(e)          If, at any time after the occurrence and during the continuance of a Dominion Event as to which the Administrative Agent has notified the Borrower Representative, any cash, Cash Equivalents or Temporary Cash Investments owned by any Qualified Loan Party (other than (i) de minimis cash, Cash Equivalents and/or Temporary Cash Investments from time to time inadvertently misapplied by any Qualified Loan Party, (ii) cash, Cash Equivalents or Temporary Cash Investments deposited or to be deposited in an Excluded Account in accordance with this Subsection 4.16, (iii) cash, Cash Equivalents or Temporary Cash Investments that are (or are in any bank account that is) excluded from the Collateral pursuant to any Security Document, including Excluded Assets and (iv) cash, Cash Equivalents or Temporary Cash Investments in the Asset Sales Proceeds Account (as defined in the ABL/Term Loan Intercreditor Agreement, if any) are deposited to any bank account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent shall be entitled to require the applicable Qualified Loan Party to close such bank account and have all funds therein transferred to a Blocked Account, and to cause all future deposits that were previously made or required to be made to such bank account to be made to a Blocked Account.

(f)          (a) The Qualified Loan Parties respectively may close DDAs or Concentration Accounts and/or open new DDAs or new Concentration Accounts, subject to, in the case of any new Concentration Account, (i) the contemporaneous execution and delivery to the Administrative Agent of a Blocked Account Agreement consistent with the provisions of this Subsection 4.16 with respect to each such new Concentration Account or (ii) other arrangements reasonably satisfactory to the Administrative Agent and (b) as part of the Compliance Certificate to be delivered concurrently with the delivery of financial statements and reports referred to in Subsections 7.1(a) and 7.1(b) the Borrower Representative will provide a list to the Administrative Agent of any new opened or acquired DDAs or Concentration Accounts during the preceding Fiscal Quarter.

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(g)          In the event that a Qualified Loan Party acquires new demand deposit accounts or new concentration accounts in connection with an acquisition, the Borrower Representative will procure that such Qualified Loan Party shall within 90 days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) cause such new demand deposit accounts or new concentration accounts so acquired to comply with the applicable requirements of Subsection 4.16(b) (including, with respect to any new Concentration Account, by entering into a Blocked Account Agreement) or shall enter into other arrangements consistent with the provisions of this Subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent with respect to any new Concentration Account or DDA that, in either case, is to become a Blocked Account.

(h)          The Core Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. The Borrower Representative, on behalf of each Qualified Loan Party, hereby acknowledges and agrees that, except to the extent otherwise provided in the Guarantee and Collateral Agreement, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, (x) such Qualified Loan Party has no right of withdrawal from the Core Concentration Account, (y) the funds on deposit in the Core Concentration Account shall at all times continue to be collateral security for all of the Obligations of the Qualified Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Core Concentration Account shall be applied as provided in this Agreement and the ABL/Term Loan Intercreditor Agreement (and any other applicable intercreditor agreement). In the event that, notwithstanding the provisions of this Subsection 4.16, any Qualified Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Core Concentration Account pursuant to Subsection 4.16(c), such proceeds and collections shall be held in trust by such Qualified Loan Party for the Administrative Agent, shall not be commingled with any of such Qualified Loan Party’s other funds or deposited in any bank account of such Qualified Loan Party (other than any bank account by which such Qualified Loan Party received or acquired dominion or control over such proceeds and collections or with any funds in such bank account) and shall promptly be deposited into the Core Concentration Account or dealt with in such other fashion as such Qualified Loan Party may be instructed by the Administrative Agent.

(i)          So long as no Dominion Event has occurred and is continuing, the Qualified Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(j)          Any amounts held or received in the Core Concentration Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the monetary obligations due and owing hereunder and under the other Loan Documents have been satisfied or (y) all Dominion Events have been cured or waived, shall (subject in the case of clause (x) to the provisions of the applicable intercreditor agreement), be remitted to the operating bank account of the applicable Qualified Loan Party.

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(k)          Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this Subsection 4.16 during the initial 90 day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is 90 days following the Closing Date or such later date as the Administrative Agent, in its sole discretion, may agree.

SECTION 5

Representations and Warranties

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each other date thereafter on which an Extension of Credit is made, the Parent with respect to itself and its Restricted Subsidiaries, hereby represents and warrants, on the Closing Date, in each case after giving effect to the Transactions, and any Extension of Credit in connection therewith, on every other date thereafter on which an Extension of Credit is made (in each case, solely to the extent required to be true and correct for such Extension of Credit pursuant to Subsection 6.2), to the Administrative Agent and each Lender that:

5.1           Financial Condition. (a) The audited consolidated balance sheet of the Parent and its Subsidiaries as of October 29, 2017 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the Fiscal Year ended October 29, 2017, reported on by and accompanied by reports from Ernst & Young LLP present fairly, in all material respects, the consolidated financial condition as at such dates, and the consolidated statements of operations and combined cash flows for the respective periods then ended of the Parent and its Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes).

(b)          As of the Closing Date, except as set forth in the financial statements referred to in Subsection 5.1(a), there are no liabilities of any Loan Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which would reasonably be expected to result in a Material Adverse Effect.

5.2           No Change; Solvent. Since October 29, 2017, there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to (i) the consummation of the Transactions, (ii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iii) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the Transactions contemplated hereby). As of the Closing Date, after giving effect to the consummation of the Transactions to be consummated on the Closing Date, the Parent, together with its Subsidiaries on a consolidated basis, is Solvent.

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5.3           Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its incorporation or formation, except (other than with respect to the Parent and the Borrowers), to the extent that the failure to be organized, existing and (to the extent applicable) in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and (to the extent applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and (to the extent applicable) in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4           Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the L/C Requests. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, and (c) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by each Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

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5.5           No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, (b) will not result in, or require the creation or imposition of any Lien (other than Liens securing the Obligations or otherwise permitted hereby) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation and (c) will not violate any provision of the Organizational Documents of such Loan Party or any of the Restricted Subsidiaries, except (other than with respect to the Borrowers) as would not reasonably be expected to have a Material Adverse Effect.

5.6           No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower Representative, threatened by or against the Parent or any of its Restricted Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7           No Default. Neither the Parent nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Closing Date, no Default or Event of Default has occurred and is continuing.

5.8           Ownership of Property; Liens. Each of the Parent and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property located in the United States of America, and good title to, or a valid leasehold interest in, all its other material property located in the United States of America, except those for which the failure to have such good title or such leasehold interest would not be reasonably expected to have a Material Adverse Effect, and none of such real or other property is subject to any Lien, except for Liens permitted hereby (including Permitted Liens).

5.9           Intellectual Property. The Parent and each of its Restricted Subsidiaries owns beneficially, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, and rights in know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person against the Parent or any of its Restricted Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower Representative know of any such claim, and, to the knowledge of the Borrower Representative, the use of such Intellectual Property by the Parent and its Restricted Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

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5.10         Taxes. To the knowledge of the Borrower Representative, (1) the Parent and each of its Restricted Subsidiaries has filed or caused to be filed all material tax returns which are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other Taxes imposed on it or any of its property by any Governmental Authority; and (2) no Tax Liens have been filed (except for Liens for Taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such Taxes (in each case under the foregoing clauses (1) and (2), other than in respect of any such (i) Taxes with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent or its Restricted Subsidiaries, as the case may be).

5.11         Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower Representative will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.12         ERISA. (a) During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan, none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) a Reportable Event; (ii) a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) a complete or partial withdrawal from any Multiemployer Plan by the Parent or any Commonly Controlled Entity; (vii) the ERISA Reorganization or Insolvency of any Multiemployer Plan; (viii) any transaction that resulted or could reasonably be expected to result in any liability to the Parent or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA or (ix) the imposition of any Liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any Commonly Controlled Entity.

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(b)          With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Parent or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Parent or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.13         Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a valid and enforceable security interest in or liens on the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) all Filings (as defined in the Guarantee and Collateral Agreement) have been completed, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) constituting Collateral a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement and (c) all Deposit Accounts and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the “control” of the Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the security interests and liens granted pursuant to the Guarantee and Collateral Agreement shall constitute (to the extent described therein) a perfected security interest in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of each pledgor party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 6 thereto (if any)) with respect to such pledgor. Notwithstanding any other provision of this Agreement, capitalized terms that are used in this Subsection 5.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.14         Investment Company Act; Other Regulations. None of the Borrowers is required to be registered as an “investment company”, or a company “controlled” by an entity required to be registered as an “investment company”, within the meaning of the Investment Company Act. None of the Borrowers is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

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5.15         Subsidiaries. Schedule 5.15 sets forth all the Subsidiaries of the Parent at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Parent therein.

5.16         Purpose of Loans. The proceeds of Revolving Credit Loans and Swingline Loans shall be used by the Borrowers (i) to effect, in part, the Transactions, and to pay certain fees and expenses relating thereto and (ii) to finance the working capital, capital expenditures, business requirements and for other purposes of the Parent and its Subsidiaries not prohibited by this Agreement.

5.17         Environmental Matters. Other than as disclosed on Schedule 5.17 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)          The Parent and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws and Environmental Permits, including any reasonably foreseeable future requirements thereof.

(b)          Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to, at or from any real property presently or formerly owned, leased or operated by the Parent or any of its Restricted Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Parent or any of its Restricted Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Parent and its Restricted Subsidiaries, or (iii) impair the fair saleable value of any real property owned by the Parent or any of its Restricted Subsidiaries that is part of the Collateral.

(c)          There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent or any of its Restricted Subsidiaries is, or to the knowledge of the Parent or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent or any of its Restricted Subsidiaries, threatened.

(d)          Neither the Parent nor any of its Restricted Subsidiaries has received any written request for information, claim alleging liability for Environmental Costs, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information or for payment of Environmental Costs from any Governmental Authority or third party with respect to any Materials of Environmental Concern.

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(e)          Neither the Parent nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.18         No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower Representative to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Parent’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower Representative and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.19         Labor Matters. There are no strikes pending or, to the knowledge of the Borrower Representative, reasonably expected to be commenced against the Parent or any of its Restricted Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Parent and each of its Restricted Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.20         Insurance. Schedule 5.20 sets forth a complete and correct listing as of the Closing Date of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Parent and its Restricted Subsidiaries taken as a whole, with the amounts insured (and any deductibles) set forth therein.

5.21         Eligible Accounts. As of the date of any Borrowing Base Certificate, the Accounts included in the calculation of Eligible Accounts and Eligible Credit Card Receivables on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Account” or “Eligible Credit Card Receivable”, as applicable, hereunder.

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5.22         Eligible Inventory. As of the date of any Borrowing Base Certificate, the Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Inventory” hereunder.

5.23         Anti-Terrorism. Each of the Parent and each Restricted Subsidiary is in compliance in all respects to the knowledge of Parent or any of its Restricted Subsidiaries and, regardless of knowledge, is otherwise in compliance except as could not reasonably be expected to have a Material Adverse Effect with (a) the PATRIOT Act, (b) the Trading with the Enemy Act, as amended and (c) any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), U.S. Department of State, United Nations Security Council, European Union or Her Majesty’s Treasury (collectively, “Sanctions”) and any other enabling legislation or executive order relating thereto. Neither any Loan Party nor, except as would not reasonably be expected to have a Material Adverse Effect, (i) any Restricted Subsidiary that is not a Loan Party or (ii) to the knowledge of the Parent, any director, officer or employee of the Parent or any Restricted Subsidiary, is the target of any Sanctions. None of the Parent or any Restricted Subsidiary will knowingly use the proceeds of the Loans to fund or finance any activities or business of or with any Person, or in any country or territory, that at the time of such funding or financing is restricted under Sanctions.

SECTION 6

Conditions Precedent

6.1           Conditions to Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)          Loan Documents. The Administrative Agent shall have received (or, in the case of Loan Parties other than the Parent and the Borrowers, shall receive substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1) the following Loan Documents, executed and delivered as required below:

(i)          this Agreement, executed and delivered by a duly authorized officer of the Parent and each Borrower;

(ii)         the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each Loan Party required to be a signatory thereto; and

(iii)        the ABL/Term Loan Intercreditor Agreement, acknowledged by a duly authorized officer of each Loan Party.

(b)          Outstanding Indebtedness. All principal, accrued and unpaid interest, and other amounts then due and owing under the Predecessor ABL Credit Agreement, the Predecessor Term Loan Credit Agreement and the Senior Notes and Senior Note Indenture shall have been or shall substantially contemporaneously be paid in full; All commitments under the Predecessor ABL Credit Agreement shall have been, or shall be substantially contemporaneously be, terminated; and any Liens on the Collateral granted by any Loan Party to secure its obligations under the Predecessor ABL Credit Agreement or the Guarantee (as defined therein) shall have been, or shall substantially contemporaneously be, terminated and released.

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(c)          Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)          executed legal opinion of Debevoise & Plimpton LLP, counsel to the Borrowers and the other Loan Parties;

(ii)         executed legal opinions of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties; and

(iii)        executed legal opinion of Holland & Hart LLP, special Nevada counsel to certain of the Loan Parties.

(d)          Officer’s Certificate. The Administrative Agent shall have received a certificate from the Borrower Representative, dated the Closing Date, substantially in the form of Exhibit H hereto.

(e)          Perfected Liens. The Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Guarantee and Collateral Agreement (to the extent and with the priority contemplated therein and in the ABL/Term Loan Intercreditor Agreement); and all documents, instruments, filings and recordations reasonably necessary in connection with the perfection and, in the case of the filings with the United States Patent and Trademark Office and the United States Copyright Office, protection of such security interests shall have been executed and delivered or made, or shall be delivered or made substantially concurrently with the initial funding pursuant to the Loan Documents pursuant to arrangements reasonably satisfactory to the Administrative Agent or, in the case of filings under the Uniform Commercial Code of each applicable jurisdiction, written authorization to make such filings shall have been delivered to the Collateral Agent, and none of such Collateral shall be subject to any other pledges or security interests except for Permitted Liens or pledges or security interests to be released on the Closing Date.

(f)          Pledged Stock; Stock Powers. The Term Loan Agent shall have received the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(g)          Lien Searches. The Collateral Agent shall have received customary lien and judgment searches requested by it at least 30 calendar days prior to the Closing Date.

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(h)          Fees. The Committed Lenders, the Lead Arrangers, the Agents and the Lenders, respectively, shall have received all fees related to the Transactions payable to them to the extent due (which may be offset against the proceeds of the Facilities).

(i)          Secretary’s Certificate. The Administrative Agent shall have received a certificate from the Parent and each of the Borrowers and, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Subsection 6.1, each other Loan Party, dated the Closing Date, substantially in the form of Exhibit G hereto, with appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and Organizational Documents, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Loan Party.

(j)          Solvency. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Parent certifying the Solvency, after giving effect to the Transactions, of the Parent and its Subsidiaries on a consolidated basis in substantially the form of Exhibit I hereto.

(k)          Excess Availability. The Administrative Agent shall have received a Borrowing Base Certificate in the form contemplated by Subsection 7.2(e), or such other form as may be reasonably acceptable to the Administrative Agent, prepared as of the last day of the last fiscal month ended at least 30 days prior to the Closing Date, setting forth, after giving effect to the Borrowings hereunder on the Closing Date, Excess Availability. After giving effect to any borrowing on the Closing Date, the amount of Excess Availability, immediately after giving effect to the Transactions, shall equal or exceed $25,000,000.

(l)          Patriot Act. The Administrative Agent and the Committed Lenders shall have received at least three days prior to the Closing Date all documentation and other information about the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act that has been requested in writing at least 10 days prior to the Closing Date.

The execution and delivery of this Agreement by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Subsection 6.1 and 6.2 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2           Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including the initial Extension of Credit on the Closing Date and each Swingline Loan made after the Closing Date) is subject to the satisfaction or waiver of the following conditions precedent:

(a)          Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

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(b)          No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)          Borrowing Notice or L/C Request. With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing as required by Subsection 2.2 or 2.4, as applicable (or such notice shall have been deemed given in accordance with Subsection 2.2 or 2.4, as applicable). With respect to the issuance of any Letter of Credit, the applicable Issuing Lender shall have received a L/C Request, completed to its satisfaction, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.

Each Extension of Credit hereunder shall constitute a representation and warranty by the Parent as of the date of such borrowing or such issuance that the conditions contained in this Subsection 6.2 have been satisfied (excluding, for the avoidance of doubt, the initial Extensions of Credit hereunder).

SECTION 7

Affirmative Covenants

The Parent hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations then due and owing to any Lender or any Agent hereunder and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), Parent shall and shall (except in the case of delivery of financial information, reports and notices, in which case it shall or shall cause the Borrower Representative, if it is not then the Borrower Representative, to) cause each of its respective Restricted Subsidiaries to:

7.1           Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)          as soon as available, but in any event not later than the fifth Business Day after the 105th day following the end of each Fiscal Year of the Parent (or such longer period as may be permitted by the SEC for filing of annual reports on Form 10-K) ending on or after the Closing Date, a copy of the consolidated balance sheet of the Parent as at the end of such year and the related consolidated statements of operations and changes in stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form, the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to (i) an upcoming maturity or termination date hereunder, under the Term Loan Credit Agreement or under any other Indebtedness permitted hereunder or (ii) any potential inability to satisfy any financial maintenance covenant included in this Agreement or any other Indebtedness of the Parent or its Subsidiaries on a future date in a future period), by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (it being agreed that the furnishing of the Parent’s or any Parent Entity’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Parent’s obligation under this Subsection 7.1(a) with respect to such year, including with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, so long as the report included in such Form 10-K does not contain any “going concern” or like qualification or exception (other than a “going concern” or like qualification or exception with respect to (i) an upcoming maturity or termination date hereunder, under the Term Loan Credit Agreement or under any other Indebtedness permitted hereunder or (ii) any potential inability to satisfy any financial maintenance covenant included in this Agreement or any other Indebtedness of the Parent or its Subsidiaries on a future date or in a future period));

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(b)          as soon as available, but in any event not later than the fifth Business Day following the 50th day following the end of each of the first three quarterly periods of each Fiscal Year of the Parent (or such longer period as may be permitted by the SEC for the filing of quarterly reports on Form 10-Q), the unaudited consolidated balance sheet of the Parent as at the end of such quarter and the related unaudited consolidated statements of operations and changes in cash flows of the Parent for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in comparative form the figures for and as of the corresponding periods of the previous year, in each case certified by a Responsible Officer of the Parent as provided in Subsection 7.1(d) (it being agreed that the furnishing of the Parent’s or any Parent Entity’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Parent’s obligations under this Subsection 7.1(b) with respect to such quarter);

(c)          to the extent applicable, concurrently with any delivery of consolidated financial statements referred to in Subsections 7.1(a) and 7.1(b) above, related unaudited condensed consolidating financial statements and appropriate reconciliations reflecting the material adjustments necessary (as determined by the Borrower Representative in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(d)          all such financial statements delivered pursuant to Subsection 7.1(a) or 7.1(b) to (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b), shall be certified by a Responsible Officer of the Parent to) fairly present in all material respects the financial condition of the Parent and its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Subsection 7.1(b) shall be certified by a Responsible Officer of the Parent as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except, in each case, as disclosed therein, and except, in the case of any financial statements delivered pursuant to Subsection 7.1(b), for normal year-end audit and other adjustments and the absence of certain notes).

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7.2           Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)          concurrently with the delivery of the financial statements and reports referred to in Subsections 7.1(a) and 7.1(b), a certificate signed by a Responsible Officer of the Borrower Representative in substantially the form of Exhibit P or such other form as may be agreed between the Borrower Representative and the Administrative Agent (a “Compliance Certificate”) (i) stating that, to the best of such Responsible Officer’s knowledge, each of the Parent and its Restricted Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) commencing with the delivery of the Compliance Certificate for the Fiscal Year ending January 28, 2018, setting forth a reasonably detailed calculation of the Consolidated Fixed Charge Coverage Ratio for the Most Recent Four Quarter Period (whether or not a Compliance Period is in effect) and, if applicable, demonstrating compliance with Subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in Subsections 7.1(a) and 7.1(b));

(b)          as soon as available, but in any event not later than the fifth Business Day after the 105th day following the end of each Fiscal Year of the Parent ending thereafter, a copy of the annual business plan by the Parent of the projected operating budget (including a consolidated balance sheet, income statement and statement of cash flows of the Parent for each Fiscal Quarter of such Fiscal Year prepared in reasonable detail), each such business plan to be accompanied by a certificate signed by a Responsible Officer of the Borrower Representative to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions at the time of preparation and delivery thereof;

(c)          within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Parent may file with the SEC or any successor or analogous Governmental Authority;

(d)          within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Parent may file with the SEC or any successor or analogous Governmental Authority;

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(e)          not later than 5:00 P.M., New York City time, on or before the 15th Business Day of each Fiscal Period of the Parent (or (i) more frequently as the Borrower Representative may elect, so long as the same frequency of delivery is maintained by the Borrower Representative for the immediately following 90 day period or (ii) not later than the third Business Day of each week during any period (a) commencing on the date on which either (x) a Specified Default has occurred and has been continuing or (y) the Specified Availability has been less than the greater of (1) 10.0% of Availability or (2) $12,500,000 at such time, in the case of each of (x) and (y) above for a period of five consecutive Business Days; provided that the Administrative Agent has notified the Borrower Representative thereof and (b) ending on the first date thereafter on which both (x) no Specified Default has existed or been continuing at any time and (y) the Specified Availability shall have been not less than the greater of (1) 10.0% of Availability or (2) $12,500,000, at any time, in each case for 21 consecutive calendar days), a borrowing base certificate setting forth the Borrowing Base (with supporting calculations) substantially in the form of Exhibit K hereto (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding Fiscal Period of the Parent (or (x) such other applicable date to be agreed by the Borrower Representative and the Administrative Agent in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above); provided that a revised Borrowing Base Certificate based on the Borrowing Base Certificate last delivered shall be delivered within five Business Days after (1) the consummation of a sale of ABL Priority Collateral not in the ordinary course of business with an aggregate fair market value (as determined by the Borrower Representative in good faith, which determination shall be conclusive) in excess of $15,000,000 or (2) any merger, consolidation, amalgamation or disposition pursuant to clause (3) or (4) of the last proviso of each of Subsection 8.2(a)(z) or 8.2(b), as applicable, giving pro forma effect to such sale or such merger, consolidation, amalgamation or disposition, unless, in the case of clauses (1) and (2) the pro forma effect of such event was already reflected on such Borrowing Base Certificate last delivered. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent;

(f)          subject to the last sentence of Subsection 7.6(a), promptly, such additional financial and other information regarding the Loan Parties as any Agent or the Required Lenders through the Administrative Agent may from time to time reasonably request;

(g)          promptly upon reasonable request from the Administrative Agent calculations of EBITDA and other Fixed GAAP Terms as reasonably requested by the Administrative Agent promptly following receipt of a written notice from the Borrower Representative electing to change the Fixed GAAP Date, which calculations shall show the calculations of the respective Fixed GAAP Terms both before and after giving effect to the change in the Fixed GAAP Date and identify the material change(s) in GAAP giving rise to the change in such calculations; and

(h)          such information regarding aging of Accounts of the Parent and its Restricted Subsidiaries as the Administrative Agent may from time to time reasonably request.

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Documents required to be delivered pursuant to Subsection 7.1 or 7.2 may at the Borrower Representative’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (A) in the case of any such documents other than documents required to be delivered pursuant to Subsection 7.2(e) (i) on which the Borrower Representative posts such documents, or provides a link thereto, on the Parent’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower Representative may specify by written notice to the Administrative Agent from time to time), or (ii) on which such documents are posted on the Parent’s (or any Parent Entity’s) behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including any website maintained by the SEC) or whether sponsored by the Administrative Agent) and (B) in the case of any such documents required to be delivered pursuant to Subsection 7.2(e), on which the Borrower Representative provides a link thereto on the Parent’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower Representative may specify by written notice to the Administrative Agent from time to time). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrower Representative of any such documents on any website maintained for or sponsored by the Administrative Agent), the Borrower Representative shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.

7.3           Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent or any of its Restricted Subsidiaries, as the case may be, or except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4           Conduct of Business and Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent and its Restricted Subsidiaries, taken as a whole, except as otherwise permitted pursuant to Subsection 8.2 or 8.5; provided that the Parent and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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7.5           Maintenance of Property; Insurance. (i) Keep all property necessary in the business of the Parent and its Restricted Subsidiaries, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) use commercially reasonable efforts to maintain with financially sound and reputable insurance companies (or any Captive Insurance Subsidiary) insurance on, or self-insure, all property material to the business of the Parent and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; (iv) use commercially reasonable efforts to maintain property and liability policies that provide that in the event of any cancellation thereof during the term of the policy, either by the insured or by the insurance company, the insurance company shall provide to the secured party at least 30 days prior written notice thereof, or in the case of cancellation for non-payment of premium, 10 days prior written notice thereof; (v) in the event of any material change in any of the property or liability policies referenced in the preceding clause (iv), use commercially reasonable efforts to provide the Administrative Agent with at least 30 days prior written notice thereof; and (vi) use commercially reasonable efforts to ensure that, subject to the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement at all times, the Collateral Agent, the applicable Collateral Representative and/or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies maintained by each Borrower and each Subsidiary Guarantor and the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance maintained by each Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default or a Dominion Event shall have occurred and be continuing, (A) the Collateral Agent shall turn over to the Borrower Representative any amounts received by it as an additional insured or loss payee under any property insurance maintained by the Parent and its Subsidiaries, (B) the Collateral Agent agrees that the applicable Borrower and/or the applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Recovery Event shall be paid to the Borrower Representative.

7.6           Inspection of Property; Books and Records; Discussions. (a) (i) In the case of the Parent, keep proper books and records in a manner to allow financial statements to be prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving the material assets and business of the Parent and its Restricted Subsidiaries, taken as a whole; and (ii) permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent and its Restricted Subsidiaries with officers of the Parent and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided that representatives of the Borrower Representative may be present during any such visits, discussions and inspections. Each Borrower shall keep records of its Inventory in a manner to allow the Borrowing Base Certificate to be prepared in accordance with this Agreement. Upon the Administrative Agent’s reasonable request, the Parent will provide a summary inventory report (based on its customary methodology and, in form and substance, as prepared for its internal purposes) no more than once per year and at a time prepared by the Parent for its internal purposes in its ordinary course of business. Notwithstanding anything to the contrary in Subsection 7.2(f) or in this Subsection 7.6, none of the Parent or any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or the Lenders (or their respective representatives) is prohibited by Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

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(b)          At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent and its Restricted Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, accounts and Inventory so that (i) the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an Inventory appraisal and (ii) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations (including environmental assessments) as the Administrative Agent may deem reasonably necessary or appropriate, including evaluation of the Parent’s practices in the computation of the Borrowing Base. Unless an Event of Default exists, or if previously approved by the Borrower Representative, no environmental assessment by the Administrative Agent may include any sampling or testing of the soil, surface water or groundwater. The Administrative Agent may conduct one field examination and one Inventory appraisal in any calendar year that Excess Availability has not been less than 15.0% of Availability for a period of 10 consecutive Business Days during such calendar year, and the Administrative Agent may conduct in any calendar year, at the Loan Parties’ expense, up to two field examinations and two Inventory appraisals if Excess Availability falls below 15.0% of Availability for 10 consecutive Business Days at any time in such calendar year. Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of any Event of Default the Administrative Agent may cause such additional field examinations and Inventory appraisals to be taken for each of the Loan Parties as the Administrative Agent in its reasonable discretion determines are necessary or appropriate (each, at the expense of the Loan Parties). All amounts chargeable to the applicable Borrowers under this Subsection 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder. Notwithstanding the foregoing, the Borrower Representative may at any time, in its sole discretion, instruct the Administrative Agent in writing to suspend the inclusion of any Eligible Inventory in the Borrowing Base and from and after any such suspension the Administrative Agent may not conduct any Inventory appraisals. Following any such suspension, at any time the Borrower Representative may instruct the Administrative Agent in writing to terminate such suspension period and include Eligible Inventory in the Borrowing Base on the conditions and terms set forth herein, provided that the Administrative Agent has the right to conduct an Inventory appraisal prior to including any Eligible Inventory in the Borrowing Base.

7.7           Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, the occurrence of any Default or Event of Default;

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(b)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, any default or event of default under any Contractual Obligation of the Parent or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect;

(c)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, the occurrence of (i) any default or event of default under the Term Loan Credit Agreement or (ii) any payment default under any Additional Obligations Documents or under any agreement or document governing other Indebtedness, in each case relating to Indebtedness in an aggregate principal amount equal to or greater than $25,000,000;

(d)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, any litigation, investigation or proceeding affecting the Parent or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(e)          the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent or any of its Restricted Subsidiaries knows thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan (or Foreign Plan), a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Parent or its Restricted Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, ERISA Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which would reasonably be expected to result in the withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect;

(f)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, (i) any release or discharge by the Parent or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower Representative reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower Representative reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower Representative reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect;

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(g)          as soon as possible after a Responsible Officer of the Borrower Representative knows thereof, any loss, damage, or destruction to a significant portion of the ABL Priority Collateral, whether or not covered by insurance; and

(h)          promptly after a Responsible Officer of the Borrower Representative knows thereof, any default, event of default or termination under any material warehouse or Store lease of the Parent or any of its Restricted Subsidiaries, other than as previously disclosed in writing to the Lenders, which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative (and, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower Representative (or, if applicable, the relevant Commonly Controlled Entity or Restricted Subsidiary) proposes to take with respect thereto.

7.8           Environmental Laws. (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent or its Restricted Subsidiaries. For purposes of this Subsection 7.8(a), noncompliance shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent and any such affected Restricted Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

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(b)          Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest would not reasonably be expected to have a Material Adverse Effect.

7.9           After-Acquired Subsidiaries.

(a)          With respect to any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) (i) created or acquired subsequent to the Closing Date by the Parent or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than an Excluded Subsidiary), (ii) being designated as a Restricted Subsidiary, (iii) ceasing to be an Immaterial Subsidiary, a Foreign Subsidiary Holdco or other Excluded Subsidiary as provided in the applicable definition thereof after the expiry of any applicable period referred to in such definition or (iv) that becomes a Domestic Subsidiary as a result of a transaction pursuant to, and permitted by, Subsection 8.2 or 8.4 (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary owned directly by the Parent or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (other than Excluded Subsidiaries) to execute and deliver a Supplemental Agreement (as defined in the Guarantee and Collateral Agreement) pursuant to Section 9.15 of the Guarantee and Collateral Agreement, (ii) deliver to the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary, and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law (as and to the extent provided in the Guarantee and Collateral Agreement), including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

(b)          With respect to any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Parent or any of its Domestic Subsidiaries that are Wholly Owned Subsidiaries (in each case, other than any Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent or a Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) cause the Loan Party that is required to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected second priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Subsidiary that is directly owned by the Parent or any Domestic Subsidiary that is a Wholly Owned Subsidiary (other than an Excluded Subsidiary) to execute and deliver a Supplemental Agreement (as defined in the Guarantee and Collateral Agreement) pursuant to Section 9.15 of the Guarantee and Collateral Agreement and (ii) to the extent reasonably deemed advisable by the Collateral Agent, the applicable Collateral Representative or any Additional Agent, in accordance with the applicable ABL/Term Loan Intercreditor Agreement, Junior Lien Intercreditor Agreement or Other Intercreditor Agreement, deliver to the applicable agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein (in each case as and to the extent required by the Guarantee and Collateral Agreement); provided that in either case in no event shall more than 65.0% of each series of Capital Stock of any Foreign Subsidiary be required to be so pledged.

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(c)          At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents (to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral) in each case in accordance with, and to the extent required by, the Guarantee and Collateral Agreement.

(d)          Notwithstanding anything to the contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, as applicable, shall control, (B) no security interest or lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of the Parent or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset, (C) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (D) to the extent not automatically perfected by filings under the Uniform Commercial Code of each applicable jurisdiction, no Loan Party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (excluding Capital Stock required to be delivered pursuant to Subsections 7.9(a) and 7.9(b) above), except to the extent any such action is required pursuant to Subsection 4.16, and (E) nothing in this Subsection 7.9 shall require that any Subsidiary grant a Lien with respect to any property or assets in which such Subsidiary acquires ownership rights to the extent that the Borrower Representative and the Administrative Agent reasonably determine in writing that the costs or other consequences to the Parent or any of its Subsidiaries of the granting of such a Lien is excessive in view of the benefits that would be obtained by the Secured Parties.

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(e)          Notwithstanding any provision of this Subsection 7.9 or Subsection 7.12 to the contrary, prior to the Discharge of Term Loan Obligations (as defined in the ABL/Term Loan Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement), (i) the requirements of this Subsection 7.9 and of Subsection 7.12 to deliver any Term Loan Priority Collateral to the Agent shall be deemed satisfied by the delivery of such Term Loan Priority Collateral to the Term Loan Agent or the Term Loan Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement), (ii) the Parent shall, and shall cause each Restricted Subsidiary to, comply with the requirements of this Subsection 7.9 and Subsection 7.12 with respect to the Obligations hereunder as they relate to any Term Loan Priority Collateral only to the same extent that the Parent and such Restricted Subsidiaries are required to comply with provisions analogous to this Subsection 7.9 or Subsection 7.12 under the Term Loan Credit Agreement or the documentation governing any other Term Loan Priority Obligation and (iii) the Term Loan Agent or the Term Loan Collateral Representative (as defined in the ABL/Term Loan Intercreditor Agreement or the equivalent term in any Other Intercreditor Agreement) shall have sole discretion (in consultation with the Parent, if applicable) with respect to any determination concerning Term Loan Priority Collateral as to which the Agent would have authority to exercise under this Subsection 7.9 or Subsection 7.12.

7.10         Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Subsection 5.16 and request the issuance of Letters of Credit only for the purposes set forth in Subsection 3.1(b).

7.11         Accounting Changes. The Parent will, for financial reporting purposes, cause the Parent’s and each of its Subsidiaries’ Fiscal Years to end on the Sunday closest to October 31 of each calendar year; provided that the Borrower Representative may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to cause the Parent’s and each of its Subsidiaries’ Fiscal Years to end on (i) December 31 of each calendar year or (ii) any other date reasonably acceptable to the Administrative Agent, in which case the Borrower Representative and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

7.12         Post-Closing Matters. None.

SECTION 8

Negative Covenants

The Parent hereby agrees that, from and after the Closing Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and all other Obligations then due and owing to any Lender or any Agent and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent shall not and shall not permit any of its Restricted Subsidiaries to directly or indirectly:

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8.1           Financial Condition. During each Compliance Period, permit, for the Most Recent Four Quarter Period, the Consolidated Fixed Charge Coverage Ratio as of the last day of such Most Recent Four Quarter Period, to be less than 1.00 to 1.00.

8.2           Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)          (w) (1) any Borrower may be merged, consolidated or amalgamated with or into another Person if a Borrower is the surviving Person or (2) the Person (the “Successor Borrower”) formed by or surviving such merger, consolidation or amalgamation (which Person may be the Parent) (i) is organized or existing under the laws of the United States, or any state, district or territory thereof and (ii) expressly assumes all obligations of such Borrower under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that, in the case of clause (w)(2) above, (i) except with respect to any transaction in which an Escrow Subsidiary merges with and into a Borrower, immediately after giving effect to the transaction (and treating any Indebtedness that becomes an Obligation of the Successor Borrower as a result of such transaction as having been incurred by the Successor Borrower at the time of such transaction), no Default will have occurred and be continuing, (ii) each Subsidiary Guarantor (other than (I) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (II) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction) and (iii) each Subsidiary Guarantor (other than (I) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement in connection with such transaction and (II) any party to any such consolidation or merger) shall have by a supplement to the Guarantee and Collateral Agreement or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (ii) above; (x) (1) the Parent may be merged, consolidated or amalgamated with or into another Person if the Parent is the surviving Person or (2) the Person (the “Successor Parent”) formed by or surviving such merger, consolidation or amalgamation (i) is organized or existing under the laws of the United States, or any state, district or territory thereof and (ii) expressly assumes all obligations of the Parent under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent; provided that, in the case of clause (x)(2) above, (i) except with respect to any transaction in which an Escrow Subsidiary merges with and into the Parent, immediately after giving effect to the transaction (and treating any Indebtedness that becomes an Obligation of the Successor Parent as a result of such transaction as having been incurred by the Successor Parent at the time of such transaction), no Default will have occurred and be continuing, (ii) each Subsidiary Guarantor (other than (I) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guaranty in connection with such transaction and (II) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its Subsidiary Guaranty (other than any Subsidiary Guaranty that will be discharged or terminated in connection with such transaction) and (iii) each Subsidiary Guarantor (other than (I) any Subsidiary that will be released from its grant or pledge of Collateral under the Guarantee and Collateral Agreement in connection with such transaction and (II) any party to any such consolidation or merger) shall have by a supplement to the Guarantee and Collateral Agreement or another document or instrument affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (ii) above; (y) the Parent may be merged, consolidated or amalgamated with or into a Parent Entity; provided, that, (1) if the Parent Entity shall be the continuing or surviving entity, such Parent Entity shall expressly assume all of the obligations of the Parent under this Agreement and the other Loan Documents to which the Parent is a party by executing and delivering to the Administrative Agent a joinder and such other agreements, documents and instruments as the Administrative Agent may reasonably request, in a form reasonably satisfactory to the Administrative Agent (and thereafter shall be deemed to be the “Parent” for all purposes under this Agreement and such other Loan Documents) and (2) after giving effect thereto, no Change of Control shall occur; and (z) any Restricted Subsidiary of the Parent other than any Borrower may be merged or consolidated with or into the Parent (provided that the Parent shall be the continuing or surviving entity) or with or into any one or more Restricted Subsidiaries that are Wholly Owned Subsidiaries of the Parent (provided that the Wholly Owned Subsidiary or Restricted Subsidiary of the Parent shall be the continuing or surviving entity); provided that (x) in any case where the Subsidiary that is the non-surviving entity is a Loan Party and such Subsidiary’s assets include real property owned by such Loan Party or Voting Stock of any other Loan Party, or (y) if such merger, consolidation or amalgamation constitutes (alone or together with any related merger, consolidation or amalgamation by any Loan Party) a transfer of all or substantially all of the assets of the Domestic Subsidiaries that are Loan Parties, then in the case of either (x) or (y), (1) the continuing or surviving entity shall be a Loan Party, or (2) such merger, consolidation or amalgamation shall be in the ordinary course of business, or (3) if the continuing or surviving entity is not a Loan Party, the fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of all such assets transferred by a Loan Party pursuant to this clause (3) does not exceed $12,500,000 in any Fiscal Year or (4) at the time of such merger, consolidation or amalgamation, (A) the Payment Condition in respect of merger, consolidation or amalgamation is satisfied and (B) no Specified Default or other Event of Default known to the Borrower Representative has occurred and is continuing or would result therefrom;

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(b)          any Restricted Subsidiary of the Parent may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent or any Restricted Subsidiary that is a Wholly Owned Subsidiary of the Parent (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Parent or any Wholly Owned Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof); provided that if the Subsidiary that disposes of any or all of its assets is a Loan Party and such disposition includes real property owned by such Loan Party or Voting Stock of any other Loan Party, or constitutes (alone or together with any related disposition of assets by any Loan Party) all or substantially all of the assets of the Domestic Subsidiaries that are Loan Parties, (1) the transferee of such assets shall be a Loan Party, or (2) such disposition shall be in the ordinary course of business, or (3) if the transferee of such assets is not a Loan Party, the fair market value (as determined in good faith by the Borrower Representative, which determination shall be conclusive) of all such assets transferred by a Loan Party pursuant to this clause (3) does not exceed $12,500,000 in any Fiscal Year or (4) at the time of such sale, lease, transfer or other disposition, (A) the Payment Condition in respect of asset sales is satisfied and (B) no Specified Default or other Event of Default known to the Borrowers Representative has occurred and is continuing or would result therefrom;

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(c)          to the extent such sale, lease, transfer or other disposition or transaction is expressly excluded from the definition of “Asset Sale” or, if such sale, lease transfer or other disposition or transaction constitutes an “Asset Sale,” such Asset Sale is made in compliance with Subsection 8.5; or

(d)          the Parent or any Restricted Subsidiary may be merged or consolidated with or into any other Person in order to effect any acquisition permitted pursuant to Subsection 8.4 or any Investment permitted by Subsection 8.12.

8.3           Limitation on Restricted Payments. Declare or pay any Restricted Payment, except that:

(a)          the Parent and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to pay legal, accounting and other maintenance and operational expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of the Parent or another Parent Entity or other assets, relating to the ownership interest of such Parent Entity in another Parent Entity, the Parent or its Subsidiaries, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Parent in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in the Parent or another Parent Entity and such other related assets;

(b)          the Parent and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, the Term Loan Documents or any other agreement or instrument relating to Indebtedness of any Loan Party or any of the Restricted Subsidiaries and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity (including under the CD&R Indemnification Agreement), or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of subclause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of the Parent or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Parent or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Borrower Representative in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, the Parent and such other assets;

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(c)          the Parent and its Restricted Subsidiaries may pay, without duplication, cash dividends, payments and distributions (A) pursuant to the Tax Sharing Agreement or a similar agreement with any Parent Entity; and (B) to pay or permit any Parent Entity to pay any Related Taxes;

(d)          the Parent and its Restricted Subsidiaries may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents;

(e)          the Parent and its Restricted Subsidiaries may, or may pay cash dividends, payments and distributions in an amount sufficient to allow any Parent Entity to, repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates) (including any repurchase or acquisition by reason of the Parent or any Parent Entity retaining any Capital Stock, option, warrant or other right in respect of any withholding obligations, and any related payment in respect of any such obligations), or as otherwise contemplated by any Management Subscription Agreements for an aggregate purchase price not to exceed in any calendar year $10,000,000; provided that such amount shall be increased by (A) an amount equal to $5,000,000 multiplied by the number of calendar years that have commenced since the Closing Date; (B) an amount equal to the proceeds to the Parent (whether received by it directly or from a Parent Entity or applied to pay Parent Entity Expenses) or any Parent Entity of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by any Parent Entity, the Parent or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of the Parent’s or any Parent Entity’s Capital Stock; provided, however, that, if applicable, any amount actually received by any Parent Entity in accordance with this clause (B) shall have been further contributed to the Parent or applied (i) to pay expenses, taxes or other amounts (in respect of which the Parent is permitted to make dividends, payments or distributions pursuant to this Subsection 8.3) or (ii) in payment of Parent Entity Expenses; and (C) the cash proceeds of key man life insurance policies received by the Parent or any of its Subsidiaries (or by any Parent Entity and contributed to the Parent);

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(f)          the Parent and its Restricted Subsidiaries may pay dividends, payments and distributions to the extent of Net Proceeds from any Excluded Contribution to the extent such dividend, payment or distribution is made (regardless of whether any Default or Event of Default has occurred and is continuing) within 180 days of the date when such Excluded Contribution was received by the Parent; provided that any payment pursuant to this Subsection 8.3(f) shall be deemed to be a usage of the Available Excluded Contribution Amount Basket;

(g)          the Parent and its Restricted Subsidiaries may pay dividends, payments and distributions in an amount not to exceed the Available Excluded Contribution Amount Basket, (i) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is made no Specified Default shall have occurred and be continuing or would result therefrom or (ii) for any other purposes if at the time such dividend, payment or distribution is made no Specified Default or Event of Default known to the Borrower Representative shall have occurred and be continuing or would result therefrom;

(h)          the Parent and its Restricted Subsidiaries may pay cash dividends, payments and distributions, (i) (x) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is declared no Specified Default shall have occurred and be continuing or would if paid on the date of such declaration result therefrom or (y) for any other purposes, if at the time such dividend, payment or distribution is declared no Specified Default or Event of Default known to the Borrower Representative shall have occurred and be continuing or would if paid on the date of such declaration result therefrom (provided in each case that such dividend, payment or distribution is paid within 30 days of such declaration) and (ii) the aggregate amount of such dividends, payments and distributions pursuant to this clause (h), when aggregated with all optional prepayments made pursuant to Subsection 8.6(c)(i), in the aggregate do not exceed the greater of $75,000,000 and 45% of Four Quarter EBITDA;

(i)          in addition to the foregoing dividends, the Parent and its Restricted Subsidiaries may pay additional dividends, payments and distributions, (x) for purposes permitted under Subsection 8.3(e) if at the time such dividend, payment or distribution is declared no Specified Default shall have occurred and be continuing or would if paid on the date of such declaration result therefrom or (y) for any other purposes, if at the time such dividend, payment or distribution is declared no Specified Default or Event of Default known to the Borrower Representative shall have occurred and be continuing or would if paid on the date of such declaration result therefrom, provided that in each case the Payment Condition shall be satisfied and provided further, that in each case such dividend, payment or distribution is paid within 30 days of such declaration; and

(j)          the Parent and its Restricted Subsidiaries may pay cash dividends, payments and distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries.

For purposes of determining compliance with Subsection 8.3, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in one or more of the clauses of Subsection 8.3, the Borrower Representative, in its sole discretion, shall classify such item of Restricted Payment and may include the amount and type of such Restricted Payment in one or more of such clauses (including in part under one such clause and in part under another such clause).

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8.4           Limitations on Certain Acquisitions. Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent and its Restricted Subsidiaries shall be allowed to make any such acquisitions so long as:

(a)          such acquisition is expressly permitted by Subsection 8.2 (other than clause (d)); or

(b)          such acquisition is a Permitted Acquisition;

provided that in the case of each such acquisition pursuant to clause (a) or (b) after giving effect thereto, no Specified Default or other Event of Default known to the Borrower Representative shall occur as a result of such acquisition; and provided, further, that with respect to any acquisition that is consummated in a single transaction or a series of related transactions, all or any of which might constitute an Investment but not the acquisition of all of the business or assets of, or stock or other evidences of beneficial ownership of, any Person, the Borrower Representative at its option may classify such transactions in whole or in part as an acquisition subject to this Subsection 8.4 (and for the avoidance of doubt not as an Investment subject to Subsection 8.12).

8.5           Limitation on Dispositions of Collateral. Unless the Payment Condition shall have been satisfied, engage in any Asset Sale with respect to any of the ABL Priority Collateral, except that the Parent and its Restricted Subsidiaries shall be allowed to engage in any Asset Sale, so long as the consideration received (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) in connection with such Asset Sale is for Fair Market Value (determined as of the date a legally binding commitment for such Asset Sale was entered into), and if the consideration received is greater than $25,000,000, at least 75.0% of such consideration received (excluding, in the case of an Asset Sale (or series of related Asset Sales), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) is in the form of cash. For the purposes of the foregoing, the following are deemed to be cash: (1) Cash Equivalents and Temporary Cash Investments, (2) the assumption of Indebtedness of the Parent (other than Disqualified Capital Stock of the Parent) or any Restricted Subsidiary and the release of the Parent or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Parent and each other Restricted Subsidiary are released from any Guarantee Obligation of payment of the principal amount of such Indebtedness in connection with such Asset Sale, (4) securities received by the Parent or any Restricted Subsidiary from the transferee that are converted by the Parent or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Parent or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Parent or any of its Restricted Subsidiaries in an Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $50,000,000 and 30% of Four Quarter EBITDA at the time of designation (with the Fair Market Value of each item of Designated Noncash Consideration being measured as of the date a legally binding commitment for such Asset Sale was entered into and without giving effect to subsequent changes in value).

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In connection with any Asset Sale permitted under this Subsection 8.5 or a Disposition that is excluded from the definition of “Asset Sale”, the Administrative Agent and the Collateral Agent shall, and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to, execute such releases of Liens and take such other actions as the Borrower Representative may reasonably request in connection with the foregoing.

8.6           Limitation on Optional Payments and Modifications of Restricted Indebtedness and Other Documents. (a) Make any optional payment or optional prepayment on or optional repurchase or optional redemption of (i) any Subordinated Indebtedness or (ii) any Indebtedness that, in each case refinances, refunds, replaces, renews, repays, restructures or extends any Subordinated Indebtedness or any refinancing thereof (in each case whether incurred under Subsection 8.13(h)(ii)) (collectively or individually, “Restricted Indebtedness”), including any payments on account of clauses (i) and (ii), or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof (it being understood that (x) payments of regularly scheduled interest and (y) AHYDO Payments shall be permitted), unless (i) the Payment Condition shall have been satisfied or such payment or prepayment on or optional repurchase or redemption of Restricted Indebtedness is financed with an amount not exceeding the Available Excluded Contribution Amount Basket and (ii) no Specified Default or other Event of Default known to the Borrowers has occurred and is continuing or would result therefrom; provided that the Parent or any of its Restricted Subsidiaries may consummate any redemption of Restricted Indebtedness within 60 days after the date of giving an irrevocable notice of redemption if at such date of giving of such notice, such redemption would have complied with this Subsection 8.6(a).

(b)          Amend, supplement, waive or otherwise modify any of the provisions of any Restricted Indebtedness in a manner that (A) shortens the maturity date of the Indebtedness incurred thereunder to a date prior to the date that is 91 days after the Termination Date or (B) provides for a shorter weighted average life to maturity, at the time of issuance or incurrence, than the remaining weighted average life to maturity of the Indebtedness that is refinanced, refunded, replaced, renewed, repaid, restructured or extended (provided that compliance with this restriction shall be determined ignoring the effect of any payment of customary upfront fees or any permanent prepayment of such Indebtedness, in each case based on market conditions at the time of the applicable amendment, supplement, waiver or other modification). Notwithstanding the foregoing, the provisions of this Subsection 8.6(b) shall not restrict or prohibit any refinancing of Indebtedness (in whole or in part) with the proceeds of any Indebtedness otherwise permitted to be incurred pursuant to Subsection 8.13.

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(c)          Notwithstanding the foregoing the Parent and its Restricted Subsidiaries shall be permitted to make the following optional payments, repurchases and redemptions (“Optional Payments”) in respect of Restricted Indebtedness:

(i)          Optional Payments pursuant to this clause (c)(i) in an aggregate amount that, when aggregated with all cash dividends paid pursuant to Subsection 8.3(h), does not exceed the greater of $75,000,000 and 45% of Four Quarter EBITDA;

(ii)         Optional Payments by exchange for, or out of the proceeds of, the issuance, sale or other incurrence of Indebtedness of the Parent or any of its Restricted Subsidiaries permitted under Subsection 8.13;

(iii)        Optional Payments by conversion or exchange of Restricted Indebtedness to Capital Stock (other than Disqualified Capital Stock) or Indebtedness of any Parent Entity; and

(iv)        Optional Payments in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of making such Optional Payment.

8.7           [Reserved].

8.8           Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Parent or any of its Restricted Subsidiaries that are Loan Parties to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than:

(a)          pursuant to any agreement or instrument in effect at or entered into on the Closing Date, this Agreement, the other Loan Documents and any related documents, the Term Loan Documents and, on and after the execution and delivery thereof, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, any Permitted Debt Exchange Notes (and any related documents) and any Additional Obligations Documents;

(b)          pursuant to any agreement governing or relating to Indebtedness and/or other obligations and liabilities, in each case secured by a Lien permitted by Subsection 8.14 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may otherwise be permitted under this Subsection 8.8);

(c)          pursuant to any agreement or instrument of a Person, or relating to Indebtedness (including any Guarantee Obligation in respect thereto) or Capital Stock of a Person, which Person is acquired by or merged or consolidated or amalgamated with or into the Parent or any Restricted Subsidiary, or which agreement or instrument is assumed by the Parent, or any Restricted Subsidiary in connection with an acquisition from such Person or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, as in effect at the time of such acquisition, merger, consolidation, amalgamation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation, amalgamation or transaction), provided that for purposes of this Subsection 8.8(c), if a Person other than a Borrower is the Successor Borrower with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Borrower;

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(d)          pursuant to any agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in Subsection 8.8(a) or 8.8(c) or this Subsection 8.8(d) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower Representative);

(e)          (i) pursuant to any agreement or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of a Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) pursuant to mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Parent or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) pursuant to any agreement with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits or net worth or inventory, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, or in shareholder, partnership, limited liability company and other similar agreements in respect of non-Wholly Owned Restricted Subsidiaries, (viii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent or any Restricted Subsidiary in any manner material to the Parent or such Restricted Subsidiary, or (ix) pursuant to Interest Rate Agreements, Hedging Agreements or other Permitted Hedging Arrangements or under Bank Products Agreements;

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(f)          pursuant to any agreement or instrument (i) relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Subsection 8.13, (x) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower Representative), or (y) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower Representative) and either (1) the Borrower Representative determines in good faith that such encumbrance or restriction will not materially affect the ability of the Loan Parties to create and maintain the Liens on the ABL Priority Collateral pursuant to the Security Documents and make principal or interest payments on the Term Loans or (2) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, or (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary;

(g)          pursuant to any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by Subsection 8.14;

(h)          pursuant to any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition; and

(i)          by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary.

8.9           Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as those in which the Parent and its Restricted Subsidiaries are engaged in on the Closing Date or which are reasonably related thereto and any business related thereto.

8.10         Limitations on Currency, Commodity and Other Hedging Transactions. Enter into any Hedging Agreement, or purchase or otherwise acquire, or enter into agreements or arrangements relating to, any currency or commodity (each a “Hedging Arrangement”) except, to the extent and only to the extent, that such Hedging Agreements or other agreements or arrangements are entered into with, or such currency or commodity is purchased or otherwise acquired through, reputable financial institutions or vendors other than for purposes of speculation (any such Hedging Agreement, agreement or arrangement, or purchase or acquisition permitted by this Subsection, a “Permitted Hedging Arrangement”).

8.11         Limitations on Transactions with Affiliates. Except as otherwise expressly permitted in this Agreement, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate which involves aggregate consideration in excess of $15,000,000 unless such transaction is (A) not otherwise prohibited under this Agreement, and (B) upon terms not materially less favorable to the Parent or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person which is not an Affiliate; provided that nothing contained in this Subsection 8.11 shall be deemed to prohibit:

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(a)          (1) the Parent or any Restricted Subsidiary from entering into, modifying, maintaining or performing any consulting, management, compensation, collective bargaining, benefits or employment agreements, related trust agreement or other compensation arrangements with a current or former management member, director, officer, employee or consultant of or to the Parent or such Restricted Subsidiary or any Parent Entity in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings, or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans in the ordinary course of business to any such management members, employees, officers, directors or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other equity securities, to any such management members, employees, officers, directors or consultants, (4) the payment of reasonable fees to directors of the Parent or any of its Subsidiaries or any Parent Entity (as (i) approved by the Board of Directors of the Borrower Representative or any Parent Entity (including the compensation committee thereof), (ii) in an amount not in excess of $2,000,000 for such director or (iii) in the ordinary course of business), or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(b)          the payment of all amounts in connection with this Agreement or any of the Transactions;

(c)          the Parent or any of its Restricted Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent, consultant or employee of the Parent or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than (x) the Capital Stock of the Parent or another Parent Entity, or (y) other assets relating to the ownership interest by such Parent Entity in the Parent or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Borrower Representative in its reasonable discretion based on the benefit therefrom to the Parent and its Subsidiaries, of such liabilities relating or allocable to the ownership interest of such Parent Entity in the Parent or another Parent Entity and such other related assets) or the Parent or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (C) arising out of the performance by any Affiliate of the CD&R Investors of management, consulting or financial advisory services provided to the Parent or any of its Subsidiaries or any Parent Entity, (D) arising out of the fact that any indemnitee was or is a director, officer, agent, consultant or employee of the Parent or any of its Subsidiaries or any Parent Entity, or is or was serving at the request of any such Person as a director, officer, agent, consultant or employee of another corporation, partnership, joint venture, trust, enterprise or other Person or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent or any of its Subsidiaries or any Parent Entity;

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(d)          any issuance or sale of Capital Stock of the Parent or any Parent Entity or capital contribution to the Parent or any Restricted Subsidiary;

(e)          (1) the execution, delivery and performance of any Tax Sharing Agreement and any 2009 Transaction Agreement, and (2) payments to CD&R or any of its respective Affiliates (x) for any management, consulting, financial or advisory services as may be approved by a majority of the Disinterested Directors, (y) in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the 2009 Transaction Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities;

(f)          the execution, delivery and performance of agreements or instruments (i) under which the Parent or its Restricted Subsidiaries do not make payments or provide consideration in excess of $15,000,000 per Fiscal Year or (ii) set forth on Schedule 8.11;

(g)          (i) any transaction among any of the Parent and one or more Restricted Subsidiaries, (ii) any transaction permitted by clause (c), (d), (f), (g), (h), (i), (j), (l), (m) or (n)(ii) of the definition of “Permitted Investments” (provided that any transaction pursuant to clause (l) or (m) shall be limited to guarantees of loans and advances by third parties), (iii) any transaction permitted by Subsection 8.2 or 8.3 or specifically excluded from the definition of Restricted Payment and (iv) any transaction permitted by Subsection 8.13(e)(i), 8.13(e)(ii), 8.13(e)(iii), 8.13(e)(vii), 8.13(e)(viii), or 8.13(i);

(h)          the Transactions and all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, including the fees and out-of-pocket expenses of CD&R and its Affiliates;

(i)          any transaction in the ordinary course of business, or approved by a majority of the Board of Directors of the Parent, between the Parent or any Restricted Subsidiary and any Affiliate of the Parent controlled by the Parent that is a joint venture or similar entity; and

(j)          any investment by any CD&R Investor in securities of the Parent or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by any CD&R Investor in connection therewith) so long as (i) such securities are being offered generally to investors (other than CD&R Investors) on the same or more favorable terms and (ii) to the extent such securities constitute Secured Indebtedness with a first priority Lien on any of the Collateral, such investment by all CD&R Investors constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities.

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For purposes of this Subsection 8.11, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (B) of the first sentence hereof if (x) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower Representative, or (y) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the Board of Directors of the Borrower Representative, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such transaction and (ii) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction; it being understood that a member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member holding Capital Stock of the Parent or any Parent Entity or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation from the Parent or any Parent Entity, as applicable, on whose Board of Directors such member serves in respect of such member’s role as director.

8.12         Limitations on Investments. Make or maintain, directly or indirectly, any Investment except for Permitted Investments.

8.13         Limitations on Indebtedness. Directly or indirectly create, incur, assume or otherwise become directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a)          Indebtedness incurred by any Loan Party or an Escrow Subsidiary pursuant to the Term Loan Facility and Indebtedness incurred by any Loan Party otherwise than pursuant to the Term Loan Facility (including pursuant to any Additional Obligations Documents, any Permitted Debt Exchange or any Rollover Indebtedness but not pursuant to the Loan Documents) in an aggregate principal amount at any time outstanding not to exceed (i) $415,000,000 plus (ii) the Maximum Incremental Facilities Amount;

(b)          Indebtedness of the Parent or any of its Restricted Subsidiaries incurred pursuant to this Agreement and the other Loan Documents (including any Incremental Facility, Extension or any Credit Agreement Refinancing Indebtedness);

(c)          Unsecured Indebtedness of the Parent or any of its Restricted Subsidiaries;

(d)          Indebtedness (other than Indebtedness permitted by clauses (a) through (c) above) existing on the Closing Date, and disclosed on Schedule 8.13(d), together with any renewal, extension, refinancing or refunding pursuant to clause (i) below;

(e)          Guarantee Obligations incurred by:

(i)          the Parent or any of its Restricted Subsidiaries in respect of Indebtedness of a Loan Party that is permitted hereunder; provided that Guarantee Obligations in respect of Indebtedness permitted pursuant to clauses (a), (c) and (k) shall be permitted only to the extent that such Guarantee Obligations are incurred by Guarantors (other than, in the case of clause (k), Guarantee Obligations incurred by any Foreign Subsidiary that is not a Guarantor);

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(ii)         the Parent or any of its Restricted Subsidiaries in respect of lease obligations of Non-Loan Parties (to the extent such lease obligations constitute Indebtedness);

(iii)        a Non-Loan Party in respect of Indebtedness of another Non-Loan Party that is permitted hereunder;

(iv)        the Parent or any of its Restricted Subsidiaries in respect of Indebtedness of any Person; provided that the aggregate amount at any time outstanding of such Guarantee Obligations incurred pursuant to this clause (iv), when aggregated with the amount of all other Guarantee Obligations incurred and outstanding pursuant to this clause (iv) and all Indebtedness incurred and outstanding pursuant to clause (u) of this Subsection 8.13, shall not exceed the greater of (x) $100,000,000 and (y) the amount equal to 60% of Four Quarter EBITDA at the time of such Guarantee Obligations being incurred;

(v)         the Parent or any of its Restricted Subsidiaries in connection with sales or other dispositions permitted under Subsection 8.5, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(vi)        the Parent or any of its Restricted Subsidiaries consisting of accommodation guarantees for the benefit of trade creditors of the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(vii)       the Parent or any of its Restricted Subsidiaries in respect of Investments expressly permitted pursuant to clause (c), (j), (l), (m) or (v) of the definition of “Permitted Investments”;

(viii)      the Parent or any of its Restricted Subsidiaries in respect of (x) Management Guarantees and (y) third-party loans and advances to officers or employees of any Parent Entity or the Parent or any of its Restricted Subsidiaries permitted pursuant to clause (l) or (m) of the definition of “Permitted Investments”;

(ix)         the Parent or any of its Restricted Subsidiaries in respect of Reimbursement Obligations in respect of Letters of Credit or with respect to reimbursement obligations in respect of any other letters or credit permitted under this Agreement;

(x)          the Parent or any of its Restricted Subsidiaries in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and letters of credit, bankers’ acceptances or similar instruments or obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business; and

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(xi)         the Parent or any of its Restricted Subsidiaries in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which the aggregate outstanding amount of all such Indebtedness, together with the aggregate outstanding amount of Investments permitted pursuant to clause (q) of the definition of “Permitted Investments”, does not exceed $30,000,000;

provided, however, that if any Indebtedness referred to in clauses (i) through (iv) above is subordinated in right of payment to the Obligations or is secured by Liens that are senior or subordinate to any Liens securing the Collateral, then any corresponding Guarantee Obligations shall be subordinated and the Liens securing the corresponding Guarantee Obligations shall be senior or subordinate to substantially the same extent;

(f)          Purchase Money Obligations, Financing Lease Obligations and other Indebtedness incurred by the Parent or a Restricted Subsidiary of the Parent to finance the acquisition, leasing, construction or improvement of fixed assets; provided, however, that the aggregate principal amount of any such Purchase Money Obligations incurred to finance the acquisition of Capital Stock of any Person at any time outstanding pursuant to this clause (f) shall not exceed an amount equal to the greater of (x) $50,000,000 and (y) 30.0% of Four Quarter EBITDA;

(g)          Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the sum of (x) the greater of $25,000,000 and 15% of Four Quarter EBITDA and (y) an amount equal to (A) the Foreign Borrowing Base plus (B) in the event of any refinancing of any Indebtedness incurred under this clause (y), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing;

(h)          renewals, extensions, refinancings and refundings of Indebtedness (in whole or in part) permitted by:

(i)          clause (d) or (f) above or this clause (h)(i) provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees, underwriting discounts and other costs and expenses incurred in connection with such refinanced Indebtedness) and (B) such Indebtedness has a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Indebtedness so renewed, extended, refinanced or refunded; and

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(ii)         clause (a) or (k) hereof or this clause (h)(ii); provided, however, that (A) any such renewal, extension, refinancing or refunding is in an aggregate principal amount (or, if issued with original issue discount, the accreted value) not greater than the principal amount (or accreted value, if applicable) of such Indebtedness so renewed, extended, refinanced or refunded (plus accrued interest, any premium and reasonable commission, fees, underwriting discounts and other costs and expenses, incurred in connection with such refinanced Indebtedness), (B) with respect to Indebtedness originally incurred under clause (a) or (m), such Indebtedness has (x) a Stated Maturity date that is (i) at least 91 days after the Termination Date or (ii) in respect of Indebtedness with a Stated Maturity earlier than 91 days after the Termination Date, not earlier than the Stated Maturity date of the Indebtedness that is renewed, extended, refinanced or refunded and (y) only with respect to Restricted Indebtedness, a weighted average life to maturity, at the time of issuance or incurrence, of not less than the remaining weighted average life to maturity of the Indebtedness that is renewed, extended, refinanced or refunded (provided that compliance with this restriction shall be determined ignoring the effect of any payment of customary upfront fees or any permanent prepayment of such Indebtedness being refinanced, in each case based on market conditions at the time of any such refinancing), (C) if secured by any Collateral, such Indebtedness shall be subject to the terms of the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, or any Other Intercreditor Agreement, (D) to the extent that the Indebtedness to be renewed, extended, refinanced or refunded is unsecured and, at the time of such renewal, extension, refinancing or refunding, such Indebtedness could not be incurred under Subsection 8.13(a)(ii) by meeting the Consolidated Secured Leverage Ratio (as defined in the Term Loan Credit Agreement), then such renewed, extended, refinanced or refunded Indebtedness may not be secured by any Collateral and (E) such renewed, extended, refinanced or refunded Indebtedness shall not include Indebtedness of a Restricted Subsidiary that is not a Loan Party that refinances Indebtedness of a Loan Party that could not have been initially incurred by such Restricted Subsidiary pursuant to this Subsection 8.13;

(i)          Indebtedness of the Parent or any Restricted Subsidiary to the Parent or any of its Subsidiaries to the extent the Investment in such Indebtedness is not restricted by Subsection 8.12;

(j)          Indebtedness incurred under any agreement pursuant to which a Person provides cash management services or similar financial accommodations to the Parent or any of its Restricted Subsidiaries (including any Cash Management Arrangements);

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(k)          Indebtedness incurred or assumed in connection with, or as a result of, a Permitted Acquisition so long as: (i) the Parent would be in compliance, on a Pro Forma Basis after giving effect to the consummation of such acquisition and the incurrence or assumption of such Indebtedness, with Subsection 8.1 recomputed as of the last day of the most recently ended Fiscal Quarter of the Parent for which financial statements are available, whether or not compliance with Subsection 8.1 is otherwise required at such time (it being understood that, as a condition precedent to the effectiveness of any such incurrence or assumption, the Borrower Representative shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (ii) before and after giving effect thereto, no Specified Default or Event of Default known to the Borrower Representative has occurred and is continuing, and (iii) with respect to any newly incurred Indebtedness, such Indebtedness does not have any maturity or amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date (other than (x) mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder or (y) an earlier maturity date and/or higher amortization rate for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or an amortization rate greater than 1.0% per annum prior to the date that is 91 days after the Termination Date and other mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder) and does not provide for redemption or repayment requirements from asset sales, casualty or condemnation events or excess cash flow on terms more favorable than those under the Term Loan Credit Agreement (other than, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other indebtedness permitted hereunder which meets the requirements of this Subsection 8.13(k)); it being understood that, in the event that any such Indebtedness incurred under this Subsection 8.13(k) is incurred in good faith to finance the purchase price of any such acquisition in advance of the closing of such acquisition, and such closing shall thereafter not occur and such Indebtedness (or an equal principal amount of other Indebtedness) is redeemed, repaid or otherwise retired promptly after the Borrower Representative determines that such transaction has been abandoned, such Indebtedness shall be deemed to comply with this Subsection 8.13(k);

(l)          Indebtedness of the Parent or any of its Restricted Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(m)          Indebtedness (A) arising from the honoring of a check, draft or similar instrument against insufficient funds in the ordinary course of business; or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, created, incurred or assumed in connection with the acquisition or disposition of any business, assets or Person;

(n)          Indebtedness of the Parent or any of its Restricted Subsidiaries in respect of Financing Leases which have been funded solely by Investments of the Parent and its Restricted Subsidiaries permitted under clause (r) of the definition of “Permitted Investments”;

(o)          Indebtedness of the Parent or any of its Restricted Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Parent or such Restricted Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $30,000,000;

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(p)          Indebtedness of the Parent or any of its Restricted Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted hereunder;

(q)          accretion of the principal amount of Indebtedness of the Parent or any of its Restricted Subsidiaries otherwise permitted hereunder issued at any original issue discount;

(r)          Indebtedness of the Parent and its Restricted Subsidiaries under Interest Rate Agreements, Hedging Agreements and other Permitted Hedging Arrangements;

(s)          Indebtedness of the Parent or any of its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction;

(t)          Indebtedness in respect of any letters of credit issued in favor of any Issuing Lender or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit or Swingline Loans as provided for in Subsection 3.4, in each case to the extent not exceeding the maximum amount of such participations;

(u)          other Indebtedness of the Parent or any of its Restricted Subsidiaries; provided that the aggregate amount outstanding at any time of such Indebtedness incurred or assumed pursuant to this clause (u), when aggregated with all other Indebtedness incurred or assumed and outstanding pursuant to this clause (u) and all Guarantee Obligations incurred and outstanding pursuant to Subsection 8.13(e)(iv), shall not exceed the greater of (i) $100,000,000 and (ii) the amount equal to 60% of Four Quarter EBITDA at the time of incurrence of such Indebtedness; and

(v)         Indebtedness in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, letters of credit, bankers’ acceptances or similar instruments or obligations, and take-or-pay obligations under supply arrangements, all provided in, or relating to liabilities or obligations incurred in, the ordinary course of business, including those issued to government entities in connection with self-insurance under applicable workers’ compensation statutes.

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For purposes of determining compliance with and the outstanding principal amount of any particular Indebtedness (including Guarantee Obligations) incurred pursuant to and in compliance with, this Subsection 8.13, (i) in the event that any Indebtedness (including Guarantee Obligations) meets the criteria of more than one of the types of Indebtedness (including Guarantee Obligations) described in one or more clauses of this Subsection 8.13, the Borrower Representative, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of this Subsection 8.13 (including in part under one such clause and in part under another such clause; provided that (if the Parent shall so determine) any Indebtedness incurred pursuant to the Cash Capped Incremental Facility shall cease to be deemed incurred or outstanding for purposes of such definition but shall be deemed incurred for the purposes of the Ratio Incremental Facility from and after the first date on which the Parent could have incurred such Indebtedness under the Ratio Incremental Facility without reliance on the Cash Capped Incremental Facility), (ii) the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving or deferred draw Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving or deferred draw Indebtedness); provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable provision of Subsection 8.13 (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated Total Assets or Four Quarter EBITDA, as applicable, to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such provision of Subsection 8.13 (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated Total Assets or Four Quarter EBITDA, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (1) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (2) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency and incurred pursuant to this Agreement or any Term Loan Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Parent’s option, (A) the Closing Date, (B) any date on which any of the respective commitments under this Agreement or the applicable Term Loan Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (C) the date of such incurrence; the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing, (iii) if any Indebtedness is incurred to refinance Indebtedness (or unutilized commitments in respect of Indebtedness) initially incurred (or established) (or, to refinance Indebtedness incurred (or commitments established)) to refinance Indebtedness initially incurred (or commitments initially established) in reliance on any provision of Subsection 8.13 measured by reference to a percentage of Consolidated Total Assets or Four Quarter EBITDA at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets or Four Quarter EBITDA restriction to be exceeded if calculated based on the Consolidated Total Assets or Four Quarter EBITDA on the date of such refinancing, such percentage of Consolidated Total Assets or Four Quarter EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any subclause of Subsection 8.13, including for purposes of any determination of the “Maximum Incremental Facilities Amount”, shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (vi) in the event that the Borrower Representative shall classify Indebtedness incurred on the date of determination as incurred in part pursuant to Subsection 8.13(a)(ii) and clause (ii) of the definition of Maximum Incremental Facilities Amount and in part pursuant to one or more other clauses of Subsection 8.13, as provided in clause (i) of this paragraph, any calculation of the Consolidated Secured Leverage Ratio (as defined in the Term Loan Credit Agreement), including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any discharge of Indebtedness from the proceeds thereof) to the extent incurred pursuant to any such other clause of Subsection 8.13, (vii) if any Indebtedness is incurred to refinance Indebtedness initially incurred (or, Indebtedness incurred to refinance Indebtedness initially incurred) in reliance on any provision of this Subsection 8.13 above measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly incurred Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (viii) if any commitments in respect of revolving or deferred draw Indebtedness are established in reliance on any provision of Subsection 8.13 measured by reference to a percentage of Consolidated Total Assets, as applicable, after giving pro forma effect to the incurrence of the entire committed amount, such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, irrespective of whether or not such incurrence would cause such percentage of Consolidated Total Assets to be exceeded and (ix) any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

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8.14         Limitations on Liens. Create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of their respective Restricted Subsidiaries to assign, any right to receive income, except for the following (collectively, “Permitted Liens”):

(a)          Liens (i) created pursuant to the Loan Documents or otherwise securing, directly or indirectly, the Obligations or other Indebtedness permitted by Subsection 8.13(b), (ii) created pursuant to the Term Loan Documents, or (iii) created pursuant to any Additional Obligations Documents or any documents entered into in connection with any Permitted Debt Exchange or Rollover Indebtedness or otherwise securing, directly or indirectly, Additional Obligations, Permitted Debt Exchange Notes, Rollover Indebtedness or other Indebtedness permitted by Subsection 8.13(a), in the case of clauses (ii) and (iii) above, (x) in respect of any such Indebtedness permitted to be secured, including, in the case of Indebtedness incurred under Subsection 8.13(a)(ii), to the extent such Indebtedness is permitted to be secured pursuant to clause (ii) of the definition of Maximum Incremental Facilities Amount and (y) provided that any such Indebtedness shall be secured on a junior basis with this Facility with respect to ABL Priority Collateral and on a pari passu or junior basis with the Term Loan Facility (or any refinancing Indebtedness in respect thereof permitted by the terms of this Agreement) with respect to Term Loan Priority Collateral;

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(b)          Liens existing on the Closing Date and disclosed on Schedule 8.14(b);

(c)          Customary Permitted Liens;

(d)          Liens (including Purchase Money Obligation Liens) granted by the Parent or any of its Restricted Subsidiaries (including the interest of a lessor under a Financing Lease and Liens to which any property is subject at the time, on or after the Closing Date, of the Parent’s or such Restricted Subsidiary’s acquisition thereof) securing Indebtedness permitted under Subsection 8.13(f) and limited in each case to the property purchased with the proceeds of such Indebtedness or subject to such Lien or Financing Lease;

(e)          any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (a), (b) or (d) above, clause (l) or (q) below, or this clause (e); provided that (i) (A) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (a)(ii) above any such Indebtedness shall be secured on a junior basis with this Facility with respect to ABL Priority Collateral and on a pari passu or junior basis with the Term Loan Facility (or any refinancing indebtedness in respect thereof permitted by the terms of this Agreement) with respect to Term Loan Priority Collateral, (B) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (b) or (d) above (or successive renewals, extensions, refinancings or refundings thereof) such renewal, extension, refinancing or refunding is made without any change in the class or category of assets or property subject to such Lien and no such Lien is extended to cover any additional class or category of assets or property, (C) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (l) below (or successive renewals, extensions, refinancings or refundings thereof), such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (D) in the case of any renewal, extension, refinancing or refunding of Indebtedness secured by any Lien permitted by clause (q) below (or successive renewals, extensions, refinancings or refundings thereof), such Liens do not encumber any assets or property other than Collateral (with the priority of such Liens in the ABL Priority Collateral and Term Loan Priority Collateral or equivalent thereof being no less favorable to the Lenders than the priority set forth in the ABL/Term Loan Intercreditor Agreement); and (E) in the case of any renewal, extension, refinancing or refunding of Indebtedness of the Parent and its Restricted Subsidiaries permitted by Subsection 8.13(h) (or successive renewals, extensions, refinancings or refundings thereof), that the principal amount of such Indebtedness is not increased except as permitted by Subsection 8.13(h);

(f)          Liens on assets of any Foreign Subsidiary of the Parent securing Indebtedness of such Foreign Subsidiary permitted under Subsection 8.13(g);

(g)          Liens in favor of lessors securing operating leases permitted hereunder;

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(h)          statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Parent or any Restricted Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Parent or such Restricted Subsidiary at such banks or intermediaries (excluding any Indebtedness for borrowed money owing by the Parent or such Restricted Subsidiary to such banks or intermediaries);

(i)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent or its Restricted Subsidiaries in the ordinary course of business;

(j)          Liens on the property or assets described in Subsection 8.13(n) in respect of Indebtedness of the Parent and its Restricted Subsidiaries permitted by Subsection 8.13(n);

(k)          (i) Liens on the property or assets described in Subsection 8.13(o) in respect of Indebtedness of the Parent and its Subsidiaries permitted by Subsection 8.13(o) or (ii) Liens on cash, Cash Equivalents and Temporary Cash Investments in respect of obligations described in Subsection 8.13(v) (whether or not such obligations constitute Indebtedness);

(l)          Liens securing Indebtedness of the Parent and its Restricted Subsidiaries permitted by Subsection 8.13(k) assumed in connection with any Permitted Acquisition (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) such Lien shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness (other than as permitted by clause (ii) above);

(m)          any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(n)          leases, subleases, licenses or sublicenses to or from third parties;

(o)          Liens in respect of Guarantee Obligations permitted under Subsection 8.13(e) relating to Indebtedness otherwise permitted under Subsection 8.13, to the extent Liens in respect of such Indebtedness are permitted under this Subsection 8.14;

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(p)          Liens on assets of the Parent or any of its Restricted Subsidiaries not otherwise permitted by the foregoing clauses of this Subsection 8.14 securing obligations or other liabilities of the Parent or any of its Restricted Subsidiaries; provided that the aggregate outstanding amount of obligations and liabilities secured by such Liens (when created), when aggregated with the amount of all other obligations and liabilities secured by other Liens incurred and outstanding under this clause (p), shall not exceed the greater of (i) $100,000,000 and (ii) the amount equal to 60% of Four Quarter EBITDA at the time such obligations are incurred; provided further that any Lien securing Indebtedness created pursuant to this clause (p) on ABL Priority Collateral shall be junior to the Lien on ABL Priority Collateral securing the Obligations under this Facility and subject to the terms of the ABL/Term Loan Intercreditor Agreement or otherwise be on terms reasonably satisfactory to the Administrative Agent;

(q)          Liens securing Indebtedness permitted by Subsections 8.13(e)(viii)(x), 8.13(j) and 8.13(r), provided that (A) to the extent that the Borrower Representative determines to secure such Indebtedness permitted by Subsection 8.13(e)(viii)(x) with a Lien on any ABL Priority Collateral, the other party thereto, or an agent, trustee or other representative therefor, shall enter into a joinder to the ABL/Term Loan Intercreditor Agreement, the Junior Lien Intercreditor Agreement, or an Other Intercreditor Agreement and (B) to the extent that the Borrower Representative determines to secure such Indebtedness permitted by Subsection 8.13(j) or 8.13(r) with a Lien on any ABL Priority Collateral on a basis pari passu in priority with the Liens securing the amounts due under the Facility and with a higher payment priority pursuant to Subsection 10.15 than clause “sixth” (Interest Rate Agreements, Hedging Agreements, other Permitted Hedging Arrangements or Cash Management Arrangements otherwise secured under the Security Documents), (x) only in respect of (i) any Bank Products Agreements constituting such Indebtedness permitted by Subsection 8.13(j) that are designated as Designated Cash Management Agreements and (ii) any Interest Rate Agreements, Hedging Agreements or other Permitted Hedging Arrangements constituting such Indebtedness permitted by Subsection 8.13(r) that are designated as Designated Hedging Agreements, in each case in accordance with the terms of Subsection 11.22 and (y) provided that either (1) the other party to such Bank Products Agreement, Interest Rate Agreement, Hedging Agreement or other Permitted Hedging Arrangement, as the case may be, that is so designated, or an agent, trustee or other representative therefor, shall enter into a joinder to the ABL/Term Loan Intercreditor Agreement as contemplated thereby, or any Other Intercreditor Agreement or (2) the Borrower Representative shall designate the other party to such Bank Products Agreement, Interest Rate Agreement, Hedging Agreement or other Permitted Hedging Arrangement, as the case may be, as a Cash Management Party or a Hedging Party for the purposes of the Guarantee and Collateral Agreement in accordance with the terms of Subsection 11.22;

(r)          Liens securing Indebtedness permitted by Subsection 8.13(s) or (t);

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(s)          Liens on any amounts (including the proceeds of the applicable Indebtedness and any cash, Cash Equivalents and Temporary Cash Investments deposited to cover interest and premium in respect of such Indebtedness) held by a trustee or escrow agent under any indenture or other debt agreement governing Indebtedness issued in escrow pursuant to customary escrow arrangements (as determined by the Parent in good faith, which determination shall be conclusive) pending the release thereof, or on the proceeds deposited to discharge, redeem or defease Indebtedness under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions (as determined by the Parent in good faith, which determination shall be conclusive), pending such discharge, redemption or defeasance and after irrevocable notice thereof has been delivered to the applicable trustee or agent;

(t)          Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively; and

(u)          any other Lien on property or assets of the Parent or any of its Subsidiaries (other than ABL Priority Collateral) permitted under the Term Loan Facility or any Additional Term Credit Facility.

For purposes of determining compliance with this Subsection 8.14, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this Subsection 8.14 but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower Representative shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) and may include the amount and type of such Lien in one or more of the clauses of this Subsection 8.14, (iii) if any Liens securing Indebtedness are incurred to refinance Liens securing Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such Indebtedness secured by such Liens does not exceed the principal amount of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iv) it is understood that a Lien securing Indebtedness that is permitted by the foregoing provisions of this Subsection 8.14 may secure Debt Obligations with respect to such Indebtedness, (v) in the event that the Borrower Representative shall classify Indebtedness incurred on the date of determination as secured in part pursuant to Subsection 8.14(a) in respect of Indebtedness incurred pursuant to Subsection 8.13(a)(B) and clause (ii) of the definition of Maximum Incremental Facilities Amount and in part pursuant to one or more other clauses of Subsection 8.14, as provided in clause (ii) of this paragraph, any calculation of the Consolidated Secured Leverage Ratio (as defined in the Term Loan Credit Agreement), including in the definition of “Maximum Incremental Facilities Amount”, shall not include any such Indebtedness (and shall not give effect to any discharge of Indebtedness from the proceeds thereof) to the extent secured pursuant to any such other clause of Subsection 8.14, and (vii) if any Liens securing Indebtedness are incurred to refinance Liens securing Indebtedness initially incurred (or, Liens securing Indebtedness incurred to refinance Liens securing Indebtedness initially incurred) in reliance on any provision of this Subsection 8.14 above measured by a dollar amount or by reference to a percentage of Consolidated Total Assets, as applicable, such dollar amount or percentage of Consolidated Total Assets, as applicable, shall not be deemed to be exceeded (and such Liens securing refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly incurred Indebtedness secured by such Liens does not exceed an amount equal to the principal amount of such Indebtedness secured by such Liens being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

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SECTION 9

Events of Default

9.1           Events of Default. Any of the following from and after the Closing Date shall constitute an event of default:

(a)          Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at Stated Maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)          Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; provided that, if any such failure with respect to this Subsection 9.1(b) is of a type that can be cured within 30 Business Days, such failure shall not constitute an Event of Default unless continued for 30 Business Days after the occurrence thereof; provided further, for the avoidance of doubt that if any representation or warranty made or deemed made pursuant to the second sentence of Section 5.7 shall prove to have been incorrect in any material respect, such failure to be correct shall be deemed cured if the Default or Event of Default giving rise to, or otherwise underlying, such failure to be correct, shall have been cured; or

(c)          Any Loan Party shall default in the payment, observance or performance of any term, covenant or agreement contained in (i) Subsection 4.16 (provided that, if any such failure with respect to Subsection 4.16 is (x) of a type that can be cured within five Business Days and (y) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such failure shall not constitute an Event of Default for five Business Days after the occurrence thereof so long as the Loan Parties are diligently pursuing the cure of such failure), (ii) Subsection 7.2(e) (after a grace period of five Business Days or, if during the continuance of a Dominion Event, a grace period of one Business Day) or (iii) Section 8; or

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(d)          Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Subsection 9.1), and such default shall continue unremedied for a period of 30 days after the earlier of (A) the date on which a Responsible Officer of the Borrower Representative becomes aware of such failure and (B) the date on which written notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

(e)          Any Loan Party or any of its Restricted Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (excluding the Loans and the Reimbursement Obligations) in excess of $25,000,000 or (y) in the payment of any Guarantee Obligation respect of Indebtedness in excess of $25,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Loans and the Reimbursement Obligations) or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a default in the observance of any financial maintenance covenant, or a failure to provide notice of a default or an event of default under such instrument or agreement), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its Stated Maturity or such Guarantee Obligation to become payable (an “Acceleration”; and the term “Accelerated” shall have a correlative meaning), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (in the case of the preceding clause (i) or (ii)) such default, event or condition shall not have been remedied or waived by or on behalf of the holder or holders of such Indebtedness or Guarantee Obligation (provided that the preceding clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder or (y) any termination event or equivalent event pursuant to the terms of any Hedging Agreement); or (iii) in the case of any Indebtedness or Guarantee Obligations referred to in clause (i) above containing or otherwise requiring observance or compliance with any financial maintenance covenant, default in the observance of or compliance with such financial maintenance covenant such that such Indebtedness or Guarantee Obligation shall have been Accelerated and such Acceleration shall not have been rescinded; or

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(f)          If (i) the Parent, any Borrower or any Material Subsidiary of the Parent shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (excluding, in each case, the solvent liquidation or reorganization of any Foreign Subsidiary of the Parent that is not a Loan Party), or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent, any Borrower or any Material Subsidiary of the Parent shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent, any Borrower or any Material Subsidiary of the Parent any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent, any Borrower or any Material Subsidiary of the Parent any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent, any Borrower or any Material Subsidiary of the Parent shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent, any Borrower or any Material Subsidiary of the Parent shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)          (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower, Restricted Subsidiary or Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Parent or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan or Foreign Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)          One or more judgments or decrees shall be entered against the Parent or any of its Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

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(i)          (i) Any material provision of any Security Document shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any such Security Document shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any portion of the ABL Priority Collateral in excess of $7,500,000 (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)          Any Loan Party shall assert in writing that any of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement (after execution and delivery thereof) or any Other Intercreditor Agreement (after execution and delivery thereof) shall have ceased for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of any such intercreditor agreement (other than pursuant to the terms hereof or thereof); or

(k)          A Change of Control shall have occurred.

9.2           Remedies Upon an Event of Default. (a) If any Event of Default occurs and is continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of Subsection 9.1(f) with respect to any Borrower, automatically the Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower Representative, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

(b)          Except as expressly provided above in this Section 9, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

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9.3           Borrower’s Right to Cure. (a) Notwithstanding anything to the contrary otherwise contained in this Section 9, in the event of any Event of Default under the covenant set forth in Subsection 8.1 and upon the receipt of a Specified Equity Contribution within the time period specified, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, EBITDA shall be increased with respect to such applicable Fiscal Quarter and any four Fiscal Quarter period that contains such Fiscal Quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with Subsection 8.1. If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Parent and its Restricted Subsidiaries, in each case, with respect to such Fiscal Quarter only), the Parent and its Restricted Subsidiaries shall then be in compliance with the requirements of Subsection 8.1, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.

(b)          The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of calculating EBITDA in any determination of any financial ratio-based conditions (other than as applicable to Subsection 8.1), pricing or basket under Section 8 and (ii) no Lender or Issuing Lender shall be required to make any Extension of Credit hereunder, if an Event of Default under the covenant set forth in Subsection 8.1 has occurred and is continuing, (x) during the 10 Business Day period during which a Specified Equity Contribution may be made, or (y) on the date on which a Borrowing Base Certificate is delivered and on which a Specified Equity Contribution may be made (in each case as provided in the definition of Specified Equity Contribution), unless and until the Cure Amount is actually received.

SECTION 10

The Agents and the Other Representatives

10.1         Appointment. (a) Each Lender and each Issuing Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender or Issuing Lender under this Agreement and the other Loan Documents, and each such Lender or Issuing Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the Collateral Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives.

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(b)          Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

(c)          Except for Subsections 10.5, 10.8(a), 10.8(b), 10.8(c), 10.8(e), 10.13 and (to the extent of the Borrowers’ rights thereunder and the conditions included therein) 10.9, the provisions of this Section 10 are solely for the benefit of the Agents, the Lenders and the Issuing Lenders, and no Borrower or any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

10.2         The Administrative Agent and Affiliates. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

10.3         Action by an Agent. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) relationship of agency or trust with or for the Parent or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.4         Exculpatory Provisions. (a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i)          shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

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(ii)         shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(iii)        shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as such Agent or any of its affiliates in any capacity.

(b)          No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Subsection 9.2 or 11.1, as applicable) or (y) in the absence of its own bad faith, gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower, a Lender or an Issuing Lender.

(c)          No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term as used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(d)          Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of the Borrowers and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

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10.5         Acknowledgement and Representations by Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Agents or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of the Parent or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender further represents and warrants to the Agents, the Other Representatives and each of the Loan Parties that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and each Issuing Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Parent and the other Loan Parties, it has made its own decision to make its Loans or issue Letters of Credit hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender (other than, in the case of clause (i), any Parent Entity or any Unrestricted Subsidiary) and each Issuing Lender represents to each other party hereto (i) that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender or Issuing Lender, as applicable, for such commercial purposes, and (ii) that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender and each Issuing Lender acknowledges and agrees to comply with the provisions of Subsection 11.6 applicable to the Lenders and Issuing Lenders hereunder.

10.6         Indemnity; Reimbursement by Lenders. (a) To the extent that the Parent or any other Loan Party for any reason fails to indefeasibly pay any amount required under Subsection 11.5 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Lenders, the Swingline Lender or any Other Representative or any Related Party of any of the foregoing, each Lender severally agrees to pay ratably according to their respective Commitment Percentages in effect on the date on which the applicable unreimbursed expense or indemnity payment is sought under this Subsection 10.6 (or, if the applicable unreimbursed expense or indemnity payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages, immediately prior to such date) such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Lenders in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Lenders in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Lenders shall not include losses incurred by the Swingline Lender or the Issuing Lenders due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Subsections 2.4(c) and 2.4(d) or L/C Obligations under Subsection 3.4 (it being understood that this proviso shall not affect the Swingline Lender’s or any Issuing Lender’s rights against any Defaulting Lender). The obligations of the Lenders under this Subsection 10.6 are subject to the provisions of Subsection 4.8.

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(b)          Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)          All amounts due under this Subsection 10.6 shall be payable not later than three Business Days after demand therefor. The agreements in this Subsection 10.6 shall survive the payment of the Loans and all other amounts payable hereunder.

10.7         Right to Request and Act on Instructions. (a) Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Subsection 10.6.

(b)          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

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10.8         Collateral Matters. (a) Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into (x) the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments or waivers of or supplements to or other modifications to the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Other Intercreditor Agreement or other intercreditor agreements in connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness (each an “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Parent or relevant Subsidiary, to the extent such priority is permitted by the Loan Documents) and (z) any amendments provided for under Subsections 2.6, 2.7 and 2.8, respectively. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Other Intercreditor Agreement, any Intercreditor Agreement Supplement, or any agreement required in connection with an Incremental Facility pursuant to Subsection 2.6, any agreement required in connection with a Refinancing Amendment pursuant to Subsection 2.7 and any agreement required in connection with an Extension Offer pursuant to Subsection 2.8, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any applicable Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the Collateral Agent, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent. The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

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(b)          The Lenders hereby authorize each Agent, in each case at its option and in its discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby that are then due and unpaid, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof, (iii) owned by any Subsidiary Guarantor that is or becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Parent or constituting Capital Stock of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Subsection 11.1), (v) constituting Term Loan Priority Collateral upon the “Discharge of Term Loan Collateral Obligations” (as defined in the ABL/Term Loan Intercreditor Agreement) or (vi) as otherwise may be expressly provided in the relevant Security Documents, (B) at the written request of the Borrower Representative to subordinate any Lien (or to confirm the absence of any Lien) on any Excluded Assets or any other property granted to or held by such Agent, as the case may be under any Loan Document, to the holder of any Lien on such property that is permitted by Subsection 8.14, (C) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Parent or is or becomes an Excluded Subsidiary and (D) to release any Lien granted to or held by such Agent upon any Term Loan Priority Collateral to the extent required pursuant to the terms of the ABL/Term Loan Intercreditor Agreement or any Other Intercreditor Agreement. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing any Agent’s authority to release particular types or items of Collateral pursuant to this Subsection 10.8.

(c)          The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by Subsection 11.17. Upon request by any Agent, at any time, the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement will confirm in writing the Administrative Agent’s and the Collateral Agent’s authority under this Subsection 10.8(c).

(d)          No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Parent or any of its Restricted Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Subsection 10.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its bad faith, gross negligence or willful misconduct.

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(e)          Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with either Subsection 11.1 or 11.17, as applicable, with the written consent of the Agent party thereto and the Loan Party party thereto.

(f)          The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

10.9         Successor Agent. Subject to the appointment of a successor as set forth herein, (i) the Administrative Agent or the Collateral Agent may be removed by the Borrower Representative or the Required Lenders if the Administrative Agent, the Collateral Agent, or a controlling affiliate of the Administrative Agent or the Collateral Agent is a Defaulting Lender and (ii) the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, in each case upon 10 days’ notice to the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Lenders and the Borrower Representative, as applicable. If the Administrative Agent or the Collateral Agent shall be removed by the Borrower Representative or the Required Lenders pursuant to clause (i) above or if the Administrative Agent or the Collateral Agent shall resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which such successor agent shall be subject to approval by the Borrower Representative; provided that such approval by the Borrower Representative in connection with the appointment of any successor Administrative Agent shall only be required so long as no Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing; provided, further, that the Borrower Representative shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 (including this Subsection 10.9) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. After the resignation or removal of any Administrative Agent pursuant to the preceding provisions of this Subsection 10.9, such resigning or removed Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal (and all unpaid fees accrued for the account of the resigning Issuing Lender shall be paid in full upon its resignation or removal) and (y) shall not be required to act as Swingline Lender with respect to Swingline Loans to be made after the date of such resignation or removal (and all outstanding Swingline Loans of such resigning or removed Administrative Agent shall be required to be repaid in full upon its resignation or removal), although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender and Swingline Lender with respect to all Letters of Credit issued by it, and all Swingline Loans made by it, prior to the effectiveness of its resignation or removal as Administrative Agent hereunder. The fees payable by the Borrower Representative to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor.

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10.10         Swingline Lender. The provisions of this Section 10 shall apply to the Swingline Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.11         Withholding Tax. To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, without limiting the provisions of Subsection 4.11(a) or 4.12, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred and shall make payable in respect thereof within 30 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Subsection 10.11. The agreements in this Subsection 10.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Subsection 10.11, the term “Lender” includes any Issuing Lender.

10.12         Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such. Without limiting the foregoing, no Other Representative shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Other Representative shall have transferred to any other Person (other than any of its affiliates) all of its interests in the Loans and in the Commitments, such Lender shall be deemed to have concurrently resigned as such Other Representative.

10.13         Appointment of Borrower Representatives. Each Borrower hereby designates the Parent as its Borrower Representative. The Borrower Representative will be acting as agent on each Borrower’s behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2 and Section 4 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

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10.14         Administrative Agent May File Proofs of Claim. In case of the pendency of any Bankruptcy Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) is hereby authorized by the Lenders, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Subsections 4.5 and 11.5) allowed in such judicial proceeding;

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Subsections 4.5 and 11.5.

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10.15         Application of Proceeds. The Lenders, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: subject to the terms of the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Other Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows: first, to pay interest on and then principal of Agent Advances then outstanding, second, to pay interest on and then principal of Swingline Loans then outstanding, third, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral), fourth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders and each of the Issuing Lenders in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Loan Documents, fifth, to pay (on a ratable basis) (A) interest on and then principal of Revolving Credit Loans then outstanding and any Reimbursement Obligations then outstanding, and to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent and (B) any outstanding obligations payable under (i) Designated Cash Management Agreements, up to the maximum amount of the exposure thereunder as notified from time to time by the Cash Management Party to the Administrative Agent pursuant to the definition of “Cash Management Reserves” and (ii) Designated Hedging Agreements up to the maximum amount of the MTM value thereunder as notified from time to time by the Hedging Party (or, if applicable, an alternative MTM value notified by the Borrower Representative pursuant to a Dealer Polling) to the Administrative Agent pursuant to the definition of “Designated Hedging Reserves”, in each case which are secured under the Security Documents, sixth, to pay obligations under Cash Management Arrangements (other than pursuant to any Designated Cash Management Agreements, but including any amounts not paid pursuant to clause “fifth”(B)(i) above), Permitted Hedging Arrangements (other than pursuant to any Designated Hedging Agreements, but including any amounts not paid pursuant to clause “fifth”(B)(ii) above) and Management Guarantees entered into with any Management Credit Provider (as defined in the Guarantee and Collateral Agreement) permitted hereunder and secured by the Guarantee and Collateral Agreement, and seventh, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause “fifth” above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause “fifth”. To the extent any amounts available for distribution pursuant to clause “fifth” are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Lenders and Issuing Lenders based on their respective Commitment Percentages. This Subsection 10.15 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to Subsections 2.6, 2.7 and 2.8, as applicable.

Notwithstanding the foregoing, Excluded Obligations (as defined in the Guarantee and Collateral Agreement) with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets.

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SECTION 11

Miscellaneous

11.1         Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to Subsections 11.1(d) and 11.1(f) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i)          (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or Reimbursement Obligation or of any scheduled installment thereof (including extending the Termination Date), (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) increase the amount or extend the expiration date of any Lender’s Commitment or extend the scheduled date of any payment thereof or (D) change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments or supplements to, or waivers or modifications of, any conditions precedent, representations, warranties, covenants, Defaults or Events of Default or of a mandatory repayment or mandatory reduction in the aggregate Commitments of all Lenders shall not constitute an increase of the Commitment of, or an extension of the scheduled date of maturity, any scheduled installment, or the scheduled date of payment of the Loans of, any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)         amend, modify or waive any provision of this Subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by the Parent of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Subsection 8.2 or 11.6(a)), in each case without the written consent of all the Lenders;

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(iii)        release Guarantors accounting for all or substantially all of the value of the Guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)        require any Lender to make Loans having an Interest Period of longer than six months or shorter than one month without the consent of such Lender;

(v)         amend, modify or waive any provision of Section 10 without the written consent of the then Agents;

(vi)        amend, modify or waive any provision of Subsections 10.1(a), 10.5 or 10.12 without the written consent of any Other Representative directly and adversely affected thereby;

(vii)       amend, modify or waive any provision of the Swingline Note (if any) or Subsection 2.4 without the written consent of the Swingline Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swingline Loan pursuant to Subsection 2.4(d);

(viii)      amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender with respect thereto and each directly and adversely affected Lender;

(ix)         increase the advance rates set forth in the definition of “Borrowing Base”, or make any change to the definitions of “Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts”, “Eligible Credit Card Receivables” or “Eligible Inventory” that would have the effect of increasing the amount of the Borrowing Base without the consent of the Supermajority Lenders; provided that the Administrative Agent may increase or decrease the amount of, or otherwise modify or eliminate, any Availability Reserves that it implements in its Permitted Discretion in accordance with Subsection 2.1(b) or otherwise in accordance with the terms of this Agreement, and in any such case, such change will not be deemed to require any Supermajority Lender or other Lender consent; or

(x)          amend, modify or waive the order of application of payments set forth in the penultimate sentence of Subsection 4.4(a), or Subsection 4.4(d), 4.8(a), 4.16(d), 10.15 or 11.7 hereof or clause (c) or (d) of Section 4.1 of the ABL/Term Loan Intercreditor Agreement, in each case without the consent of each Lender directly and adversely affected thereby;

provided, further, that notwithstanding and in addition to the foregoing, and in addition to Liens the Collateral Agent is authorized to release pursuant to Subsection 10.8(b), the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any Fiscal Year without the consent of any Lender.

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(b)          Any waiver and any amendment, supplement or modification pursuant to this Subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)          Notwithstanding any provision herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) in the further proviso to the second sentence of Subsection 11.1(a).

(d)          Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect or inconsistency, with the consent of the Borrower Representative and the Administrative Agent, (ii) in accordance with Subsection 2.6, to incorporate the terms of any Incremental Facility with the written consent of the Borrower Representative and Lenders providing such Incremental Facility, (iii) by a Refinancing Amendment in accordance with Subsection 2.7, with the written consent of the Borrower Representative and the Lenders providing such Credit Agreement Refinancing Indebtedness, (iv) in accordance with Subsection 2.8, to effectuate an Extension with the written consent of the Borrower Representative and the Extending Lenders, (v) in accordance with Subsection 7.11, to change the financial reporting convention, (vi) to waive, amend or modify this Agreement or any other Loan Document in a manner that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche), by an agreement or agreements in writing entered into by the applicable Borrower(s) and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Subsection 11.1 if such Lenders were the only Lenders hereunder at the time and (vii) to implement any changes contemplated by the definition of “LIBOR Rate” in Subsection 1.1 hereof with the consent of the Borrower Representative and the Administrative Agent. Without limiting the generality of the foregoing, any provision of this Agreement and the other Loan Documents, including Subsection 4.4, 4.8, 4.16 or 10.15, may be amended as set forth in the immediately preceding sentence to provide for non-pro rata borrowings and payments of any amounts hereunder as between any tranche hereunder (including any tranche of Extended ABL Term Loans, Extended Revolving Commitments or Incremental Revolving Commitments and any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8), or to provide for the inclusion, as appropriate, of the Lenders of any tranche of Extended ABL Term Loans, Extended Revolving Commitments or Incremental Revolving Commitments or of any other tranche created pursuant to Subsection 2.6, 2.7 or 2.8 in any required vote or action of the Required Lenders, the Supermajority Lenders or the Lenders of each Tranche hereunder. The Administrative Agent hereby agrees (if requested by the Borrower Representative) to execute any amendment referred to in this clause (d) or an acknowledgement thereof.

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(e)          Notwithstanding any provision herein to the contrary, this Agreement may be amended (or deemed amended) or amended and restated with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities.

(f)          Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by Subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(g)          If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Subsection 11.1(a), the consent of the Supermajority Lenders, each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”) then the Borrower Representative may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower Representative in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower Representative to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Borrower Representative’s option, by a Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) so long as no Event of Default under Subsection 9.1(a) or 9.1(f) then exists or will exist immediately after giving effect to the respective prepayment, prepay the Loans and, at the Borrower Representative’s option, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to Subsection 4.12, without premium or penalty. In connection with any such replacement under this Subsection 11.1(g), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

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11.2         Notices. (a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day) or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Parent and the Borrowers (including the Borrower Representative):

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, Texas 77064

Attention:    Chief Financial Officer

Facsimile:    (281) 897-7837

Telephone:   (281) 897-7658
Email: mejohnson@ncigroup.com

With copies (which shall not constitute notice) to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Ramya S. Tiller
Facsimile: (212) 521-7146
Telephone: (212) 909-6000
Email: rstiller@debevoise.com

The Administrative Agent/Collateral Agent:	Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328 Attention: Business Finance Manager
Facsimile: (866) 358-0842
Telephone: (770) 508-1332
Email: Matt.Mouledous@WellsFargo.com

With copies (which shall not constitute notice) to:	Goldberg Kohn Ltd.
55 East Monroe, Suite 3300
Chicago, Illinois 60603
Attention: Keith G. Radner
Facsimile: (312) 863-7445
Telephone: (312) 201-3945
Email: Keith.Radner@goldbergkohn.com

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provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Subsection 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)          Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swingline Lender (in the case of a Borrowing of Swingline Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swingline Lender or such Issuing Lender in good faith to be from a Responsible Officer of a Loan Party.

(c)          Loan Documents may be transmitted and/or signed by facsimile or other electronic means (i.e., a “pdf” or “tiff”). The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on each Loan Party, each Agent and each Lender. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(d)          Notices and other communications to the Lenders and any Issuing Lender hereunder may be delivered or furnished by electronic communication (including electronic mail and Internet or intranet websites). Unless the Administrative Agent otherwise prescribes (with the Borrower Representative’s consent), (i) notices and other communications sent to an e-mail address shall be deemed to have been duly made or given when delivered, provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been delivered at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the posting thereof.

(e)          THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF ANY BORROWER HEREUNDER (THE "BORROWER MATERIALS") OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(f)          Each Lender may change its address, email, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative and the Administrative Agent.

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(g)          All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4         Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

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11.5         Payment of Expenses and Taxes. The Borrowers, jointly and severally, agree (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Initial Revolving Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) the reasonable and documented fees and disbursements of Goldberg Kohn Ltd., solely in its capacity as counsel to the Agents and Other Representatives, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower Representative, (b) to pay or reimburse each Lender, each Lead Arranger and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents (limited to one firm of counsel for the Agents and, if necessary one firm of local counsel in each appropriate jurisdiction, in each case for the Agents), (c) to pay, indemnify, or reimburse each Lender, each Lead Arranger and the Agents for, and hold each Lender, each Lead Arranger and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any stamp, documentary, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay or reimburse the Administrative Agent's reasonable out-of-pocket costs and expenses from time to time hereafter incurred by the Administrative Agent during the course of periodic field examinations made at the Loan Parties' expense pursuant to and as provided in Subsection 7.6(b), and (e) to pay, indemnify or reimburse each Lender, each Lead Arranger, each Agent (and any sub-agent thereof), each Issuing Lender and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (in the case of fees and disbursements of counsel, limited to one firm of counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnitees (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower Representative of such conflict and thereafter, after receipt of the Borrower Representative’s consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnitee)) arising out of or relating to any actual or prospective claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory, brought by a third party or by the Borrowers or any other Loan Party and regardless of whether any Indemnitee is a party thereto, with respect to (i) the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (ii) the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent or any of its Restricted Subsidiaries or any of the property of the Parent or any of its Restricted Subsidiaries, or any other property at which Materials of Environmental Concern generated by the Parent or any of its Restricted Subsidiaries was managed, released, or discharged, or (iii) of any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrowers shall not have any obligation hereunder to any Lead Arranger, any Other Representative, any Agent (or any sub-agent thereof), any Issuing Lender or any Lender (or any Related Party of any of the foregoing Persons) with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct of any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Lender or Lender (or any Related Party of any of the foregoing Persons), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (ii) a material breach of the Loan Documents by any such Lead Arranger, Other Representative, Agent (or any sub-agent thereof), Issuing Lender or Lender (or any Related Party of any of the foregoing Persons), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, or (iii) claims against such Indemnitee or any Related Party brought by any other Indemnitee that do not involve claims against any Lead Arranger or Agent in its capacity as such. None of the Borrowers nor any Indemnitee shall be liable for any indirect, special, punitive or consequential damages hereunder; provided that nothing contained in this sentence shall limit the Borrowers’ indemnity or reimbursement obligations under this Subsection 11.5 to the extent such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnitee is entitled to indemnification hereunder. All amounts due under this Subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Subsection 11.5 shall be submitted to the address of the Borrower Representative set forth in Subsection 11.2, or to such other Person or address as may be hereafter designated by the Borrower Representative in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in Subsections 11.5(b) and 11.5(c) above, no Borrower shall have any obligation under this Subsection 11.5 to any Indemnitee with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this Subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

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11.6         Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with Subsection 8.2, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Subsection 4.13(d), Subsection 4.15(c), Subsection 11.1(g) and this Subsection 11.6.

(b)          (i) Subject to the conditions set forth in Subsection 11.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign (other than to a Disqualified Lender, to any natural person or to the Parent or any of its Subsidiaries) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)         the Borrower Representative; provided that no consent of the Borrower Representative shall be required for an assignment if an Event of Default under Subsection 9.1(a) or 9.1(f) with respect to the Parent or a Borrower has occurred and is continuing, to any other Person; and

(B)         the Administrative Agent, the Issuing Lender and the Swingline Lender.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or an integral multiple thereof or unless the Borrower Representative and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower Representative shall be required if an Event of Default under Subsection 9.1(a) or 9.1(f) with respect to the Parent or a Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates, if any;

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(B)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless waived by the Administrative Agent in any given case); provided that for concurrent assignments to two or more Lenders or Affiliates of a Lender, such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C)         the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(iii)        Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5, and bound by its continuing obligations under Subsection 11.16 and, in the case of each Reference Bank, Subsection 4.6(c)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Subsection 4.13(d), Subsection 4.15(c), Subsection 11.1(g) and this Subsection 11.6 shall, to the extent it would comply with Subsection 11.6(c), be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Subsection 11.6 (and any attempted assignment, transfer or participation which does not comply with this Subsection 11.6 shall be null and void).

(iv)        The Borrowers hereby collectively designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Lender and, solely with respect to entries applicable to such Lender, any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, any assignment by a Lender to a Disqualified Lender shall be deemed null and void ab initio and the Register shall be modified to reflect a reversal of such assignment, and the Borrowers shall be entitled to pursue any remedy available to them (whether at law or in equity, including specific performance to unwind such assignment) against the Lender and such Disqualified Lender. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender.

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(v)         Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary (x) to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (y) for any Borrower to enforce its rights hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and a Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(vi)        Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is being made in accordance with Subsection 4.13(d), Subsection 4.15(c), or Subsection 11.1(g), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Subsection 11.6(b) and any written consent to such assignment required by this Subsection 11.6(b), the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower Representative. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (vi).

(vii)       On or prior to the effective date of any assignment pursuant to this Subsection 11.6(b), the assigning Lender shall surrender to the Administrative Agent any outstanding Notes held by it evidencing Loans or Commitments, as applicable, which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked “cancelled”.

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Notwithstanding the foregoing provisions of this Subsection 11.6(b) or any other provision of this Agreement, if the Borrower Representative shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to Administrative Agent and the Borrower Representative as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Borrower Representative and shall be consistent with the other provisions of this Subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies the Lenders of the Settlement Service as set forth herein. The Borrower Representative may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this Subsection 11.6(b) would be entitled to receive any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such Subsections with respect to the rights assigned, shall, notwithstanding anything to the contrary in this Agreement, be entitled to receive such greater payments unless the assignment was made after an Event of Default under Subsection 9.1(a) or 9.1(f) has occurred and is continuing or the Borrower Representative has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)          (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower Representative or the Administrative Agent, sell participations (other than to any Disqualified Lender, or a natural person or the Parent or any of the Parent’s Affiliates or its Subsidiaries) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, (D) the Borrower Representative, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (E) the applicable Lender shall have provided the Parent with not less than five Business Days’ advance notice of such participation. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, supplement, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, supplement, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) or (iii) of the second proviso to the second sentence of Subsection 11.1(a) and (2) directly affects such Participant. Subject to Subsection 11.6(c)(ii), each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Subsections 4.10, 4.11, 4.12, 4.13, 4.15 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection 11.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to Subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender and any such participation shall be void ab initio, except to the extent the Borrower Representative has consented to such participation in writing (in which case such Lender will not be considered a Disqualified Lender solely for that particular participation). Any attempted participation which does not comply with Subsection 11.6 shall be null and void.

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(ii)         No Loan Party shall be obligated to make any greater payment under Subsection 4.10, 4.11, 4.12 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower Representative and the Borrower Representative expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Subsection 4.11 unless such Participant complies with Subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)          Any Lender, without the consent of the Borrower Representative or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank of a member state of the European Union, and this Subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)          No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower Representative if it would require any Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower Representative shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

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(f)          Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower Representative or the Administrative Agent and without regard to the limitations set forth in Subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from each such Borrower pursuant to this Subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower Representative specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate each such Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower Representative, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)          If the Borrower Representative wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ (or such shorter period as agreed to by the Administrative Agent in its reasonable discretion) advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Subsection 11.1. Pursuant to any such assignment, (x) all Loans to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Subsection 4.12 and (y) all Commitments to be replaced shall be allocated among the Lenders under such Facility in the same manner as would be required if such Commitments were being optionally reduced or terminated by the Borrowers, accompanied by payment of any accrued fees thereon and any amounts owing pursuant to Subsection 4.12. By receiving such purchase price (including accrued interest, fees and indemnity payments), the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of the Assignment and Acceptance, the Administrative Agent shall record such assignment in the Register and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

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11.7         Adjustments; Set-off; Calculations; Computations. (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Subsection 9.1(f), or otherwise (except pursuant to Subsection 2.6, 2.7, 2.8, 4.4, 4.5(b), 4.9, 4.10, 4.11, 4.12, 4.13(d), 11.1(g) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)          In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower Representative, any such notice being expressly waived by the Borrower Representative to the extent permitted by applicable law, upon the occurrence of an Event of Default under Subsection 9.1(a) to set-off and appropriate and apply against any amount then due and payable under Subsection 9.1(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8         Judgment. (a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Subsection 11.8 being hereinafter in this Subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)          If, in the case of any proceeding in the court of any jurisdiction referred to in Subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

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(c)          The term “rate of exchange” in this Subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York City time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

11.10         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11         Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto and thereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents, as applicable.

11.12         Governing Law. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13         Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

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(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Subsection 11.13 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Subsection 11.13(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Subsection 11.13 any consequential or punitive damages.

11.14         Acknowledgements. Each Borrower hereby acknowledges that:

(a)          it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

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(b)          neither any Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)          no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15         Waiver of Jury Trial. EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16         Confidentiality. (a) Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of the Parent or any of the Borrowers or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of the Parent or any of the Borrowers or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this Subsection 11.16 pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), in respect to any electronic information (whether posted or otherwise distributed on any Platform)) for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its Affiliates and the employees, officers, partners, directors, agents, attorneys, accountants and other professional advisors of it and its Affiliates; provided that such Lender shall inform each such Person of the agreement under this Subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law; provided that, other than with respect to any disclosure to any bank regulatory authority, such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower Representative of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement, any Affiliate of any Lender party thereto) may be a party subject to the proviso in clause (iv) above, and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Parent or any Borrower being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively; provided that in no case shall any Agent or Lender cease to be obligated pursuant to this Subsection 11.16 prior to the third anniversary of the Closing Date.

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(b)          Each Lender acknowledges that any such information referred to in Subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Parent or the Borrowers or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Parent or the Borrowers, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17         Incremental Indebtedness; Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agrees to execute and deliver the ABL/Term Loan Intercreditor Agreement, any Junior Lien Intercreditor Agreement, or any Other Intercreditor Agreement or any Intercreditor Agreement Supplement and amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower Representative to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Facility or Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18         USA PATRIOT Act Notice. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Loan Party, which information includes the name of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act, and each Loan Party agrees to provide such information from time to time to any Lender.

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11.19         Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20         Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the obligations of the Borrowers under the Loan Documents, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a fraudulent preference, reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Borrowers hereunder shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.21         Joint and Several Liability; Postponement of Subrogation. (a) The obligations of the Borrowers hereunder and under the other Loan Documents to which each Borrower is a party shall be joint and several and, as such, each Borrower shall be liable for all of such obligations of the other Borrowers under this Agreement and the other Loan Documents to which each Borrower is a party. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document, or of such Borrower under this Subsection 11.21, in bankruptcy or in any other instance.

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(b)          Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the applicable Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the applicable Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party.

11.22         Designated Cash Management Agreements and Designated Hedging Agreements. (a) The Borrower Representative may from time to time elect by notice in writing to the Administrative Agent that (x) a Cash Management Arrangement is to be a “Designated Cash Management Agreement” and that the monetary obligations thereunder be treated as pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Subsection 10.15, or (y) an Interest Rate Agreement, Hedging Agreement or other Permitted Hedging Arrangement is to be a “Designated Hedging Agreement” and that the monetary obligations thereunder be treated as pari passu with the Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with the waterfall provisions set forth in Subsection 10.15, provided that no Designated Cash Management Agreement or Designated Hedging Agreement can be secured at the same time on a first lien basis by the Term Loan Priority Collateral (and any request under this Subsection 11.22 will be deemed to be a representation by the Borrower Representative to such effect), and provided, further, that no monetary obligations under any Designated Cash Management Agreement or Designated Hedging Agreement shall receive any benefit of the designation under this Subsection 11.22 after the Discharge of ABL Obligations (as defined in the ABL/Term Loan Intercreditor Agreement). Any such designation notice shall include the information required under the definition of “Cash Management Reserves” or “Designated Hedging Reserves”, as applicable.

(b)          Notwithstanding any such designation of a Cash Management Arrangement as a Designated Cash Management Agreement or an Interest Rate Agreement, Hedging Agreement or other Permitted Hedging Arrangement as a Designated Hedging Agreement, no provider or holder of any such Designated Cash Management Agreement or Designated Hedging Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider under such agreements, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of the Collateral or any Subsidiary Guarantors.

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(c)          The Administrative Agent accepts no responsibility and shall have no liability for the calculation of the exposure owing by the Loan Parties under any such Designated Cash Management Agreement or Designated Hedging Agreement, and shall be entitled in all cases to rely on the applicable Cash Management Party, Hedging Party or the Borrower Representative (in the case of any Dealer Polling), as the case may be, in each case party to such agreement for the calculation thereof.

11.23         Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary herein or in any other Loan Document, each party hereto acknowledges that any liability of any party hereto that is an EEA Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured (all such liabilities, other than any Excluded Liability, the “Covered Liabilities”), may be subject to Write-Down and Conversion Powers and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of Write-Down and Conversion Powers to any Covered Liability arising hereunder or under any other Loan Document which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such Covered Liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such Covered Liability;

(ii)         a conversion of all, or a portion of, such Covered Liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such Covered Liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such Covered Liability in connection with the exercise of Write-Down and Conversion Powers.

Notwithstanding anything to the contrary herein, nothing contained in this Subsection 11.23 shall modify or otherwise alter the rights or obligations under this Agreement or any other Loan Document with respect to any liability that is not a Covered Liability.

[SIGNATURE PAGES FOLLOW]

207

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

NCI GROUP, INC, as a Borrower

By:	/s/ Mark E. Johnson
Name:	Mark E. Johnson
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

ROBERTSON-CECO II CORPORATION, as a Borrower

By:	/s/ Mark E. Johnson
Name:	Mark E. Johnson
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

NCI BUILDING SYSTEMS, INC., as a Guarantor

By:	/s/ Mark E. Johnson
Name:	Mark E. Johnson
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

[Signature Page to NCI ABL Credit Agreement]

AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent, Issuing Lender and Swingline Lender

By:	/s/ Matt Mouledous
Name: Matt Mouledous
Title: Vice President

By:	/s/ Matt Mouledous
Name: Matt Mouledous
Title: Vice President

[Signature Page to NCI ABL Credit Agreement]

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Hance VanBeber
Name: Hance VanBeber
Title: Sr. Vice President

[Signature Page to NCI ABL Credit Agreement]

ROYAL BANK OF CANADA,
as Lender

By:	/s/ Anna Bernat
Name: Anna Bernat
Title: Attorney In Fact

By:	/s/ Farhan Lodhi
Name: Farhan Lodhi
Title: Attorney In Fact

[Signature Page to NCI ABL Credit Agreement]

UBS AG, Stamford Branch, as Lender

By:	/s/ Craig Pearson
Name: Craig Pearson
Title: Associate Director

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

[Signature Page to NCI ABL Credit Agreement]

CITIBANK N.A.,
as Lender

By:	/s/ David Foster
Name: David Foster
Title: Vice President

[Signature Page to NCI ABL Credit Agreement]

EXHIBIT A-1
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ABL CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING CREDIT NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

New York, New York

[                           , 20    ]

FOR VALUE RECEIVED, the undersigned, NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), and the Subsidiary Borrowers from time to time party to the Credit Agreement (as defined below) (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), hereby unconditionally promise to pay to [_____________] (the “Lender”) and its successors and assigns, at the office of WELLS FARGO BANK, NATIONAL ASSOCIATION, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the undersigned pursuant to Subsection 2.1 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until such principal amount is paid in full (both before and after judgment).

This Revolving Credit Note is one of the Revolving Credit Notes referred to in, and is subject in all respects to, the ABL Credit Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI Group, Robertson, the Subsidiary Borrowers from time to time party thereto, NCI BUILDING SYSTEMS, INC., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (including the Lender) (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Credit Note in respect thereof. The holder hereof, by its acceptance of this Revolving Credit Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

EXHIBIT A-1
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ABL CREDIT AGREEMENT

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Revolving Credit Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

NCI GROUP, INC.

By:
Name:
Title:

ROBERTSON-CECO II CORPORATION

By:
Name:
Title:

[SUBSIDIARY BORROWER[S]]

By:
Name:
Title:

EXHIBIT A-2
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ABL CREDIT AGREEMENT

FORM OF SWINGLINE NOTE

New York, New York

[                           , 20    ]

FOR VALUE RECEIVED, the undersigned, NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), and the Subsidiary Borrowers from time to time party to the Credit Agreement (as defined below) (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), hereby unconditionally promise to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of the Swingline Loans made by the Swingline Lender to the undersigned pursuant to Subsection 2.4 of the Credit Agreement referred to below, which sum shall be payable on the Termination Date.

The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in Subsection 4.1 of the Credit Agreement until paid in full (both before and after judgment).

This Swingline Note is the Swingline Note referred to in, and is subject in all respects to, the ABL Credit Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI Group, Robertson, the Subsidiary Borrowers from time to time party thereto, NCI BUILDING SYSTEMS, INC., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (including the Swingline Lender) (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and in the Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Swingline Note in respect thereof. The holder hereof, by its acceptance of this Swingline Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the Credit Agreement. Capitalized terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

EXHIBIT A-2
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ABL CREDIT AGREEMENT

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Swingline Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Swingline Note.

THIS SWINGLINE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

NCI GROUP, INC.

By:
Name:
Title:

ROBERTSON-CECO II CORPORATION

By:
Name:
Title:

[SUBSIDIARY BORROWER[S]]

By:
Name:
Title:

EXHIBIT B
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ABL CREDIT AGREEMENT

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[Separately provided.]

EXHIBIT C
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ABL CREDIT AGREEMENT

FORM OF ABL/TERM LOAN INTERCREDITOR AGREEMENT

[Separately provided.]

EXHIBIT D
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ABL CREDIT AGREEMENT

EXHIBIT D-1

Form of U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain ABL Credit Agreement, dated as of February 8, 2018 (as it may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI GROUP, INC., a Delaware corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

Pursuant to the provisions of Section 4.11of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. person status on IRS Form W-8BEN, or Form W-8BEN-E, as appropriate. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and deliver promptly to the Borrower Representative and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrower Representative and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower Representative or the Administrative Agent.

EXHIBIT D
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ABL CREDIT AGREEMENT

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT D
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ABL CREDIT AGREEMENT

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain ABL Credit Agreement, dated as of February 8, 2018 (as it may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI GROUP, INC., a Delaware corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, it is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and it has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an IRS Form W-8BEN, or Form W-8BEN-E, as appropriate. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

EXHIBIT D
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ABL CREDIT AGREEMENT

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT D
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ABL CREDIT AGREEMENT

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain ABL Credit Agreement, dated as of February 8, 2018 (as it may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI GROUP, INC., a Delaware corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

Pursuant to the provisions of Section 4.11of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (A) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (B) is subject to regulatory or other legal requirements as a bank in any jurisdiction, or (C) has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its direct or indirect partners/members that is claiming the portfolio interest exemption’s conduct of a U.S. trade or business.

EXHIBIT D
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ABL CREDIT AGREEMENT

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, or Form W-8BEN-E, as appropriate, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, or Form W-8BEN-E, as appropriate, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT D
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ABL CREDIT AGREEMENT

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain ABL Credit Agreement, dated as of February 8, 2018 (as it may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI GROUP, INC., a Delaware corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The undersigned hereby certifies under penalty of perjury that:

Pursuant to the provisions of Section 4.11 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is claiming the portfolio interest exemption (A) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (B) is subject to regulatory or other legal requirements as a bank in any jurisdiction, or (C) has been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or any qualification for any exemption from any tax, securities law or other legal requirements, (iv) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is claiming the portfolio interest exemption is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its direct or indirect partners/members that is claiming the portfolio interest exemption’s conduct of a U.S. trade or business.

EXHIBIT D
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ABL CREDIT AGREEMENT

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, or Form W-8BEN-E, as appropriate, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN, or Form W-8BEN-E, as appropriate, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and deliver promptly to the Borrower Representative and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrower Representative and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrower Representative or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

EXHIBIT E
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ABL CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the ABL Credit Agreement (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of February 8, 2018, among NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Unless otherwise defined herein, capitalized terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

___________________________ (the “Assignor”) and _________________ (the “Assignee”) agree as follows:

1.           The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.           The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their Subsidiaries or any other obligor or the performance or observance by the Borrowers, any of their Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Administrative Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)].1

[1]	Should only be included when specifically required by the Assignee and/or the Assignor, as the case may be.

EXHIBIT E
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ABL CREDIT AGREEMENT

3.           The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in Subsection 10.5 of the Credit Agreement; (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement; and (g) represents and warrants that it meets all the requirements to be an assignee under the assignment provisions of the Credit Agreement and is not a Defaulting Lender.

4.           The effective date of this Assignment and Acceptance shall be [___________], [_______] (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Subsection 11.6 of the Credit Agreement, effective as of the Transfer Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.           Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

EXHIBIT E
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ABL CREDIT AGREEMENT

6.           From and after the Transfer Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement, but shall nevertheless continue to be entitled to the benefits of (and bound by related obligations under) Subsections 4.10, 4.11, 4.12, 4.13 and 11.5 thereof.

7.           Notwithstanding any other provision hereof, if the consents of the Borrower Representative and the Administrative Agent hereto are required under Subsection 11.6 of the Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

8.           THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1
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EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

Re: ABL Credit Agreement (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of February 8, 2018, among NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as collateral agent for the Secured Parties, as swingline lender and as an issuing lender.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Assigned Facility	Aggregate Amount of Commitment/Loans under Facility for all Lenders		Amount of Commitment/Loans under Facility Assigned

		%	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

SCHEDULE 1
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EXHIBIT E

Accepted for recording in the Register:	Consented to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent	[NCI BUILDING SYSTEMS, INC.

By:	By:
Name:	Name:
Title:	Title:][2]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[2]	Insert only as required by Subsection 11.6 of the Credit Agreement.

EXHIBIT F
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ABL CREDIT AGREEMENT

FORM OF SWINGLINE LOAN PARTICIPATION CERTIFICATE

[                           , 20    ]

[Name of Lender]

___________________
___________________
Ladies and Gentlemen:

Pursuant to Subsection 2.4 of the ABL Credit Agreement (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), dated as of February 8, 2018, among NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders, as collateral agent for the Secured Parties (as defined therein), as swingline lender (in such capacity, the “Swingline Lender”) and as an issuing lender, the undersigned hereby acknowledges receipt from you on the date hereof of DOLLARS ($) as payment for a participating interest in the following Swingline Loan (as defined in the Credit Agreement):

Date of Swingline Loan:

Principal Amount of Swingline Loan:

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Swingline Lender

By:
Name:
Title:

EXHIBIT G
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ABL CREDIT AGREEMENT

FORM OF SECRETARY’S CERTIFICATE

[___________, 20[●]]

Reference is hereby made to (i) that certain asset-based credit agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among NCI GROUP, INC., a Nevada corporation ( “NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers (as defined therein) from time to time party thereto, NCI BUILDING SYSTEMS, INC., a Delaware corporation (“Parent”), the several banks and other financial institutions from time to time party thereto (the “ABL Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the ABL Lenders, as collateral agent for the Secured Parties (as defined therein), as swingline lender and as an issuing lender and (ii) that certain term loan credit agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Term Loan Credit Agreement”), among Parent, the several banks and other financial institutions from time to time party thereto (the “Term Loan Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Term Loan Lenders and as collateral agent for the Secured Parties (as defined therein) (the ABL Credit Agreement and the Term Loan Credit Agreement, together with the other Loan Documents (as defined in each of the ABL Credit Agreement and the Term Loan Credit Agreement, respectively) delivered by or on the date hereof in connection with the ABL Credit Agreement and the Term Loan Credit Agreement, as applicable, the “Transaction Documents”).

The undersigned, [____________], [____________] of the [managing member of][general partner of] [____________] (the “Company”), certifies solely on behalf of the Company, in [his][her] capacity as [___________] and not individually, as follows:

(a)         Attached hereto as Annex 1 is a true, correct and complete copy of the certificate of [incorporation][formation][limited partnership][other charter document] of the Company, as amended through the date hereof (the “Charter”), as certified by the [Secretary of State][similar body] of the [State][other jurisdiction] of [__________]. The Charter is in full force and effect on the date hereof, has not been amended or cancelled, and no amendment to the Charter is pending or proposed. To the best of the undersigned’s knowledge, no steps have been taken and no proceedings are pending for the merger, consolidation, conversion, dissolution, termination or liquidation of the Company and no such proceedings are threatened or contemplated.

(b)         [Attached hereto as Annex 2 is a true, correct and complete copy of the [bylaws][limited liability company agreement][limited partnership agreement][other operating agreement] of the Company, as amended through the date hereof (the “Operating Agreement”) as in effect at all times since the adoption thereof to and including the date hereof. Such Operating Agreement has not been amended, repealed, modified, superseded, revoked or restated, and such Operating Agreement is in full force and effect on the date hereof and no amendment to the Operating Agreement is pending.]

EXHIBIT G
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ABL CREDIT AGREEMENT

(c)         Attached hereto as Annex [2][3] is a true, correct and complete copy of resolutions adopted by the [[unanimous] written consent] [minutes] of the [[managing] [sole] member]] [general partner] [Board of Directors][Board of Managers][other authorizing body] of the Company (the “Authorizing Body”), dated as of [●], 20[●] (the “Resolutions”), authorizing, among other things, the execution, delivery and performance of each of the Transaction Documents to which the Company is a party and the transactions contemplated thereby. The Resolutions (i) were duly adopted by the Authorizing Body and have not been amended, modified, superseded or revoked in any respect, (ii) are in full force and effect on the date hereof[,][ and] (iii) are the only proceedings of the Authorizing Body [or any committee thereof] relating to or affecting the Transaction Documents to which the Company is a party and the matters referred to therein [and (iv) have been filed [with the minutes of the proceedings of the Authorizing Body] [in the minute book of the Company] [in accordance with the Operating Agreement]]. [As of [●], 20[●], there were no vacancies or unfilled newly created [directorships] [manager positions] on the Authorizing Body.]

(d)         Attached hereto as Annex [3][4] is a list of the persons who, as of the date hereof, are duly elected and qualified [officers] [managing directors] of the [managing member of the] [general partner of the] Company holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such [officers] [managing directors] or true facsimiles thereof, and each of such [officers] [managing directors] is duly authorized to execute and deliver, on behalf of the [managing member of the][general partner of the] Company, the Transaction Documents to which the Company is a party and any of the other documents contemplated thereby.

(e)         Attached hereto as Annex 5 is a true, correct and complete copy of a Certificate of Good Standing of the Company, certified as of a recent date by the Secretary of the State of [__].  No change has occurred in the legal corporate existence and good standing of the Company since the date of the foregoing certificate.

(f)          [A duly executed copy of each of the Transaction Documents (as defined in the Resolutions) to which the Company is a party has been delivered by the Company to each of the other parties thereto.]

Debevoise & Plimpton LLP, [Richards, Layton & Finger, P.A.] [and Holland & Hart LLP] are entitled to rely on this certificate in connection with any opinions they are delivering pursuant to the Transaction Documents to which the Company is a party.

[The Remainder of this Page is Intentionally Left Blank.]

EXHIBIT G
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ABL CREDIT AGREEMENT

IN WITNESS WHEREOF, the [managing member of the] [general partner of the] Company has caused this certificate to be executed on its behalf by its [●], as of the day first set forth above.

By:
Name:
Title:

I, [●], am the duly elected and acting [●] of the [managing member of the] [general partner of the] Company and do hereby certify in such capacity on behalf of the [managing member of the] [general partner of the] Company and not in my individual capacity that [●] is the duly elected, qualified and acting [●] of the [managing member of the] [general partner of the] Company and that the signature appearing above is [his][her] genuine signature or a true facsimile thereof.

By:
Name:
Title:

[Signature Page to Secretary’s Certificate of [the Company]]

ANNEX 1

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EXHIBIT G

Annex 1 – Charter

ANNEX 2

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EXHIBIT G

Annex 2 – Operating Agreement

ANNEX 3

to
EXHIBIT G

Annex 3 – Resolutions

ANNEX 4

to
EXHIBIT G

Annex 4 – Incumbency Certificate

Name	Title	Signature

[●]	[●]

[●]	[●]

[●]	[●]

[●]	[●]

[●]	[●]

[Incumbency Certificate of [the Company]]

ANNEX 5

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EXHIBIT G

Annex 5 – Good Standing Certifiate

EXHIBIT H
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ABL CREDIT AGREEMENT

FORM OF OFFICER’S CERTIFICATE

NCI BUILDING SYSTEMS, INC.

Pursuant to Subsection 6.1(d) of the ABL Credit Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Parent”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender, the undersigned hereby certifies, on behalf of the Parent (as Borrower Representative), that:

1.          On and as of the date hereof, both before and after giving effect to the initial Extension of Credit to occur on the date hereof and the application of the proceeds thereof, the representations and warranties made by the Loan Parties pursuant to the Credit Agreement or any other Loan Document to which it is a party are true and correct in all material respects (except to the extent such representation and warranty speaks to an earlier date, in which case such representation and warranty is true and correct in all material respects on and as of such earlier date).

2.          On the date hereof, all conditions set forth in Subsection 6.1 of the Credit Agreement have been satisfied or waived.

IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] name as of the date first written above.

NCI BUILDING SYSTEMS, INC., as Borrower Representative

By:
Name:
Title:

EXHIBIT I
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ABL CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE

Date: [_____, 20__]

To the Administrative Agent and each of the Lenders
party to the Credit Agreement referred to below:

I, the undersigned, the [Chief Financial Officer/Treasurer]3 of NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Parent”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.           This certificate is furnished to the Administrative Agent and the Lenders pursuant to Subsection 6.1(j) of the ABL Credit Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Parent, NCI GROUP, INC., ROBERTSON-CECO II CORPORATION, the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.           For purposes of this certificate, the terms below shall have the following definitions:

(a)         “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Parent and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)         “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Parent and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

[3]	Or a comparable officer.

EXHIBIT I
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ABL CREDIT AGREEMENT

(c)         “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Parent and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)         “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Parent and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Parent.

(e)         “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Termination Date, the Parent and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)          “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Termination Date, the Parent and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.           For purposes of this certificate, I, or officers of the Parent under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)         I have reviewed the financial statements referred to in Subsection 5.1 of the Credit Agreement.

(b)         I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

EXHIBIT I
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ABL CREDIT AGREEMENT

(c)         As [Chief Financial Officer/Treasurer]4 of the Parent, I am familiar with the financial condition of the Parent and its Subsidiaries.

4.           Based on and subject to the foregoing, I hereby certify on behalf of the Parent that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Parent and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[SIGNATURE PAGE FOLLOWS]

[4]	Or a comparable officer.

EXHIBIT I
to
ABL CREDIT AGREEMENT

IN WITNESS WHEREOF, the Parent has caused this certificate to be executed on its behalf by its [Chief Financial Officer or Treasurer]5 as of the date first written above.

NCI BUILDING SYSTEMS, INC.

By:
Name:
Title: [Chief Financial Officer/Treasurer][6]

5	Or a comparable officer.
6	Or a comparable officer.

EXHIBIT J-1
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ABL CREDIT AGREEMENT

FORM OF BORROWING REQUEST

Date: [_____, 20__]

Wells Fargo Bank, National Association
1100 Abernathy Road, Suite 1600
Atlanta, GA 30328
Attention: Business Finance Manager
Facsimile: (866) 358-0842
Telephone: (770) 508-1332
Email: Matt.Mouledous@WellsFargo.com

Ladies and Gentlemen:

The undersigned, NCI Building Systems, Inc., a Delaware corporation (together with its successors and assigns, the “Parent”), refers to the ABL Credit Agreement, [to be dated as of February 8, 2018]7[dated as of February 8, 2018]8, among NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson” ), the Subsidiary Borrowers from time to time party thereto (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), the Parent, the several banks and other financial institutions from time to time party thereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as an issuing lender, swingline lender, administrative agent and collateral agent (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Credit Agreement.

The Borrower Representative hereby gives you notice pursuant to Subsection 2.2 of the Credit Agreement that the undersigned hereby requests Revolving Credit Loans (the “Proposed Borrowing”) under the Credit Agreement as follows:

1.          The Borrower[s] of the Proposed Borrowing [is][are] [_____________]9.

2.          The aggregate principal amount of the Proposed Borrowing is $[__________]10.

[7]	For Borrowing Requests delivered on the Closing Date.
[8]	For Borrowing Requests delivered after the Closing Date.
[9]	Insert the Borrower[s] or Subsidiary Borrower as applicable.
[10]	Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swingline Loans, in multiples of $500,000 (or, if the Commitments then available (as calculated in accordance with Subsection 2.1(a)) are less than $500,000, such lesser amount) or a whole multiple of $100,000 in excess thereof, and (y) in the case of Eurodollar Loans, $500,000, or a whole multiple of $500,000 in excess thereof.

EXHIBIT J-1
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ABL CREDIT AGREEMENT

3.          The Revolving Credit Loans to be made pursuant to the Proposed Borrowing shall initially be incurred and maintained as [ABR Loans][Eurodollar Loans]11, the initial Interest Period for which shall be [__________] [months][days]12.

4.          The Business Day of the Proposed Borrowing is [_____, 20__]13.

[This Borrowing Notice is conditioned on the consummation of the Transactions and shall become irrevocable upon the funding of any Revolving Credit Loans requested hereby.]14

*       *       *

[11]	Each Borrowing Request shall state whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof.
[12]	Initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or if agreed to by each affected Lender, 12 months or a shorter period) thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto.
[13]	Borrowing Requests must be received by the Administrative Agent prior to (1) in the case of either Eurodollar Loans or ABR Loans to be borrowed on the Closing Date, 9:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the Closing Date, and (2) in all other cases, (a) 2:00 P.M., New York City time, at least three Business Days (or such shorter period as may be agreed by the Administrative Agent in its reasonable discretion) prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans or (b) 10:00 A.M., New York City time (or such later time as may be agreed by the Administrative Agent in its reasonable discretion), on the requested Borrowing Date, for ABR Loans).
[14]	Only include for a Borrowing Request delivered with respect to the initial Extension of Credit under the Credit Agreement, which shall be irrevocable after funding.

EXHIBIT J-1
to
ABL CREDIT AGREEMENT

NCI BUILDING SYSTEMS, INC., as Borrower Representative

By:
Name:
Title:

EXHIBIT J-2
to
ABL CREDIT AGREEMENT

FORM OF L/C REQUEST

Dated [___________________](15)

[NAME OF ISSUING LENDER], as Issuing Lender, under the ABL Credit Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI GROUP, INC., Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers (as defined therein) from time to time party thereto (together with NCI Group, Robertson and their respective successors and assigns, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties (as defined therein), as swingline lender and as an issuing lender.

Attention:
Letter of Credit Issuer:

with a copy to:

____________________(16)
____________________

Attention:____________

[15]	Date of L/C Request.
[16]	Insert name and address of Issuing Lender.

EXHIBIT J-2
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ABL CREDIT AGREEMENT

Ladies and Gentlemen:

Pursuant to Subsection 3.2 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [Commercial Letter of Credit] [Standby Letter of Credit] (“L/C”) for the account of the undersigned on(17) [______] (the “Date of Issuance”) in the aggregate Stated Amount of(18) [______]. The requested L/C shall be denominated in Dollars or an Approved Foreign Currency.

For purposes of this L/C Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested L/C will be [__](19), and such L/C will be in support of [__](20) and will have a stated expiration date of [__](21)

We hereby certify that:

(A)	the representations and warranties contained in the Credit Agreement or the other Loan Documents are true and correct in all material respects on the date hereof except to the extent such representations and warranties relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(B)	no Default or Event of Default has occurred and is continuing nor, immediately after giving effect to the issuance of the L/C requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

[17]	Date of issuance which shall be (x) a Business Day and (y) at least five Business Days from the date hereof (or such shorter period as is acceptable to the respective Issuing Lender in any given case).
[18]	Insert aggregate Stated Amount.
[19]	Insert name and address of beneficiary.
[20]	Insert a description of relevant obligations.
[21]	Insert the last date upon which drafts may be presented which, unless otherwise agreed by the Administrative Agent, may not be later than the earlier of (A) one year after its date of issuance and (B) the 5th Business Day prior to the Termination Date (subject, if requested by the Borrower Representative and agreed to by the Issuing Lender, to auto-renewals for successive periods not exceeding one year and ending prior to the 5th Business Day prior to the Termination Date).

EXHIBIT J-2
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ABL CREDIT AGREEMENT

NCI BUILDING SYSTEMS, INC., as Borrower Representative

By:
Name:
Title:

EXHIBIT K
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ABL CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

Reference is hereby made to that certain ABL Credit Agreement, dated as of February 8, 2018 (including all annexes, exhibits and schedules thereto and as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms that are not defined herein have the meanings ascribed to such terms in the Credit Agreement), among NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with NCI Group and Robertson, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Parent”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender.

As of the last Business Day of the Fiscal Period ended [●], 20[●] (the “Determination Date”), I, [●], the [●] of the Borrower Representative, hereby certify to the Administrative Agent in my representative capacity on behalf of the Parent and the other Qualified Loan Parties and not in my individual capacity that to the best of my knowledge and belief (i) the statements and calculations of the Borrowing Base set forth on Annex A hereto (and the schedules attached thereto) are true and correct as of the Determination Date and (ii) such calculations have been made in accordance with the requirements of the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

EXHIBIT K
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ABL CREDIT AGREEMENT

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed and delivered on the ____ day of [●], 20[●].

NCI BUILDING SYSTEMS, INC., as Borrower Representative

By:
Name:
Title:

ANNEX A

BORROWING BASE

[See attached.]

EXHIBIT L
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ABL CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [_______ __, 20__] (this “Agreement”), by and among [Additional Lenders] (each, an “Additional Lender,” and collectively, the “Additional Lenders”), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).

RECITALS:

WHEREAS, reference is hereby made to that certain ABL Credit Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with their respective successors and assigns, NCI Group and Robertson, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Parent”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may [increase the Commitments by obtaining the [Supplemental Commitments] [Incremental Revolving Commitments] [borrow Incremental ABL Term Loans] by entering into one or more Lender Joinder Agreements with the Additional Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Lender party hereto hereby agrees to commit to provide its respective [Supplemental Commitments] [Incremental Revolving Commitments][Incremental ABL Term Loans] as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Additional Lender (i) represents and warrants that it is legally authorized to enter into this Lender Joinder Agreement; (ii) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to in Subsections 5.1 and 7.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iv) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, and the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to each such Agent, as applicable, by the terms thereof, together with such powers as are reasonably incidental thereto; (v) hereby affirms the acknowledgments and representations of such Additional Commitment Lender as a Lender contained in Subsection 10.5 of the Credit Agreement; and (vi) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with the terms of the Credit Agreement all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to Subsection 11.16 of the Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Subsection 4.11(b) of the Credit Agreement.

EXHIBIT L
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ABL CREDIT AGREEMENT

Each Additional Lender hereby agrees to make its [Supplemental Commitment] [Incremental Revolving Commitment][Incremental ABL Term Loan] on the following terms and conditions:

1.           Other Fees. The applicable Borrowers agree to pay each Additional Lender its pro rata share of an aggregate fee equal to [__]%.

2.           Additional Lenders. Each Additional Lender acknowledges and agrees that upon its execution of this Agreement that such Additional Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

3.           Credit Agreement Governs. Except as set forth in this Agreement and any related amendments to the Loan Documents, Incremental Facility Increases shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

4.           Borrower Representative’s Certifications. By its execution of this Agreement, the undersigned officer of the Borrower Representative, to the best of his or her knowledge, hereby certifies that:

(i)          [The Specified Representations are]22 [The representations and warranties made by the Parent and its Restricted Subsidiaries as set forth in the Credit Agreement and in each of the other Loan Documents to which it is a party]23 are true and correct in all material respects on and as of the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date; and

22 To be made in connection with a Limited Condition Transaction.

23 To be made in all other cases.

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ABL CREDIT AGREEMENT

(ii)         No Specified Default has occurred and is continuing as of the date hereof or after giving effect to the Loans to be made on the date hereof and/or the issuance of any Letters of Credit to be issued on the date hereof.

5.           Borrower Covenant. By its execution of this Agreement, the Borrower Representative hereby covenants to deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent, as applicable, in connection with this Agreement.

6.           Notice. For purposes of the Credit Agreement, the initial notice address of each Additional Lender shall be as set forth below its signature below.

7.           Certain Delivery Requirements. Each Additional Lender has delivered or shall deliver herewith to Borrower Representative and the Administrative Agent such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Borrower Representative and the Administrative Agent pursuant to Subsection 4.11 of the Credit Agreement.

8.           Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Incremental Facility Increase made by the Additional Lender in the Register.

9.          Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

10.         Entire Agreement. This Agreement, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.         GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

12.         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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13.         Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

EXHIBIT L
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ABL Credit Agreement

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

NCI BUILDING SYSTEMS, INC., as Borrower Representative

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

SCHEDULE A
to
LENDER JOINDER AGREEMENT

EXHIBIT M
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ABL CREDIT AGREEMENT

Form of Collateral Access Agreement

[See attached.]

Form of Collateral Access Agreement

THIS COLLATERAL ACCESS AGREEMENT (the “Agreement”) is made and entered into as of ________________, by and between [●], having an office at [●] (“Landlord”), and Wells Fargo Bank, National Association, having an office at 1100 Abernathy Road, Suite 1600, Atlanta, Georgia 30328, as administrative agent and collateral agent (in such capacities, “Agent”) for the benefit of the Secured Parties under the Credit Agreement (as hereinafter defined).

RECITALS:

A.           Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).

B.           Pursuant to a certain [lease] [warehousing] agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), Landlord has agreed to store certain personal property for [NCI Building Systems, Inc., a Delaware corporation (together with its successors and assigns, the “Parent” or “Lessee”, as applicable)][[Subsidiary Guarantor] (the “Subsidiary Guarantor” or “Lessee”, as applicable) [Borrower (as defined in the Credit Agreement (as defined below) (the “Borrower” or “Lessee”, as applicable]] on all or a portion of the Real Property (the “Leased Premises”).

C.           [The Parent][NCI Building Systems, Inc., a Delaware corporation (together with its successors and assigns, the “Parent”), the Subsidiary Guarantor,] the Borrowers (as defined in the Credit Agreement (as defined below)) from time to time party thereto (together with the Parent [and the Subsidiary Guarantor], collectively, the “Loan Parties”, and individually, each a “Loan Party”), and the Agent, among others, have entered into that certain ABL Credit Agreement, dated as of February 8, 2018, (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Agent and the other banks and financial institutions have severally agreed to make extensions of credit (collectively, the “Loans”) to Lessee upon the terms and subject to the conditions set forth in the Credit Agreement.

D.           In connection with the Credit Agreement, the Loan Parties and the Agent, among others, have entered into that certain ABL Guarantee and Collateral Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Collateral Agreement”), pursuant to which the Loan Parties have granted a security interest in and lien to the Agent for the benefit of the Secured Parties on all of Lessee’s assets (the “Collateral”), including all "inventory" (as defined in the Uniform Commercial Code) and books and records relating to “accounts” (as defined in the Uniform Commercial Code) and other accounts receivable belonging to a Loan Party or the Loan Parties (collectively, the “Working Capital Collateral”);

E.           Agent has requested that Landlord execute this Agreement in connection with the making of the Loans under the Credit Agreement.

2

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Agent, as follows:

1.          Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule B hereto and (iii) Landlord has sent no notice of default to Lessee under the Lease with respect to a default which has not been cured by Lessee.

2.          Landlord agrees that the Working Capital Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Leased Premises. Landlord further agrees that Agent has the right to have access to the leased premises at any time for the purpose of inspecting, appraising, repossessing, removing, preparing for sale, advertising, displaying, selling (including “going out of business” sales), disposing or otherwise dealing with the Working Capital Collateral (including all books and records related to the Inventory and accounts receivable) in accordance with the terms of the Credit Agreement, the Collateral Agreement, or any other document evidencing or securing the Loans (collectively, the “Loan Documents”); provided that Agent shall repair any damage arising from such removal; provided further, that if the "Access Termination Date" (as defined below) has occurred, Agent's right to access the Leased Premises under this Agreement shall be subject to the following: (i) such access period shall commence when Agent provides written notice to Landlord of its election to access the Leased Premises as provided above and shall terminate no later than 120 days following the Access Termination Date (such notice by Agent, the "Access Notice"; such period commencing on delivery of such Access Notice and ending 120 days following the Access Termination Date, the "Access Period"), and (ii) during the Access Period (which period of access may be terminated by Agent at any time), Agent will pay to Landlord an access fee for each day during such Access Period equal to the "Per Diem Fee" (as defined below). The access fee shall be payable monthly in advance based on the number of days in a month during such Access Period that Agent estimates for access with a settlement at the end of such month for the actual days of access. "Access Termination Date" means the date Agent receives written certification from Landlord that the Lease has been terminated and [Parent][Subsidiary Guarantor] [Borrower] has no right of access to the Leased Premises. "Per Diem Fee" means, for any day of a month during the Access Period, the current, non-default basic rent due for such month under the Lease (exclusive of past due rent or charges), divided by 30. Under no circumstances shall Agent be liable for any past due rent owing by [Parent][Subsidiary Guarantor] [Borrower] to Landlord. Landlord acknowledges that Agent shall have no obligation to remove the Working Capital Collateral from the Leased Premises.

3.          Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Collateral, including the Working Capital Collateral, in favor of the Agent (for the benefit of the Secured Parties) shall not constitute a default under the Lease and shall not permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord. Landlord hereby expressly consents to the granting of such security interest and agrees that such security interest shall be superior to any right of levy or distraint, security interest, claim, right, title or other interest or lien of the Landlord (statutory or otherwise) in or under the Collateral.

3

4.          The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises.

5.          All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 5) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.

6.          The provisions of this Agreement shall continue in effect until Landlord shall have received Agent’s written certification that the Loans have been paid in full and all of the [Parent’s][Subsidiary Guarantor’s] [Borrower’s] other obligations under the Credit Agreement and the other Loan Documents have been satisfied.

7.          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.          Landlord agrees to execute, acknowledge and deliver such further instruments as Agent may reasonably request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s access agreement in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.24

[SIGNATURE PAGES FOLLOW]

[24]	NTD: Title company or local counsel to advise as to recordability requirements in the relevant jurisdiction.

4

IN WITNESS WHEREOF, Landlord and Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

[LANDLORD],
as Landlord

By:
Name:
Title:

[ADD STATE NOTARY FORM]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Collateral Agent

By:
Name:
Title:

[ADD STATE NOTARY FORM]

[Landlord Access Agreement Signature Page]

Schedule A

Description of Real Property

[●]

Schedule B

Description of Lease

Lessor	Lessee	Dated	Modification	Location/ Property Address
[●]	[NCI Building Systems, Inc.][Subsidiary Guarantor] [Borrower]	[●]	[●]	[●]

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ABL CREDIT AGREEMENT

FORM OF SUBSIDIARY BORROWER JOINDER AGREEMENT

THIS SUBSIDIARY BORROWER JOINDER AGREEMENT, dated as of [_______ __, 20__] (this “Joinder”), by and among [Subsidiary Borrower[s]] ([each an] [the] “Applicant Subsidiary Borrower” [and collectively, the “Applicant Subsidiary Borrowers”]), the Borrower Representative (as defined in the Credit Agreement (as defined below)) and the Administrative Agent (as defined below).

RECITALS:

WHEREAS, reference is hereby made to that certain ABL Credit Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined), among NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with their respective successors and assigns, NCI Group and Robertson, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Parent”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, additional Subsidiaries of the Parent may join the Facility as Subsidiary Borrowers by entering into one or more Subsidiary Borrower Joinders with the Borrower Representative and the Administrative Agent; [and]

WHEREAS, each Applicant Subsidiary Borrower has indicated its desire to become a Subsidiary Borrower pursuant to the terms of the Credit Agreement[; and][.]

[WHEREAS, each Applicant Subsidiary Borrower is currently a party to the Guarantee and Collateral Agreement.] [WHEREAS, each Applicant Subsidiary Borrower shall become a party to the Guarantee and Collateral Agreement, concurrently herewith by executing an Assumption Agreement in accordance with the terms of the Guarantee and Collateral Agreement.]25

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

[25]	Insert latter recital for Subsidiary Borrowers not party to the Guarantee and Collateral Agreement.

1.          Each Applicant Subsidiary Borrower hereby acknowledges, agrees and confirms that, by its execution of this Joinder, such Applicant Subsidiary Borrower will be deemed to be a party to the Credit Agreement and a “Subsidiary Borrower” for all purposes of the Credit Agreement and the other Loan Documents, and shall have all of the obligations of a Subsidiary Borrower thereunder as if it has executed the Credit Agreement and the other Loan Documents.

2.          Each Applicant Subsidiary Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and the Guarantee and Collateral Agreement and the schedules and exhibits relating thereto. The information on the schedules to the Credit Agreement and each of the Security Documents are amended to provide the information shown on the attached Schedule A. Each Applicant Subsidiary Borrower agrees that, upon the request to the Administrative Agent by any Lender, in order to evidence such Lender’s Loans, such Applicant Subsidiary Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1 and Exhibit A-2 to the Credit Agreement, as applicable, with appropriate insertions as to payee, date and principal amount, payable to such Lender and in a principal amount equal to the aggregate unpaid principal amount of all applicable Loans made by such Lender to such Applicant Subsidiary Borrower.

3.          The Parent confirms that all of its and its Subsidiaries’ obligations under the Credit Agreement and the Guarantee and Collateral Agreement are, and upon each Applicant Subsidiary Borrower becoming a Subsidiary Borrower shall continue to be, in full force and effect, except as otherwise set forth therein. Each Applicant Subsidiary Borrower hereby agrees that upon becoming a Subsidiary Borrower it will assume all obligations of a Subsidiary Borrower as set forth in the Credit Agreement and shall deliver or cause to be delivered all legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Joinder.

4.          The Applicant Subsidiary Borrower represents and warrants to the Administrative Agent and the Lenders that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.          This Joinder may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

6.          This Joinder, the Credit Agreement and the other Loan Documents represent the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the parties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

7.          GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

2

8.          Any provision of this Joinder which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.          This Joinder may be executed by one or more of the parties to this Joinder on any number of separate counterparts (including by telecopy and other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder as of the date first above written.

[APPLICANT SUBSIDIARY BORROWER]

By:
Name:
Title:

Attention:
Telephone:
Facsimile:

NCI BUILDING SYSTEMS, INC., as Borrower Representative

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

3

SCHEDULE A to the Joinder

[Updates to Schedules to the Credit Agreement]

[Updates to Schedules to the Guarantee and Collateral Agreement]

4

EXHIBIT O
to
ABL CREDIT AGREEMENT

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

[See attached.]

EXHIBIT O

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ABL CREDIT AGREEMENT

[FORM OF]
JUNIOR LIEN INTERCREDITOR AGREEMENT

by and between

[                          ],

as ABL Agent

and

[                          ],

as Initial Junior Priority Agent

dated as of [         ], 20[  ]

		Page

ARTICLE I

DEFINITIONS

Section 1.1	UCC Definitions	2
Section 1.2	Other Definitions	2
Section 1.3	Rules of Construction	24

ARTICLE II

LIEN PRIORITY

Section 2.1	Agreement to Subordinate	24
Section 2.2	Waiver of Right to Contest Liens	29
Section 2.3	Remedies Standstill	30
Section 2.4	Exercise of Rights	32
Section 2.5	[Reserved]	33
Section 2.6	Waiver of Marshalling	33

ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted	33
Section 3.2	Agent for Perfection	33
Section 3.3	Sharing of Information and Access	34
Section 3.4	Insurance	34
Section 3.5	No Additional Rights for the Credit Parties Hereunder	34
Section 3.6	Actions upon Breach	35

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds	35
Section 4.2	Specific Performance	37

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers	37
Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents	38
Section 5.3	Reinstatement and Continuation of Agreement	42

-i-

-ii-

EXHIBITS:

Exhibit A	Additional Indebtedness Designation

Exhibit B	Additional Indebtedness Joinder

Exhibit C	Joinder of ABL Credit Agreement or Initial Junior Priority Credit Facility

-iii-

JUNIOR LIEN INTERCREDITOR AGREEMENT

This JUNIOR LIEN INTERCREDITOR AGREEMENT (as amended, restated, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [     ], 20[  ], by and between [                 ], in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties referred to below, and [                 ], in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties referred to below. Capitalized terms defined in Article I hereof are used in this Agreement as so defined.

RECITALS

A.           Pursuant to the Original ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.           Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C.           Pursuant to the Original Initial Junior Priority Credit Facility, the Initial Junior Priority Secured Creditors have agreed to make certain extensions of credit to or for the benefit of the Initial Junior Priority Borrower.

D.           Pursuant to the Initial Junior Priority Guarantees, the Initial Junior Priority Guarantors have agreed to guarantee the payment and performance of the Initial Junior Priority Borrower’s obligations under the Initial Junior Priority Documents.

E.           The ABL Agent (on behalf of the ABL Secured Parties) is party to the Base Intercreditor Agreement, and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) is or concurrently herewith will become party thereto.

F.           Pursuant to the Base Intercreditor Agreement and this Agreement, the Company Representative may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (i) by executing and delivering an “Additional Indebtedness Designation” under the Base Intercreditor Agreement, by designating such additional Indebtedness as “Additional ABL Indebtedness” thereunder, and by complying with the procedures set forth in Section 7.11 thereof, and (ii) by executing and delivering an Additional Indebtedness Designation hereunder and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Credit Facility Secured Party shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Company Representative), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Company Representative), as the case may be, for all purposes under this Agreement.

H.           Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Initial Junior Priority Agent (on behalf of the Initial Junior Priority Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Initial Junior Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

1.1           UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.

1.2           Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall mean [                ]26 in its capacity as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Agent, an ABL Credit Agreement Lender or an Affiliate of an ABL Agent or an ABL Credit Agreement Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“ABL Bank Products Provider” shall mean any Person (other than an ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“ABL Borrowers” shall mean NCI Group, Robertson and the other Subsidiary Borrowers from time to time party to the ABL Credit Agreement (as defined therein), each in its capacity as borrower under the ABL Credit Agreement, together with its successors and assigns.

“ABL Collateral Documents” shall mean all “Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented or otherwise modified from time to time.

[26]	Insert name of ABL Collateral Agent.

“ABL Credit Agreement” shall mean (i) if the Original ABL Credit Agreement is then in effect, the Original ABL Credit Agreement and (ii) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, supplemented, waived or otherwise modified from time to time); provided, that (a) such indebtedness or financial accommodation is secured by a Lien ranking pari passu with the Lien securing the Obligations (as such term is defined in the relevant ABL Credit Agreement), and (b) the requisite creditors party to such ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Initial Junior Priority Agent (if other than a Designated Agent) and any other Junior Priority Agent, (other than any Designated Agent) (or, if there is no continuing Junior Priority Agent other than any Designated Agent, as designated by the Company Representative) that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Lender” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under any ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “ABL Credit Agreement Lender” under any ABL Credit Agreement.

“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate or any ABL Bank Products Provider, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate or ABL Hedging Provider, any Management Guarantee in favor of an ABL Management Credit Provider, and those other ancillary agreements as to which the ABL Agent or any ABL Credit Agreement Lender is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“ABL Guarantees” shall mean that certain guarantee agreement dated as of the date [hereof] [of the Base Intercreditor Agreement] by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” shall mean the collective reference to the Company, each of the Company’s Domestic Subsidiaries that is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees, in each case unless and until released from its guarantee obligations.

“ABL Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Agent, an ABL Credit Agreement Lender or an Affiliate of an ABL Agent or an ABL Credit Agreement Lender at the time of entry into such Hedging Agreement, or on or prior to the date hereof, or at the time of the designation referred to in the following clause (c) and (c) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Hedging Provider” shall mean any Person (other than an ABL Hedging Affiliate) that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Company Representative in accordance with the terms of the ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“ABL Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an ABL Credit Party, with the obligations of the applicable ABL Credit Party thereunder being secured by one or more ABL Collateral Documents and (b) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“ABL Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the ABL Credit Agreement Lenders, any ABL Bank Products Affiliate, ABL Hedging Affiliate, ABL Bank Products Provider or ABL Hedging Provider or any ABL Management Credit Provider, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement for amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including all “Obligations,” as defined in the Original ABL Credit Agreement.

“ABL Secured Parties” shall mean the ABL Agent, all ABL Credit Agreement Lenders together with all ABL Bank Products Affiliates, all ABL Hedging Affiliates, all ABL Bank Product Providers, all ABL Hedging Providers and all ABL Management Credit Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “ABL Secured Party” under any ABL Credit Agreement.

“Additional Agent” shall mean any one or more administrative agents, collateral agents, security agents, trustees or other representatives for or of any one or more Additional Credit Facility Secured Parties, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.

“Additional Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent, an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional Bank Products Provider” shall mean any Person (other than an Additional Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

“Additional Collateral Documents” shall mean all “Security Documents” or comparable term as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company Representative, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

“Additional Credit Facility Lenders” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Lender” under any Additional Credit Facility.

“Additional Credit Facility Secured Parties” shall mean all Additional Agents, all Additional Credit Facility Lenders, all Additional Bank Products Affiliates, all Additional Hedging Affiliates, all Additional Bank Products Providers, all Additional Hedging Providers and all Additional Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Credit Facility Secured Party” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Credit Facility Secured Party represented by such Additional Agent.

“Additional Credit Party” shall mean the Company, each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional Document, and any other Person who becomes a guarantor under any of the Additional Guarantees, in each case unless and until released from its guarantee obligations.

“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreements between any Credit Party and any Additional Bank Products Affiliate or Additional Bank Products Provider, any Hedging Agreements between any Credit Party and any Additional Hedging Affiliate or Additional Hedging Provider, any Management Guarantee in favor of any Additional Management Credit Provider, those other ancillary agreements as to which any Additional Credit Facility Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional Agent, in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Credit Facility Secured Parties or among any of the Secured Parties and any Additional Credit Facility Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Credit Facility Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, (b) was an Additional Agent, an Additional Credit Facility Lender or an Affiliate of an Additional Agent or an Additional Credit Facility Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Additional Hedging Provider” shall mean any Person (other than an Additional Hedging Affiliate) that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:

(a)          prior to the Discharge of ABL Obligations, Subsection 8.14 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)          prior to the Discharge of Initial Junior Priority Obligations, Section [__]27 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Liens contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)          prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated (a) as “Additional ABL Indebtedness” by the Company Representative in compliance with the procedures set forth in Section 7.11 of the Base Intercreditor Agreement and (b) as “Additional Indebtedness” by the Company Representative pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” shall mean a certificate of the Company Representative with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

[27]	Insert the section number of the negative covenant restricting Liens in the Original Initial Junior Priority Credit Facility.

“Additional Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Credit Party, with the obligations of the applicable Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Company Representative in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Credit Facility Secured Parties or any of them, including any Additional Bank Products Affiliates, Additional Hedging Affiliates, Additional Bank Products Provider, Additional Hedging Provider or Additional Management Credit Provider, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)          prior to the Discharge of ABL Obligations, Subsection 8.13 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)          prior to the Discharge of Initial Junior Priority Obligations, Section [ ]28 of the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other Initial Junior Priority Credit Facility then in effect (which covenant is designated in such Initial Junior Priority Credit Facility as applicable for purposes of this definition); and

(c)          prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

[28]	Insert the section number of the negative covenant restricting Indebtedness in the Original Initial Junior Priority Credit Facility.

As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Initial Junior Priority Obligations, in the Original Junior Priority Credit Facility (if the Original Junior Priority Credit Facility is then in effect), or in any other Junior Priority Credit Facility then in effect (if the Original Junior Priority Credit Facility is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

“Affiliate” shall mean with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Affiliate” shall mean any ABL Bank Products Affiliate, any Initial Junior Priority Bank Products Affiliate or any Additional Bank Products Affiliate, as applicable.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by any Credit Party (other than letters of credit and other than loans and advances except Indebtedness arising from services described in items (a) through (c) of this definition), including, for the avoidance of doubt, bank guarantees.

“Bank Products Provider” shall mean any ABL Bank Products Provider, any Initial Junior Priority Bank Products Provider or any Additional Bank Products Provider, as applicable.

“Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Law” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Base Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of February 8, 2018, by and among Wells Fargo Bank, National Association, as ABL Agent, Credit Suisse AG, Cayman Islands Branch, as Term Loan Agent, and any additional agents party thereto from time to time, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Borrower” shall mean any of the ABL Borrowers, any Initial Junior Priority Borrower and any Additional Borrower.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” shall mean any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” shall mean any of the following: (1) money and (2) (a) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under this Agreement or the Term Loan Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2)(a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (2)(b) above, (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) investment funds investing at least 90.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (g) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that any such Person is permitted to make in accordance with applicable law. “Collateral” shall mean all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the ABL Collateral Documents, the Initial Junior Priority Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents.

“Commodities Agreement” shall mean, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Company” shall mean NCI Building Systems, Inc., a Delaware corporation, and any successor in interest thereto.

“Company Representative” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Conforming Plan of Reorganization” shall mean any Plan of Reorganization whose provisions are consistent with the provisions of this Agreement and the Base Intercreditor Agreement.

“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Credit Documents” shall mean the ABL Documents, the Initial Junior Priority Documents and any Additional Documents.

“Credit Facility” shall mean the ABL Credit Agreement, the Initial Junior Lien Credit Facility or any Additional Credit Facility, as applicable.

“Credit Parties” shall mean the ABL Credit Parties, the Initial Junior Priority Credit Parties and any Additional Credit Parties.

“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Designated Agent” shall mean any Additional Agent, any ABL Agent under any ABL Credit Agreement other than the Original ABL Credit Agreement, or any Initial Junior Priority Agent, in each case as the Company Representative designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party (in the case of the Initial Junior Priority Agent) or the joinder of such Party to this Agreement), as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Obligations” shall mean:

(a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit), but (ii) excluding unasserted contingent indemnification or other obligations under the applicable ABL Credit Agreement at such time; and

(b) the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, with respect to each Additional Credit Facility:

(a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the applicable Additional Documents at such time.

“Discharge of Initial Junior Priority Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Initial Junior Priority Credit Facility, with respect to each Junior Priority Credit Facility:

(a) the payment in full in cash of the applicable Initial Junior Priority Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable Initial Junior Priority Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Initial Junior Priority Credit Facility (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Initial Junior Priority Credit Facility at such time; and

(b) the termination of all then outstanding commitments to extend credit under the Initial Junior Priority Documents at such time.

“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Initial Junior Priority Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.

“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of ABL Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.

“Domestic Subsidiary” shall mean any Subsidiary of the Company that is not a Foreign Subsidiary.

“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Initial Junior Priority Credit Facility or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:

(a)          the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or the taking of any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;

(b)          the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

(c)          the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshalling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)          the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)          the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)           the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)          the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)          the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral;

provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the Senior Priority Obligations, (iii) the establishment of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against any Senior Priority Obligations or pursuant to the provisions of any Senior Priority Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of Collateral to any applicable Senior Priority Agent), (vii) the cessation of lending pursuant to the provisions of the Senior Priority Documents, including upon the occurrence of a default or the existence of an over-advance, (viii) the consent by any Senior Priority Agent to disposition by any Grantor of any of the Collateral or the consent by the Senior Priority Representative to disposition by any Grantor of any of the Collateral or (ix) seeking adequate protection shall, in each case, not be deemed to be an Exercise of Secured Creditor Remedies.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles as in effect in the United States.

“Foreign Subsidiary” shall mean any Subsidiary of the Company (a) that is organized under the laws of any jurisdiction outside of the United States of America and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco. Any subsidiary of the Company which is organized and existing under the laws of Puerto Rico or any other territory of the United States of America shall be a Foreign Subsidiary.

“Foreign Subsidiary Holdco” shall mean any Subsidiary of the Company, so long as such Subsidiary has no material assets other than securities or indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and/or other assets (including cash, Cash Equivalents and Temporary Cash Investments) relating to an ownership interest in any such securities, indebtedness, intellectual property or Subsidiaries.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” shall mean any Grantor as defined in the ABL Collateral Documents, in the Junior Priority Collateral Documents or in the Additional Collateral Documents, as the context requires.

“Guarantor” shall mean any of the ABL Guarantors, the Initial Junior Priority Guarantors and any Additional Guarantors.

“Hedging Affiliate” shall mean any ABL Hedging Affiliate, any Initial Junior Priority Hedging Affiliate or any Additional Hedging Affiliate, as applicable.

“Hedging Agreement” shall mean any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Provider” shall mean any ABL Hedging Provider, any Initial Junior Priority Hedging Provider or any Additional Hedging Provider, as applicable.

“Impairment” shall (a) with respect to the Senior Priority Obligations, have the meaning set forth in Section 2.1(i), and (b) with respect to the Junior Priority Obligations, have the meaning set forth in Section 2.1(j).

“Indebtedness” shall mean, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments issued or created for the account of such Person, (e) all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all guarantees by such Person of Indebtedness of other Persons, to the extent so guaranteed by such Person.

“Initial Junior Priority Agent” shall mean [          ] in its capacity as collateral agent under the Original Initial Junior Priority Credit Facility, together with its successors and assigns in such capacity from time to time, whether under the Original Initial Junior Priority Credit Facility or any subsequent Initial Junior Priority Credit Facility, as well as any Person designated as the “Agent” or “Collateral Agent” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Bank Products Affiliate” shall mean any Person who (a) has entered into a Bank Products Agreement with any Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent, an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Bank Products Provider” shall mean any Person (other than an Initial Junior Priority Bank Products Affiliate) that has entered into a Bank Products Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Borrower” shall mean [          ] in [its][their] capacity[y][ies] as borrower[s] under the Initial Junior Priority Credit Facility, together with its [and their respective] successors and assigns.

“Initial Junior Priority Collateral Documents” shall mean all “Security Documents” or comparable term as defined in the Original Initial Junior Priority Credit Facility, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Initial Junior Priority Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Junior Priority Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Credit Facility” shall mean (a) if the Original Initial Junior Priority Credit Facility is then in effect, the Original Initial Junior Priority Credit Facility, and (b) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (2) of the definition of “Additional Indebtedness” and that has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original Initial Junior Priority Credit Facility or (y) any subsequent Initial Junior Priority Credit Facility (in each case, as amended, restated, supplemented, waived or otherwise modified from time to time); provided, that the requisite creditors party to such Initial Junior Priority Credit Facility (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to any Senior Priority Agent (other than any Designated Agent) (or, if there is no continuing Senior Priority Agent other than any Designated Agent, as designated by the Company Representative), that the obligations under such Initial Junior Priority Credit Facility are subject to the terms and provisions of this Agreement. Any reference to the Initial Junior Priority Credit Facility shall be deemed a reference to any Initial Junior Priority Credit Facility then in existence.

“Initial Junior Priority Credit Facility Lenders” shall mean one or more holders of Indebtedness (or commitments therefor) that is or may be incurred under the Initial Junior Priority Credit Facility, together with their successors, assigns and transferees, as well as any Person designated as an “Initial Junior Priority Credit Facility Lender” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Credit Parties” shall mean the Initial Junior Priority Borrower, the Initial Junior Priority Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any Initial Junior Priority Document.

“Initial Junior Priority Creditors” shall mean all Initial Junior Priority Credit Facility Lenders, all Initial Junior Priority Bank Products Affiliates, all Initial Junior Priority Hedging Affiliates, all Initial Junior Priority Bank Products Providers, all Initial Junior Priority Hedging Providers and all Initial Junior Priority Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Initial Junior Priority Creditor” under any Initial Junior Priority Credit Facility.

“Initial Junior Priority Documents” shall mean the Initial Junior Priority Credit Facility, the Initial Junior Priority Guarantees, the Initial Junior Priority Collateral Documents, any Bank Products Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Bank Products Affiliate or Initial Junior Priority Bank Products Provider, any Hedging Agreements between any Initial Junior Priority Credit Party and any Initial Junior Priority Hedging Affiliate or Initial Junior Priority Hedging Provider, any Management Guarantee in favor of an Initial Junior Priority Management Credit Provider, those other ancillary agreements as to which the Initial Junior Priority Agent or any Initial Junior Priority Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Initial Junior Priority Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Initial Junior Priority Agent, in connection with any of the foregoing or any Initial Junior Priority Credit Facility, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantees” shall mean the guarantees of the Initial Junior Priority Guarantors pursuant to the [          ]29, and all other guarantees of any Initial Junior Priority Obligations of any Initial Junior Priority Credit Party in favor of any Initial Junior Priority Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Initial Junior Priority Guarantors” shall mean the collective reference to the Company, each of the Company’s Domestic Subsidiaries that is a guarantor under any of the Initial Junior Priority Guarantees and any other Person who becomes a guarantor under any of the Initial Junior Priority Guarantees, in each case unless and until released from its guarantee obligations.

“Initial Junior Priority Hedging Affiliate” shall mean any Person who (a) has entered into a Hedging Agreement with any Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, (b) was an Initial Junior Priority Agent, an Initial Junior Priority Credit Facility Lender or an Affiliate of an Initial Junior Priority Agent or an Initial Junior Priority Credit Facility Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Hedging Provider” shall mean any Person (other than an Initial Junior Priority Hedging Affiliate) that has entered into a Hedging Agreement with an Initial Junior Priority Credit Party with the obligations of such Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Initial Junior Priority Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Initial Junior Priority Credit Party, with the obligations of the applicable Initial Junior Priority Credit Party thereunder being secured by one or more Initial Junior Priority Collateral Documents, and (b) has been designated by the Company Representative in accordance with the terms of one or more Initial Junior Priority Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“Initial Junior Priority Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Initial Junior Priority Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Initial Junior Priority Credit Party from time to time to any Initial Junior Priority Agent, any Initial Junior Priority Creditors or any of them, any Initial Junior Priority Bank Products Affiliates or Initial Junior Priority Hedging Affiliates, Initial Junior Priority Bank Products Provider or Initial Junior Priority Hedging Provider, any Initial Junior Priority Management Credit Provider, whether for principal, interest (including interest, fees and expenses which, but for the commencement of an Insolvency Proceeding with respect to such Initial Junior Priority Credit Party, would have accrued on any Initial Junior Priority Obligation, whether or not a claim is allowed against such Initial Junior Priority Credit Party for such interest, fees and expenses in the related Insolvency Proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Initial Junior Priority Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

[29]	Describe original guarantee arrangements.

“Initial Junior Priority Secured Parties” shall mean the Initial Junior Priority Agent and the Initial Junior Priority Creditors.

“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code or other applicable Bankruptcy Law.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Junior Priority Agent” shall mean any of the Initial Junior Priority Agent and any Additional Agent under any Junior Priority Documents.

“Junior Priority Collateral Documents” shall mean the Initial Junior Priority Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.

“Junior Priority Credit Facility” shall mean the Initial Junior Priority Credit Facility and any Additional Credit Facility in respect of any Junior Priority Obligations.

“Junior Priority Creditors” shall mean the Initial Junior Priority Creditors and any Additional Credit Facility Secured Party in respect of any Junior Priority Obligations.

“Junior Priority Debt” shall mean:

(1)         all Initial Junior Priority Obligations; and

(2)         any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company Representative as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Junior Priority Documents” shall mean the Initial Junior Priority Documents and any Additional Documents in respect of any Junior Priority Obligations.

“Junior Priority Lien” shall mean a Lien granted or purported to be granted (a) pursuant to an Initial Junior Priority Collateral Document to the Initial Junior Priority Agent or (b) pursuant to an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.

“Junior Priority Obligations” shall mean the Initial Junior Priority Obligations and any Additional Obligations constituting Junior Priority Debt.

“Junior Priority Representative” shall mean the Junior Priority Agent designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. The Junior Priority Representative shall initially be the Initial Junior Priority Agent under the Original Initial Junior Priority Credit Facility while the Original Initial Junior Priority Credit Facility is in effect; if the Original Initial Junior Priority Credit Facility is not in effect, the Junior Priority Representative shall be the Initial Junior Priority Agent under the relevant subsequent Initial Junior Priority Documents acting for the Junior Priority Secured Parties, unless the exposure of the corresponding Junior Priority Secured Parties under any other Additional Documents in respect of other Junior Priority Obligations exceeds the exposure of the relevant Junior Priority Secured Parties under such subsequent Initial Junior Priority Documents, and in such case, the Junior Priority Agent under the Junior Priority Documents under which the relevant Junior Priority Secured Parties have the greatest exposure (unless otherwise agreed in writing among the Junior Priority Agents).

“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment for purposes of security, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent or any Additional Credit Facility Secured Party in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Management Credit Provider” shall mean any Additional Management Credit Provider, any ABL Management Credit Provider or any Initial Junior Priority Management Credit Provider, as applicable.

“Management Guarantee” shall have the meaning assigned to such term in (a) with respect to the ABL Obligations, the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (b) with respect to the Initial Junior Priority Obligations, the Original Initial Junior Priority Credit Facility (if the Original Initial Junior Priority Credit Facility is then in effect), or in any other Initial Junior Priority Credit Facility then in effect (if the Original Initial Junior Priority Credit Facility is not then in effect and (c) with respect to any Additional Obligations, in the applicable Additional Credit Facility.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“NCI Group” shall mean NCI Group, Inc., a Nevada corporation, and any successor in interest thereto.

“Original ABL Credit Agreement” shall mean that certain ABL Credit Agreement, dated as of February 8, 2018, by and among the ABL Borrowers, Wells Fargo Bank, National Association, as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, supplemented, waived or otherwise modified from time to time.

“Original Initial Junior Priority Credit Facility” shall mean the [          ]30, dated as of [         ], among [          ], as such agreement may be amended, supplemented, waived or otherwise modified from time to time.

“Party” shall mean any of the ABL Agent, the Initial Junior Priority Agent or any Additional Agent, and “Parties” shall mean all of the ABL Agent, the Initial Junior Priority Agent and any Additional Agent.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Pledged Securities” shall have the meaning set forth in the ABL Collateral Documents, in the Initial Junior Priority Collateral Documents or in any Additional Collateral Documents, as the context requires.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Requisite Senior Priority Holders” shall mean Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Senior Priority Exposure (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility); provided that, (x) if the matter being consented to or the action being taken by the Senior Priority Representative is the subordination of Liens to other Liens, or the consent to a sale of all or substantially all of the Collateral, then “Requisite Senior Priority Holders” shall mean those Senior Priority Secured Parties necessary to validly consent to the requested action in accordance with the applicable Senior Priority Documents and (y) except as may be separately otherwise agreed in writing by and between or among each Senior Priority Agent, on behalf of itself and the Senior Priority Creditors represented thereby, if the matter being consented to or the action being taken by the Senior Priority Representative will affect any Series of Senior Priority Debt in a manner different and materially adverse relative to the manner such matter or action affects any other Series of Senior Priority Debt (except to the extent expressly set forth in this Agreement), then “Requisite Senior Priority Holders” shall mean (1) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Senior Priority Exposure (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility) and (2) Senior Priority Secured Parties holding, in the aggregate, in excess of 50% of the aggregate Senior Priority Exposure under the applicable Series of Senior Priority Debt (other than Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees at any time and for so long as there are any outstanding Senior Priority Obligations in respect of any Senior Priority Credit Facility).

[30]	Describe the Original Initial Junior Priority Credit Facility.

“Robertson” shall mean Robertson-Ceco II Corporation, a Delaware corporation, and any successor in interest thereto.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of S&P Global, Inc., and its successors.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.

“Senior Priority Agent” shall mean any of the ABL Agent or any Additional Agent under any Senior Priority Documents.

“Senior Priority Credit Facility” shall mean the ABL Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.

“Senior Priority Creditors” shall mean the ABL Secured Parties and any Additional Credit Facility Secured Party in respect of any Senior Priority Obligations.

“Senior Priority Debt” shall mean:

(1)         all ABL Obligations; and

(2)         any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Company Representative as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).

“Senior Priority Documents” shall mean the ABL Documents and any Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Exposure” shall mean, as to any Senior Priority Credit Facility as of the date of determination, the sum of (a) as to any revolving facility, the total commitments of the Senior Priority Creditors (as applicable) to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility and the aggregate then undrawn and unexpired amount of the then outstanding letters of credit under the Senior Priority Documents) plus (b) as to any other facility, the outstanding principal amount of Senior Priority Obligations (as applicable) thereunder.

“Senior Priority Lien” shall mean a Lien granted (a) by an ABL Collateral Document to the ABL Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.

“Senior Priority Obligations” shall mean the ABL Obligations and any Additional Obligations constituting Senior Priority Debt.

“Senior Priority Recovery” shall have the meaning set forth in Section 5.3.

“Senior Priority Representative” shall mean the Senior Priority Agent designated by the Senior Priority Agents to act on behalf of the Senior Priority Agents under this Agreement, acting in such capacity; provided that, at any time the Base Intercreditor Agreement is in effect, the Senior Priority Representative shall be the “ABL Collateral Representative” as defined under the Base Intercreditor Agreement. If the Base Intercreditor Agreement is no longer in effect, the Senior Priority Representative shall initially be the ABL Agent under the Original ABL Credit Agreement while the Original ABL Credit Agreement is in effect; if the Original ABL Credit Agreement is not in effect, the Senior Priority Representative shall be (1) the Senior Priority Agent under the relevant subsequent ABL Credit Agreement acting for the Senior Priority Secured Parties, if any, or (2) if there is no subsequent ABL Credit Agreement, or if the aggregate Senior Priority Exposure of the corresponding Senior Priority Secured Parties under any other Additional Documents exceeds the aggregate Senior Priority Exposure of the relevant Senior Priority Secured Parties under such subsequent ABL Credit Agreement, the Senior Priority Agent under the Senior Priority Documents under which the relevant Senior Priority Secured Parties have the greatest aggregate Senior Priority Exposure (unless otherwise agreed in writing among the Senior Priority Agents).

“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.

“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Initial Junior Priority Credit Facility and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.

“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the ABL Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Senior Priority Debt.

“Standstill Period” shall have the meaning set forth in Section 2.3(a).

“Subsidiary” of any Person shall mean a corporation, partnership, limited liability company, or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.

“Temporary Cash Investments” shall mean any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, the United Kingdom, Switzerland, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations guaranteed by the United States of America, Canada, the United Kingdom, Switzerland or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under the ABL Credit Agreement, the Term Loan Credit Agreement or any Additional Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended and (ix) similar investments approved by the board of directors of the Company Representative in the ordinary course of business.

“Term Loan Agent” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Term Loan Priority Collateral” shall have the meaning assigned thereto in the Base Intercreditor Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“United States” shall mean the United States of America.

1.3           Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof”, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, refinancings, renewals, replacements, restatements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns, and any reference herein to a Person acting in a particular capacity shall be construed to include such Person’s successors and assigns in that capacity. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

SECTION 2

LIEN PRIORITY

2.1           Agreement to Subordinate.

(a)          Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Agent, any Senior Priority Creditors, any Junior Priority Agent or any Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that:

(i)          any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Agents and the Senior Priority Creditors in the Collateral to secure all or any portion of the Senior Priority Obligations;

(ii)         any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Creditors in the Collateral to secure all or any portion of the Junior Priority Obligations;

(iii)        except as otherwise provided in Sections 2.1(a)(9) and (10) of the Base Intercreditor Agreement, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations; and

(iv)        except as otherwise provided in Sections 2.1(a)(9) and (10) of the Base Intercreditor Agreement, and except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(b)          Subject to clause (i) below, notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Agent or any Senior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Agent or any other Senior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Agent or any Senior Priority Creditors securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in Sections 2.1(a)(9) and (10) of the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Agent or any Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Agent or any other Senior Priority Creditor that secures all or any portion of the Senior Priority Obligations.

(c)          Subject to clause (j) below, notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Agent or any Junior Priority Creditors in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Agent or any other Junior Priority Creditors in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Agent or any Junior Priority Creditors securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, except as otherwise provided in Sections 2.1(a)(9) and (10) of the Base Intercreditor Agreement or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Agent or any Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Agent or any other Junior Priority Creditor that secures all or any portion of the Junior Priority Obligations.

(d)          Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction (including in any Insolvency Proceeding) of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties, and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(e)          The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which the ABL Agent has been granted Senior Priority Liens, and the ABL Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the ABL Agent has been granted Senior Priority Liens, and the ABL Agent hereby consents thereto.

(f)          The Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Secured Parties, acknowledges and agrees that (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Initial Junior Priority Agent has been granted Junior Priority Liens, and the Initial Junior Priority Agent hereby consents thereto.

(g)          Each Additional Agent, for and on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, acknowledges and agrees that, (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) concurrently herewith, the Initial Junior Priority Agent, for the benefit of itself and the Initial Junior Priority Secured Parties, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Credit Facility Secured Parties represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.

(h)          Lien priority as among the Additional Obligations, the ABL Obligations and the Initial Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement and, as applicable, the Base Intercreditor Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to this Agreement and the Base Intercreditor Agreement (as applicable).

(i)          Each Senior Priority Agent, for and on behalf of itself and the relevant Senior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Obligations of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for the other Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment” of such Series of Senior Priority Debt). In the event of any Impairment with respect to any Series of Senior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Senior Priority Debt subject to such Impairment.

(j)          Each Junior Priority Agent, for and on behalf of itself and the relevant Junior Priority Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Obligations of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for the other Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment” of such Series of Junior Priority Debt). In the event of any Impairment with respect to any Series of Junior Priority Debt, the results of such Impairment shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of Junior Priority Debt subject to such Impairment.

(k)          The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.

(l)          So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that the Company or any Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Lien Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(l) shall be subject to Section 4.1(d).

2.2           Waiver of Right to Contest Liens.

(a)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of, or the allowability of any claims asserted by, any Senior Priority Agent or any Senior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Agent or any Senior Priority Creditor under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Agent or any Senior Priority Creditor seeks to enforce its Liens in any Collateral.

(b)          Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any other Junior Priority Agent or any other Junior Priority Creditor in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Creditors will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Junior Priority Agent or any Junior Priority Creditor under the Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives any and all rights it or such Junior Priority Creditors may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Junior Priority Agent or any Junior Priority Creditor seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.

(c)          The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

2.3           Remedies Standstill.

(a)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Creditors:

(i)          will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any Secured Creditor Remedies the exercise of which is otherwise prohibited by this Agreement, including Section 6) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Facility) has occurred and is continuing thereunder and stating its intention to Exercise Any Secured Creditor Remedies (the “Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), and

(ii)         will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Junior Priority Agent or any Junior Priority Secured Party may:

(A)         file a claim or statement of interest with respect to the Junior Priority Obligations; provided that an Insolvency Proceeding has been commenced by or against any Credit Party;

(B)         take any action (not adverse to the priority status of the Liens on the Senior Priority Collateral, or the rights of the Senior Priority Agent or any of the Senior Priority Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article VI) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Senior Priority Collateral;

(C)         file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Junior Priority Secured Parties represented thereby or of the same Series of Senior Priority Debt, in accordance with the terms of this Agreement;

(D)         file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with or prohibited by the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction); and

(E)         vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement.

(b)          Any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that such Senior Priority Agent and such Senior Priority Creditors will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1 hereof and of the Base Intercreditor Agreement.

2.4           Exercise of Rights.

(a)          No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Creditor represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Creditor represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Agent or any Senior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Creditors represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Agent or any Junior Priority Creditor represented thereby seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.

(b)          Release of Liens. Without limiting any release permitted under the Base Intercreditor Agreement, in the event of (A) any private or public sale of all or any portion of the Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Senior Priority Representative, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral which release under clause (C) shall have been approved by all of the requisite Senior Priority Secured Parties (as determined pursuant to the applicable Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred) or (D) the termination and discharge of a subsidiary guaranty in accordance with the terms thereof, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1 of the Base Intercreditor Agreement as supplemented by Section 4.1 hereof and there is a corresponding release of the Liens securing the Senior Priority Obligations, such sale, transfer, disposition or release will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

2.5           [Reserved].

2.6           Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

SECTION 3

ACTIONS OF THE PARTIES

3.1           Certain Actions Permitted. Notwithstanding anything herein to the contrary, each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time.

3.2           Agent for Perfection.

(a)          Subject to the provisions of the Base Intercreditor Agreement with respect to Term Loan Priority Collateral, each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.

(b)          None of the Senior Priority Agents, the Senior Priority Representative or the Senior Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Junior Priority Representatives or the Junior Priority Secured Parties.

(c)          Subject to the provisions of the Base Intercreditor Agreement with respect to Term Loan Priority Collateral, in the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1 of the Base Intercreditor Agreement, as supplemented by Section 4.1 hereof.

3.3           Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Senior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

3.4           Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. Subject to the provisions of the Base Intercreditor Agreement with respect to Term Loan Priority Collateral, the Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to Term Loan Priority Collateral, the Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. Subject to the provisions of the Base Intercreditor Agreement with respect to Term Loan Priority Collateral, all proceeds of such insurance shall be remitted to the Senior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1. If any Junior Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Priority Representative in accordance with the terms of Section 4.1.

3.5           No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

3.6           Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Creditor represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Creditor represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damages or be made whole by the awarding of damages.

SECTION 4

APPLICATION OF PROCEEDS

4.1           Application of Proceeds.

(a)          Revolving Nature of Certain ABL Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (i) the ABL Credit Agreement may include a revolving commitment, that in the ordinary course of business the ABL Agent and any ABL Credit Agreement Lender may apply payments and make advances thereunder and (ii) the amount of ABL Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of ABL Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of ABL Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which the ABL Agent or any ABL Credit Agreement Lender commences the Exercise of Secured Creditor Remedies, all amounts received by any such ABL Agent or ABL Credit Agreement Lender as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(b)          Revolving Nature of Certain Junior Priority Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Junior Priority Credit Facilities may include a revolving commitment, that in the ordinary course of business any Junior Priority Agent and Junior Priority Secured Parties may apply payments and make advances thereunder and (y) the amount of Junior Priority Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Junior Priority Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Junior Priority Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Junior Priority Agent or Junior Priority Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Junior Priority Agent or Junior Priority Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(c)          Revolving Nature of Certain Additional Obligations. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, expressly acknowledges and agrees that (x) Additional Credit Facilities may include a revolving commitment, that in the ordinary course of business any Additional Agent and Additional Credit Facility Secured Parties may apply payments and make advances thereunder and (y) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and that the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Credit Facility Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Credit Facility Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Initial Junior Priority Obligations, or any Additional Obligations, or any portion thereof.

(d)          Application of Proceeds of Collateral. This Agreement constitutes a separate agreement in writing as contemplated by clauses 4.1(d) second and 4.1(e) third of the Base Intercreditor Agreement. The parties hereto agree that any proceeds of Collateral to be allocated under such clauses of the Base Intercreditor Agreement will be allocated first to the Senior Priority Obligations in accordance with the Base Intercreditor Agreement until the Discharge of Senior Priority Obligations, and then only after such Discharge of Senior Priority Obligations to the Junior Priority Obligations, and each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that after the Discharge of Senior Priority Obligations the remaining proceeds of Collateral shall be applied, first, to the payment of costs and expenses of each Junior Priority Agent, as applicable,

second, to the payment of Junior Priority Obligations owing to the Junior Priority Secured Parties represented by each Junior Priority Agent in accordance with the applicable Junior Priority Credit Facility, which payment shall be made between and among the Junior Priority Obligations owing to Junior Priority Secured Parties represented by different Junior Priority Agents on a pro rata basis (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), and third, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Each Junior Priority Agent shall provide the Junior Priority Representative with such information about the Junior Priority Obligations owing to the Junior Priority Secured Parties represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(e)          Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party, or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.

(f)          Turnover of Cash Collateral After Discharge. Subject to the obligations of each Senior Priority Agent under the Base Intercreditor Agreement with respect to ABL Priority Collateral, upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Company Representative or as the Junior Priority Representative may reasonably request to enable it to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.

4.2           Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

SECTION 5

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

5.1           Notice of Acceptance and Other Waivers.

(a)          All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Agent or any Senior Priority Creditors on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or nonpayment of all or any part of the Senior Priority Obligations.

(b)          None of the Senior Priority Agents (including any Senior Priority Agent in its capacity as Senior Priority Representative, if applicable), the Senior Priority Creditors, or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement and the Base Intercreditor Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any relevant Borrower for an extension of credit pursuant to any Senior Priority Credit Facility or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Facility or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise exercises any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise, in each case so long as any such exercise does not breach the express terms and provisions of this Agreement. Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Facility and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Junior Priority Creditors have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

5.2           Modifications to Senior Priority Documents and Junior Priority Documents.

(a)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:

(i)          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)         subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)        amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)        subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)         exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)       otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.

(b)          Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, and except as otherwise provided in the Base Intercreditor Agreement, each Junior Priority Agent and the Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:

(i)          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)         subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;

(iii)        amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)        subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)         exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)       otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Agent shall deem appropriate.

(c)          Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [          ], 20[ ] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Junior Lien Intercreditor Agreement”), initially among[          ], as ABL Agent, [          ], as Initial Junior Priority Agent, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.

(d)          Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby, and except as otherwise provided in the Base Intercreditor Agreement, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement and/or the Base Intercreditor Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;

(ii)         subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;

(iii)        amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;

(iv)        subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)         exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)       otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate.

(e)          Except, in each case, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Creditors represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Creditors represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Creditor represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)          change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Junior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;

(ii)         subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any Junior Priority Documents;

(iii)        amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)        subject to Section 2.4 of the Base Intercreditor Agreement, release its Lien on any Collateral or other Property;

(v)         exercise or refrain from exercising any rights against any Credit Party or any other Person;

(vi)        subject to Section 2.5 of the Base Intercreditor Agreement, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and

(vii)       otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.

(f)          The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Senior Priority Obligations or Junior Priority Obligations hereunder (as designated by the Company Representative), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to a joinder substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Agents (other than any Designated Agent) and Junior Priority Agents (other than any Designated Agent) (or, if there is no continuing Agent other than Designated Agents, as designated by the Company Representative), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents then in effect. For the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditors, Junior Priority Agent or Junior Priority Creditors, as the case may be, through the incurrence of Additional Indebtedness, subject to Section 7.11 hereof and, if applicable, Section 7.11 of the Base Intercreditor Agreement.

5.3           Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the relevant Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. In the event that (a) this Agreement shall have been terminated prior to such Senior Priority Recovery and (b) there exist any Junior Priority Obligations at the time of such Senior Priority Recovery, then this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Agent or any Senior Priority Creditor shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Agent or any Senior Priority Creditor may have.

SECTION 6

INSOLVENCY PROCEEDINGS

6.1           DIP Financing.

(a)          If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Agent, or any Senior Priority Creditors, shall agree to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Junior Priority Agent, each on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of any Junior Priority Agent securing the Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Junior Priority Agent retains its Lien on the Collateral to secure the relevant Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and (ii) if the Senior Priority Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, as the case may be, each Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the relevant Junior Priority Obligations, provided that (x) such Liens in favor of the Senior Priority Agent and the Junior Priority Agent shall be subject to the provisions of Section 6.1(b) hereof and the relevant provisions of Section 6.1 of the Base Intercreditor Agreement, and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Agent and the Junior Priority Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

(b)          All Liens granted to any Senior Priority Agent or Junior Priority Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter any super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1 and, if applicable, Section 6.1 of the Base intercreditor Agreement.

6.2           Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

6.3           No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and any Senior Priority Creditors represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Creditor represented by such other Senior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Creditors represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Creditors represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (a) any request by any other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1 hereof), or (b) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Creditor represented by such other Junior Priority Agent that its interests in the Collateral (unless in contravention of Section 6.1 hereof) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

6.4           Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors represented thereby, that it will not oppose and shall be deemed to have consented to any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with the Base Intercreditor Agreement as supplemented by this Agreement.

6.5           Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Security Documents and the Junior Priority Security Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any Plan of Reorganization proposed, confirmed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, prepetition interest and other claims, all amounts owing in respect of post-petition interest, fees and expenses that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution is made in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, behalf of itself and the Additional Credit Facility Secured Parties represented thereby, and any other Additional Agent, on behalf of itself and the Additional Credit Facility Secured Parties represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Credit Facility Secured Parties.

6.6           Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

6.7           Senior Priority Obligations Unconditional. All rights of the Senior Priority Agents hereunder, and all agreements and obligations of the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(1)         any lack of validity or enforceability of any Senior Priority Document;

(2)         any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;

(3)         any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;

(4)         the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(5)         any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

6.8           Junior Priority Obligations Unconditional. All rights of the Junior Priority Agents hereunder, and all agreements and obligations of the Senior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(1)         any lack of validity or enforceability of any Junior Priority Document;

(2)         any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(3)         any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee thereof;

(4)         the commencement of any Insolvency Proceeding in respect of the Company or any other Credit Party; or

(5)         any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

6.9           Adequate Protection. Except as expressly provided in this Agreement (including Section 6.1 and this Section 6.9), nothing in this Agreement shall limit the rights of any Agent and the Secured Parties represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event that any Junior Priority Agent, on behalf of itself or any of the Junior Priority Creditors represented thereby, seeks or requests adequate protection in respect of the relevant Junior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that (i) each Senior Priority Agent shall also be granted a senior Lien on such collateral as security for the Senior Priority Obligations owing to such Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any Lien on such collateral securing the Junior Priority Obligations shall be junior to any Lien on such collateral securing the Senior Priority Obligations and (ii) each other Junior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Junior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby), (b) in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that (i) each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) and (ii) each Junior Priority Agent shall also be granted a junior Lien on such collateral as security for the Junior Priority Obligations owing to such other Junior Priority Agent and the Junior Priority Secured Parties represented thereby, and that any such Lien on such collateral securing such Junior Priority Obligations shall be junior to each Lien on such collateral securing Senior Priority Obligations, and (c) (A) without the consent of the Senior Priority Representative, no Junior Priority Secured Creditor shall seek any adequate protection in the form of cash payments with respect to their rights in the Collateral other than interest at the non-default contract rate (or the default contract rate, if the Senior Priority Secured Parties receive the default contract rate as adequate protection), together with payment of reasonable out-of-pocket costs and expenses; (B) each Senior Priority Agent may object to any such request for adequate protection; and (C) if and to the extent the Discharge of Senior Priority Obligations does not occur upon the earlier of conversion or dismissal of such Insolvency Proceeding or confirmation of a plan in such Insolvency Proceeding, the Junior Creditor Secured Parties will return to Senior Priority Representative the amount of such adequate protection until the Discharge of Senior Priority Obligations.

6.10         Section 1111(b) of the Bankruptcy Code. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors, that it shall not object to, oppose, support any objection to, or take any other action to impede, the right of any Senior Priority Creditor to make an election under Section 1111(b)(2) of the Bankruptcy Code. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Creditors, that it shall waive any claim it may hereafter have against any Senior Priority Creditor arising out of the election by any Senior Priority Creditor of the application of Section 1111(b)(2) of the Bankruptcy Code.

6.11         Post-Petition Interest. No Junior Priority Agent or Junior Priority Creditor shall oppose or seek to challenge any claim by any Senior Priority Creditor for allowance in any Insolvency Proceeding of Senior Priority Obligations consisting of post-petition interest, fees or expenses.

SECTION 7

MISCELLANEOUS

7.1           Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Creditors represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Creditor to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Creditor to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to such Senior Priority Creditors. Following the Discharge of Senior Priority Obligations with respect to the Senior Priority Obligations owed to such Senior Priority Creditors, each Senior Priority Agent agrees to execute such documents, agreements, and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

7.2           Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

7.3           Representations. The ABL Agent represents and warrants to each other Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties. The Initial Junior Priority Agent represents and warrants to each other Agent that it has the requisite power and authority under the Initial Junior Priority Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Initial Junior Priority Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Credit Facility Secured Parties represented thereby.

7.4           Amendments.

(a)          No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by each Senior Priority Agent and each Junior Priority Agent. Notwithstanding the foregoing, the Company Representative may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement” or “Initial Junior Priority Credit Facility”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Credit Facility Secured Party not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other adverse effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Credit Facility Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company Representative (regardless of whether any such Additional Agent or Additional Credit Facility Secured Party ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company Representative and each other affected Credit Party.

(b)          In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of or replace any Senior Priority Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of the Senior Priority Agent, the Senior Priority Creditors, or any Credit Party with respect to the Collateral (including, subject to Section 2.4(b), the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Creditors; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Junior Priority Creditors in the Collateral (including any license or right of use granted to them by any Credit Party pursuant to any Junior Priority Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the rights or interests of the Junior Priority Creditors in the Collateral). The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

7.5           Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	[ ]
[ ]
Attention: [___________]
Facsimile: [____________]
Telephone: [____________]
Email: [___________]

Initial Junior Priority Agent:	[_____________]
[_____________]
Attention: [___________]
Facsimile: [____________]
Telephone: [____________]
Email: [___________]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

7.6           No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.7           Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of the Senior Priority Obligations and the Discharge of the Junior Priority Obligations, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

7.8           Governing Law; Entire Agreement. The validity, performance and enforcement of this Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto (it being understood that this Agreement does not supersede the Base Intercreditor Agreement).

7.9           Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

7.10         No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Creditors and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

7.11         Designation of Additional Indebtedness; Joinder of Additional Agents.

(a)          The Company Representative may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)          one or more Additional Agents for one or more Additional Credit Facility Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company Representative or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement;

(ii)         at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company Representative) prior to delivery of the Additional Indebtedness Joinder, the Company Representative shall have delivered to the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation); and

(iii)        the Company Representative shall have executed and delivered to the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness.

No Additional Indebtedness may be designated both Senior Priority Debt and Junior Priority Debt.

(b)          Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Credit Facility Secured Party shall constitute an “Additional Credit Facility Secured Party”, and any Additional Agent for any such Additional Credit Facility Secured Party shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such foregoing conditions specified in Section 7.11(a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Initial Junior Priority Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)          In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the Initial Junior Priority Agent and each Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any ABL Collateral Documents, Initial Junior Priority Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Company Representative to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

7.12         Senior Priority Representative; Notice of Senior Priority Representative Change. The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite Senior Priority Holders from time to time. Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5 of this Agreement, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then existing Senior Priority Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.

7.13         ABL Collateral Representative. Each Junior Priority Agent, on behalf of itself and the Junior Priority Creditors represented thereby, agrees that prior to the Discharge of the Senior Priority Obligations, (x) such Junior Priority Agent shall be ineligible to act as the “ABL Collateral Representative” under the Base Intercreditor Agreement and shall not act in such capacity, and for purposes of determining the “ABL Collateral Representative” under the Base Intercreditor Agreement the Additional Term Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not Additional Term Obligations (as defined in the Base Intercreditor Agreement), (y) such Junior Priority Creditors shall be ineligible to vote on matters requiring the consent or approval of the “Requisite ABL Holders” under the Base Intercreditor Agreement and (z) the Additional ABL Obligations (as defined in the Base Intercreditor Agreement) of such Junior Priority Creditors shall be disregarded and deemed not outstanding for purposes of calculating “Requisite ABL Holders” under the Base Intercreditor Agreement.

7.14         Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the Initial Junior Priority Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

7.15         Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

7.16         Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

7.17         Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

7.18         VENUE; JURY TRIAL WAIVER.

(a)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.18(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.

(b)          EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

7.19         Intercreditor Agreement. This Agreement is the “Junior Lien Intercreditor Agreement” referred to in the ABL Credit Agreement, the Initial Junior Priority Credit Facility and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

7.20         No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other Initial Junior Priority Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.21         Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document, any Initial Junior Priority Document or any Additional Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, in the event of any conflict between the Base Intercreditor Agreement and this Agreement, the provisions of the Base Intercreditor Agreement shall control; provided, however, that as permitted by the Base Intercreditor Agreement this Agreement is intended to constitute a separate writing altering the rights between the Senior Priority Creditors on the one hand and the Junior Priority Creditors on the other hand. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the ABL Documents, the Initial Junior Priority Documents or any Additional Documents.

7.22         Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of non-payment of the ABL Obligations, the Initial Junior Priority Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

7.23         Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9 hereof) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the Initial Junior Priority Agent, for and on behalf of itself and the Initial Junior Priority Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.

[ ], in its capacity as ABL Agent

By:
Name:
Title:

By:
Name:
Title:

[[ ], in its capacity as Senior Priority Representative

By:
Name:
Title:

By:
Name:
Title:]

[ ], in its capacity as Initial Junior Priority Agent

By:
Name:
Title:

[[ ], in its capacity as Additional Agent

By:
Name:
Title:][31]

[31]	Add signature block for any Additional Agents.

S-1

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Initial Junior Priority Agent, the Initial Junior Priority Creditors, any Additional Agent and any Additional Credit Facility Secured Parties, and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

[COMPANY]

By:
Name:
Title:

[BORROWER]

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

S-2

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of _______ __, 20__, by [COMPANY REPRESENTATIVE]32 (the “Company Representative”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Junior Lien Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [          ], 20[ ], among [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties, [                    ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”) for the Initial Junior Priority Secured Parties[[                    ], as Additional Agent for the Additional Credit Facility Creditors under the [describe applicable Additional Credit Facility]].33 Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Credit Facility Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].34

Section 7.11 of the Intercreditor Agreement permits the Company Representative to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company Representative hereby represents and warrants to the ABL Agent, the Initial Junior Priority Agent, and any Additional Agent that:

(1)         The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and

(2)         all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.

Section 2. Designation of Additional Indebtedness. The Company Representative hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt]/[Junior Priority Debt].

[32]	Revise as appropriate to refer to any permitted successor or assign.
[33]	Revise as appropriate to refer to any successor ABL Agent or Initial Junior Priority Agent and to add reference to any previously added Additional Agent.
[34]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

[COMPANY]

By:
Name:
Title:

Ex. A-2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of _______________, 20__, among [COMPANY], a [                                       ] (“Company”), [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)35 for the ABL Secured Parties, [          ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”) 36 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [          ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, [and] the Initial Junior Priority Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Credit Facility Secured Parties (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)]. 37

Section 7.11 of the Intercreditor Agreement permits the Company Representative to designate Additional Indebtedness under the Intercreditor Agreement. The Company Representative has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,] 38 hereby agrees with the ABL Agent, the Initial Junior Priority Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Creditors,] 39 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

[35]	Revise as appropriate to refer to any successor ABL Agent.
[36]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.
[37]	Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Credit Facility Secured Parties and any Additional Agent.
[38]	Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Credit Facility Secured Parties represented thereby.
[39]	Revise references throughout as appropriate to refer to the party or parties being added.

Ex. B-1

Section 2. Recognition of Claims. The ABL Agent (for itself and on behalf of the ABL Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the ABL Agent, the Initial Junior Priority Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Initial Junior Priority Agent, any Additional Agent or any Creditor may be entitled or subject. The ABL Agent (for itself and on behalf of the ABL Secured Parties), the Initial Junior Priority Agent (for itself and on behalf of the Initial Junior Priority Creditors), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Credit Facility Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Creditors] (a) recognize[s] the existence and validity of the ABL Obligations and the existence and validity of the Initial Junior Priority Obligations40 and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Initial Junior Priority Credit Facility or other ABL Documents or Initial Junior Priority Documents,41 as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

[40]	Add reference to any previously added Additional Credit Facility and related Additional Obligations as appropriate.
[41]	Add reference to any previously added Additional Credit Facility and related Additional Documents as appropriate.

Ex. B-2

EXHIBIT B

[ABL CREDIT AGREEMENT][INITIAL JUNIOR PRIORITY CREDIT FACILITY] JOINDER

JOINDER, dated as of _______________, 20__, among [    ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)1 for the ABL Secured Parties, [             ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Initial Junior Priority Agent”)2 for the Initial Junior Priority Secured Parties, [list any previously added Additional Agent] [and insert name of additional ABL Secured Parties, ABL Agent, Initial Junior Priority Secured Parties or Initial Junior Priority Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Junior Lien Intercreditor Agreement dated as of [      ], 20[ ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent,3 [and] the Initial Junior Priority Agent4 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [ABL Credit Agreement][Initial Junior Priority Credit Facility]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties or new Initial Junior Priority Secured Parties, as applicable (the “Joining [ABL][Initial Junior Priority] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [ABL][Initial Junior Priority] Agent”)].5

The Joining [ABL][Initial Junior Priority] Agent, for itself and on behalf of the Joining [ABL][Initial Junior Priority]6 Secured Parties, hereby agrees with the Company and the other Grantors, the [ABL][Initial Junior Priority] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to be Bound. The [Joining [ABL][Initial Junior Priority] Agent, for itself and on behalf of the Joining [ABL][Initial Junior Priority] Secured Parties,]7 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL][Initial Junior Priority] Agent. As of the date hereof, the Joining [ABL Credit Agreement][Initial Junior Priority Credit Facility] shall be deemed [the][a] [ABL Credit Agreement][Initial Junior Priority Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL][Initial Junior Priority] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

[1]	Revise as appropriate to refer to any successor ABL Agent.
[2]	Revise as appropriate to refer to any successor Initial Junior Priority Agent.
[3]	Revise as appropriate to describe predecessor ABL Agent or ABL Secured Parties, if joinder is for a new ABL Credit Agreement.
[4]	Revise as appropriate to describe predecessor Initial Junior Priority Agent or Initial Junior Priority Secured Parties, if joinder is for a new Initial Junior Priority Credit Facility.
[5]	Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
[6]	Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.
[7]	Revise references throughout as appropriate to refer to the party or parties being added.

Section 3. Miscellaneous. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

EXHIBIT P
to
ABL CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Subsection 7.2(a) of the ABL Credit Agreement, dated as of February 8, 2018 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among NCI GROUP, INC., a Nevada corporation (“NCI Group”), ROBERTSON-CECO II CORPORATION, a Delaware corporation (“Robertson”), the Subsidiary Borrowers from time to time party thereto (together with NCI Group and Robertson, collectively, the “Borrowers,” and each individually, a “Borrower”), NCI BUILDING SYSTEMS, INC., a Delaware corporation (the “Parent”), the several banks and other financial institutions from time to time party thereto (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders, as collateral agent for the Secured Parties, as swingline lender and as an issuing lender. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.          I am the duly elected, qualified and acting [chief financial officer] [treasurer] [controller]49 of the Borrower Representative.

2.          I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower Representative. To my knowledge after reasonable inquiry, the matters set forth herein are true.

[49]	The Certificate may be signed by a Responsible Officer of the Borrower Representative. Responsible Officer means (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer, the controller or the VP–Treasury (or substantial equivalent) of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, in each case who has been designated in writing to the Administrative Agent or the Collateral Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, by such chief financial officer of such Person, (c) with respect to Subsection 7.7 and without limiting the foregoing, the general counsel of such Person, and (d) with respect to ERISA matters, the senior vice president of human resources (or substantial equivalent) of such Person.

EXHIBIT P
to
ABL CREDIT AGREEMENT

3.          I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Parent and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review disclosed at the end of the accounting period covered by the Financial Statements, to my knowledge as of the date of this Compliance Certificate, that [(i) the Financial Statements fairly present in all material respects the financial condition of the Parent and its Subsidiaries in conformity with GAAP and in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that begin on or after the Closing Date (except as disclosed therein for normal year-end audit and other adjustments and the absence of certain notes),]50 [(i)(ii)] the Parent and its Restricted Subsidiaries during such period have observed or performed all of their covenants and other agreements, and satisfied every condition, contained in the Credit Agreement or the other Loan Documents to which they are a party to be observed, performed or satisfied by them and [(ii)(iii)] no Default or Event of Default has occurred and is continuing [, except for __________]51.

[4.          Attached hereto as ANNEX 2 are the reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio for the Most Recent Four Quarter Period ended [____________], and demonstrating if applicable, proof of compliance with Subsection 8.1 of the Credit Agreement.]52

5.          Attached hereto as ANNEX 3 are any DDAs and Concentration Accounts opened or acquired by the Parent or its Restricted Subsidiaries during the accounting period covered by the Financial Statements, which Annex includes with respect to each depository (i) the name and address of such depository; (ii) the account number(s) (and account name(s) of such bank accounts(s)) maintained with such depository; and (iii) a contact person at such depository.

[6.          Attached hereto as ANNEX 4 is a list setting forth any acquisition by the Grantors (as defined in the Guarantee and Collateral Agreement) during the most recently completed fiscal year of (i) any registration of any United States Copyright, Patent or Trademark (each as defined in the Guarantee and Collateral Agreement), in each case, material to the business of the Parent and its Restricted Subsidiaries, taken as a whole, or (ii) any exclusive rights under a United States Copyright License, Patent License or Trademark License (each as defined in the Guarantee and Collateral Agreement), in each case, material to the business of the Parent and its Restricted Subsidiaries, taken as a whole, constituting Collateral (as defined in the Guarantee and Collateral Agreement), as provided in Subsection 5.2.10 of the Guarantee and Collateral Agreement.]53

[7.          Attached hereto as ANNEX 5 is a list setting forth any acquisition by the Grantors (as defined in the Guarantee and Collateral Agreement) during the most recently completed fiscal year of any Commercial Tort Action (as defined in the Guarantee and Collateral Agreement) and describing the details thereof, as provided in Subsection 5.2.12 of the Guarantee and Collateral Agreement.]54

[50]	To be included only in Compliance Certificates accompanying Quarterly Reports.
[51]	To be included if there was a Default or Event of Default during the applicable period. The Default or Event of Default should be described.
[52]	To be included in each Compliance Certificate, commencing with the delivery of the Compliance Certificate for the Fiscal Year ending January 28, 2018, irrespective of whether the financial covenant in Subsection 8.1 of the Credit Agreement is required to be tested.
[53]	To be included only in Compliance Certificates accompanying annual financial statements, and only if there was any applicable Intellectual Property acquired by a Grantor (as defined in the Guarantee and Collateral Agreement) during the immediately preceding fiscal year.
[54]	To be included only in Compliance Certificates accompanying annual financial statements, and only if there was any applicable Commercial Tort Action acquired by a Grantor (as defined in the Guarantee and Collateral Agreement) during the immediately preceding fiscal year.

EXHIBIT P
to
ABL CREDIT AGREEMENT

IN WITNESS WHEREOF, I have executed this Compliance Certificate this ____ day of _________, 20[__].

NCI BUILDING SYSTEMS, INC.,
as Borrower Representative

By:
Name:
Title:

ANNEX 1

to

EXHIBIT P

[Applicable Financial Statements to be Attached]

ANNEX 2

to

EXHIBIT P

The information described herein is as of [_________, ____]55 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [_____ __, ______] to the Computation Date (the “Relevant Period”).

Consolidated Fixed Charge Coverage Ratio

55 Insert the last day of the respective month, fiscal quarter or year covered by the financial statements which are required to be accompanied by this Compliance Certificate.

ANNEX 3

to

EXHIBIT P

Name on Account	Deposit Account No.	Depository Name and Address	Contact Person at Depository	Type of Account[56]

[56]	DDA or Concentration Account

ANNEX 4

to

EXHIBIT P

[Applicable Acquired Intellectual Property for Guarantee and Collateral Agreement to be Listed]

ANNEX 5

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EXHIBIT P

[Applicable Acquired Commercial Tort Actions for Guarantee and Collateral Agreement to be Listed]

EXHIBIT Q
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ABL CREDIT AGREEMENT

FORM OF TAX SHARING AGREEMENT

[See attached.]

PRIVILEGED & CONFIDENTIAL	EXHIBIT Q

FORM OF TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”), dated as of [●], is made and entered into between [●], a [●] (“Parent”) and [●], a [●] (the “Company”).57

WITNESSETH:

WHEREAS, the parties hereto desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to Combined Taxes (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I

DEFINITIONS

1.	Definitions.

Actual Tax Amount: shall have the meaning set forth in Article III, Section 2 of this Agreement.

Agreement: shall have the meaning set forth in the preamble.

Code: shall mean the Internal Revenue Code of 1986, as amended.

Combined Tax: shall mean any Tax in respect of a Combined Tax Group.

Combined Tax Group: shall mean any consolidated, combined, unitary or affiliated group (a) of which the Company or any of its Subsidiaries was or is, or was or is required to be, a member for any Tax year and (b) of which a Parent Entity was or is, or was or is required to be, the common parent for such Tax year for purposes of paying Taxes or filing a Tax Return.

57 This form agreement assumes the Company will be treated as a corporation for U.S. federal, state and local income tax purposes at the time this agreement is entered into. In the event that the Company is not treated as a corporation for U.S. federal, state and local income tax purposes, the Company may revise this agreement in such a manner as necessary or appropriate to enable the parties to make payments based upon the amounts that would be payable if the Company were treated as a corporation for U.S. federal, state and local income tax purposes.

Combined Tax Return: shall mean any Tax Return with respect to any Combined Tax.

Combined Tax Return Year: shall mean any Tax year for which a Combined Tax Return is, or is required to be, filed by a Parent Entity.

Company: shall have the meaning set forth in the preamble.

Company Group: shall mean, with respect to any Combined Tax, a subgroup of the relevant Combined Tax Group, whose member or members shall include each member of such Combined Tax Group that is either the Company or a Subsidiary of the Company.

Effective Time: shall mean [●].

IRS: shall mean the United States Internal Revenue Service, including, but not limited to, its authorized agents and representatives and, in the case of a litigated controversy, the attorneys representing it.

Parent: shall have the meaning set forth in the preamble.

Parent Entity: shall mean Parent, [●] and any other Subsidiary of Parent other than the Company or any Subsidiary of the Company.

Person: shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

Separate Tax Amount: shall have the meaning set forth in Article III, Section 1 of this Agreement.

Subsidiary: shall mean, with respect to any Person at any time, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person or (b) one or more Subsidiaries of such Person.

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Tax: shall mean any federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, profits, windfall profits, gross receipts, modified gross receipts, gross margin, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, rent, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

Tax Return: shall mean any federal, state, local or foreign Tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

Taxing Authority: shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

Treasury Regulations: shall mean the regulations prescribed under the Code.

2.	Successors.

References to the Company or a Parent Entity shall include any successor thereto or any Person with respect to which the Company or such Parent Entity, respectively, is the successor.

Article II

PROCEDURAL MATTERS

1.	The applicable Parent Entity shall have the responsibility for the preparation and filing of each Combined Tax Return for each Combined Tax with respect to which it is the common parent, including any amended returns and any other returns, documents or statements required to be filed with any Taxing Authority relating to such Combined Tax Return. Parent shall, or shall cause the applicable Parent Entity to, file all such Combined Tax Returns on a timely basis, taking into account extensions of the due date for the filings of such returns.

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2.	The Company shall, and shall cause each of its Subsidiaries that is eligible to be a member of the relevant Combined Tax Group to, join and continue to join in filing a Combined Tax Return with respect to each jurisdiction for all Tax years for which the Company or such Subsidiary, as the case may be, is eligible to do so under the applicable Tax law, unless an applicable Parent Entity shall, as permitted under the applicable Tax law, request otherwise.

3.	The applicable Parent Entity shall have the right to exercise all powers of a common parent with respect to each relevant Combined Tax Return or Combined Tax.

4.	The applicable Parent Entity shall be the agent and attorney-in-fact of the Combined Tax Group of which such Parent Entity is the common parent and of each member of such group in respect of any and all matters relating to any Combined Tax of such group for all Combined Tax Return Years. In its sole discretion, such Parent Entity shall have the right with respect to each such Combined Tax Return (a) to determine (i) the manner in which such Combined Tax Return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported and the adoption or change of any method of accounting, (ii) whether any extensions may be requested and (iii) the elections that will be made by each member of the Combined Tax Group for which such Combined Tax Return is filed, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such return by any Taxing Authority, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refund to which such Combined Tax Group may be entitled shall be paid by way of refund or credited against the Combined Tax liability of such group. The Company hereby irrevocably appoints, and shall cause each of its Subsidiaries that is a member of each such Combined Tax Group to irrevocably appoint, such Parent Entity as its agent and attorney-in-fact to take such action (including the execution of documents) as such Parent Entity may deem appropriate to effect the foregoing.

5.	The Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of a Combined Tax Group to, reimburse the applicable Parent Entity for (a) any outside legal and accounting expenses incurred by such Parent Entity in the course of the conduct of any audit or contest regarding a Combined Tax liability of such group, (b) any other expenses incurred by such Parent Entity in the course of any litigation or proceeding relating thereto and (c) any cost incurred by such Parent Entity in connection with preparing or filing any Combined Tax Return or otherwise administering this Agreement with respect to such group.

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6.	The Company shall, and shall cause each of its Subsidiaries that is a member of a Combined Tax Group to, furnish to the applicable Parent Entity in a timely manner such information, documents and other assistance, in each case as such Parent Entity may reasonably request in connection with the preparing or filing of each Combined Tax Return with respect to such group or any audit or examination by any Taxing Authority or any judicial or administrative proceeding relating to a Combined Tax of such group or otherwise with respect to this Agreement or any transaction contemplated hereby.

7.	Notwithstanding anything to the contrary in this Agreement, Parent shall have the right to direct the Company, on behalf of any Parent Entity, (a) to prepare and file any Combined Tax Return, (b) to calculate any payment described in Article III and (c) to undertake any other Tax matters (including any audit or contest) with respect to any Combined Tax Return for which any Parent Entity is responsible under the applicable Tax laws or this Agreement. The Company shall act diligently with respect to any such Tax matter in a timely fashion until otherwise directed by Parent.

Article III

TAX PAYMENTS

1.	The Separate Tax Amount with respect to a Combined Tax Return for a Combined Tax Return Year shall be the Tax liability that would be reflected on a separate consolidated, combined, unitary or affiliated Tax Return of the Company Group corresponding to such Combined Tax Return, applying the same tax accounting methods, elections and return positions as are applied in such corresponding Combined Tax Return; provided that, in calculating the Separate Tax Amount, (a) any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes of the Company Group, determined assuming that members of such Company Group had not been in existence before the Effective Time, shall be taken into account to the extent such carryovers could have been utilized by the Company Group if such Company Group had never been included in the relevant Combined Tax Group, but only to the extent the Parent Entity of such Combined Tax Group utilizes such carryovers, (b) any provision of the Code that requires consolidated computations, such as sections 861 and 1231, and any similar provision with respect to any other Combined Tax, shall be applied separately to the Company Group and (c) Treasury Regulations section 1.1502-13, and any similar provisions with respect to any other Combined Tax, shall be applied as if the Company Group were not a part of the relevant Combined Tax Group. For purposes of this Article III, Section 1, a carryover of the Company Group will be treated as utilized by a Parent Entity to the extent that the actual Tax liability of the relevant Combined Tax Group is less than the Tax liability of such Combined Tax Group determined without giving effect to such carryover. Parent shall, or shall cause the applicable Parent Entity to, calculate each applicable Separate Tax Amount.

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2.	For each Combined Tax Return Year, the Company shall timely pay (or shall cause to be timely paid), on behalf of the applicable Parent Entity, to the applicable Taxing Authority any Combined Taxes required to be paid (including estimated payments relating thereto) with respect to each Combined Tax Return required to be filed by such Parent Entity for such Combined Tax Return Year. If the Separate Tax Amount corresponding to such Combined Tax Return for such Combined Tax Return Year exceeds the amount paid by the Company to the applicable Taxing Authority with respect to such Combined Tax Return for such Combined Tax Return Year (such amount, the “Actual Tax Amount”), the Company shall pay (or shall cause to be paid) to Parent such excess, and if such Actual Tax Amount exceeds such Separate Tax Amount, then Parent shall pay to the Company such excess.

3.	To the extent that any audit, litigation, claim or refund with respect to a Combined Tax Return results in any additional amount of Combined Taxes due by any applicable Parent Entity relating to the treatment of a Company Group item, a corresponding adjustment shall be made to such item and to the Company Group’s applicable Separate Tax Amount and Actual Tax Amount. The Company shall, and shall as appropriate cause any of its Subsidiaries that is a member of the relevant Combined Tax Group to, timely pay, on behalf of such Parent Entity, such amount to the applicable Taxing Authority.

4.	All calculations made by a Parent Entity under this Agreement shall be binding upon the parties hereto absent manifest error.

5.	Any payment required to be made between Parent and the Company pursuant to this Agreement shall be made in accordance with the method for settling intercompany accounts that is generally in effect between Parent and the Company at the time of such payment or in such other manner as Parent may direct.

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Article IV

INTEREST

1.	Any amount owed by any party to the other party pursuant to this Agreement which is not paid when due may bear interest from the due date until paid at then prevailing unsecured cost of funds to the party owing such amount.

Article V

MISCELLANEOUS PROVISIONS

1.	Any information or documents furnished by one party to another pursuant to this Agreement shall be treated as confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another Person without the consent, which shall not be unreasonably withheld, of the first party.

2.	All payments to be made by any party under this Agreement shall, except to the extent otherwise specifically provided herein, be made without setoff, counterclaim or withholding, all of which are expressly waived.

3.	Nothing in this Agreement shall be construed to require a party hereto to pay any liability or obligation arising under this Agreement more than once.

4.	If due to any change in applicable law, regulations, or interpretation thereof after the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

5.	This Agreement shall be binding upon and inure to the benefit of any successor to each of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

6.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the rules or principles of conflict of laws thereof, to the extent the same are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

7.	This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which when taken together shall constitute one and the same instrument.

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8.	The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

9.	This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound thereby. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

10.	Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

If to a Parent Entity or the Company:

[●]

With copies to

[●]

In each case, with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022
Attention: [●]

Facsimile: [●]

Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: [●]

Facsimile: [●]

or to such other address as set forth in writing by either party to the other in accordance with this section.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

[●]

By:
Name:
Title:

[Signature Page to Tax Sharing Agreement]

[●]

By:
Name:
Title:

[Signature Page to Tax Sharing Agreement]